UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the Securities

Exchange Act of 1934

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FBR Capital Markets Corporation

(Name of Registrant as Specified in Its Charter)

(Name of Person(s) Filing Proxy Statement if Other Than the Registrant)

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FBR CAPITAL MARKETS CORPORATION

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

To Our Shareholders:

FBR Capital Markets Corporation, a Virginia corporation, will hold its annual meeting of shareholders at the Hotel Palomar, 1121 Nineteenth Street North, Arlington, Virginia, on Thursday, June 4, 2009, at 9:00 a.m., for the following purposes:

1.	to elect eight directors for a term of one year each;

2.	to approve amendments to the 2006 Long-Term Incentive Plan;

3.	to ratify the appointment of PricewaterhouseCoopers LLP as our independent registered public accounting firm for the year ending December 31, 2009; and

4.	to transact such other business as may properly come before the annual meeting of shareholders or any adjournment or postponement thereof.

Only holders of shares of our company’s common stock outstanding at the close of business on the record date, April 9, 2009, are entitled to notice of, and to vote at, the annual meeting of shareholders.

A list of shareholders entitled to vote at the annual meeting will be available at the annual meeting and for ten days prior to the annual meeting at our company’s principal executive office, which is located at 1001 Nineteenth Street North, Arlington, Virginia 22209.

Whether or not you plan to attend the annual meeting, it is important that your shares are represented and voted. You may authorize your proxy over the Internet or by telephone as described on the proxy card attached to the accompanying proxy statement. Alternatively, you may authorize your proxy and instruct the proxies named in the proxy card attached to the proxy statement accompanying this notice by signing and returning the proxy card in the envelope provided. Once you authorize your proxy, you may revoke your proxy by executing and delivering to us a later dated proxy card, by subsequently authorizing your proxy over the Internet or by telephone, by sending a written revocation of your proxy to our Corporate Secretary at our principal executive office or by attending the annual meeting and voting in person. If you hold your shares in “street name” (i.e., through a bank, broker or other nominee), you will receive from your nominee instructions that you must follow in order to provide voting instructions to your nominee, or you may contact your nominee directly to request these instructions. If you hold your shares in street name, you must follow the instructions you receive from your nominee in order to revoke your voting instructions.

By Order of the Board of Directors,

William J. Ginivan
Executive Vice President and General Counsel

Arlington, Virginia

April 30, 2009

IMPORTANT NOTICE REGARDING THE INTERNET AVAILABILITY OF PROXY MATERIALS FOR THE 2009 ANNUAL MEETING OF SHAREHOLDERS TO BE HELD ON JUNE 4, 2009

This notice, our 2009 proxy statement attached to this notice and our 2008 annual report to shareholders are available free of charge on our website at www.fbrcapitalmarkets.com under “Investor Relations.”

FBR CAPITAL MARKETS CORPORATION

1001 Nineteenth Street North

Arlington, Virginia 22209

PROXY STATEMENT

ANNUAL MEETING OF SHAREHOLDERS

TO BE HELD JUNE 4, 2009

GENERAL INFORMATION ABOUT THE ANNUAL MEETING

The Solicitation of Proxies

The Board of Directors (“Board” or “Board of Directors”) of FBR Capital Markets Corporation (“we,” “us,” “our,” “our company” or “FBR Capital Markets”) is soliciting your proxy in connection with the 2009 annual meeting of shareholders to be held at the Hotel Palomar, 1121 Nineteenth Street North, Arlington, Virginia, on June 4, 2009, at 9:00 a.m. At the annual meeting, shareholders will consider and vote on the proposals described in this proxy statement. The mailing address of our principal executive office is 1001 Nineteenth Street North, Arlington, Virginia 22209. Our proxy materials, including this proxy statement and the accompanying proxy card, together with the Notice of Annual Meeting of Shareholders and a copy of our Annual Report on Form 10-K for the year ended December 31, 2008, are first being mailed to shareholders on or about May 4, 2009.

The solicitation of proxies is being made primarily by the use of standard mail. We will pay the cost of preparing and mailing this proxy statement and accompanying proxy materials, and the cost of any supplementary solicitations, which may be made by standard mail, e-mail, telephone or personally by our directors, officers or employees. None of our directors, officers or employees will receive any additional or special compensation for soliciting your proxy. In addition, we have retained The Altman Group, Inc. to assist us in the notification and distribution of proxy material for a fee of $1,500, plus reasonable out-of-pocket costs and expenses. We will, on request, reimburse brokers, banks and other nominees for their reasonable expenses in sending our proxy materials and voting instruction forms to street name holders to obtain their voting instructions.

Who Can Vote

You are entitled to vote your FBR Capital Markets common stock if our records show that you held your shares at the close of business on the record date, April 9, 2009. At the close of business on that date, a total of 59,636,063 shares of FBR Capital Markets common stock were outstanding and entitled to vote. Each share of FBR Capital Markets common stock is entitled to one vote. Cumulative voting is not permitted.

How to Vote

You may authorize your proxy over the Internet or by telephone as described on the proxy card accompanying this proxy statement. Alternatively, you may authorize your proxy and instruct the proxies named in the proxy card how to vote by signing and returning the proxy card in the envelope provided. Once you authorize your proxy, you may revoke your proxy by executing and delivering to us a later dated proxy card, by subsequently authorizing your proxy over the Internet or by telephone, by sending a written revocation of your proxy to our Corporate Secretary at our principal executive office or by attending the annual meeting and voting in person.

If you hold your shares in street name (i.e., through a bank, broker or other nominee), you will receive from your nominee instructions that you must follow in order to provide voting instructions to your nominee, or you may contact your nominee directly to request these instructions. If you hold your shares in street name, you must follow the instructions you receive from your nominee in order to revoke your voting instructions.

Matters to be Presented

At the annual meeting, shareholders will consider and vote on:

•	the election of eight directors for a term of one year each;

•

a proposal to amend our 2006 Long-Term Incentive Plan (the “2006 LTIP”), a copy of which is attached to this proxy statement as Appendix A, to (i) add a specific limit on the number of shares for which options can be granted under the 2006 LTIP, (ii) eliminate the six-month holding period for shares surrendered in connection with the exercise of an option, (iii) clarify that other stock-based awards granted under the 2006 LTIP may be immediately vested and transferable, (iv) change the per individual grant limitations for certain awards and (v) extend the term of the 2006 LTIP until April 20, 2019; and

•	a proposal to ratify the appointment of PricewaterhouseCoopers LLP (“PwC”) as our independent registered public accounting firm for the year ending December 31, 2009.

We are not now aware of any other matters to be presented at the annual meeting. If any other matters are properly presented at the annual meeting, the proxies will vote your shares, if authorized, in accordance with the recommendation of our Board of Directors or use their own judgment to determine how to vote your shares.

Attending the Annual Meeting in Person

If you would like to attend the annual meeting in person, you will need to bring an account statement or other evidence acceptable to us of ownership of your shares as of the close of business on the record date. If you hold your shares in street name and wish to vote in person at the annual meeting, you will need to contact your nominee and obtain a proxy from your nominee and bring it to the annual meeting.

Quorum Requirement

A majority of the votes entitled to be cast on a matter constitutes a quorum for action on that matter. A quorum is required to conduct the annual meeting. If (1) you have authorized your proxy over the Internet or by telephone or by signing and returning the proxy card and you have not revoked your proxy or (2) you attend the annual meeting and vote in person, your shares will be counted for the purpose of determining whether there is a quorum. Abstentions and shares held by brokers, banks or nominees that are voted on any matter will be included in determining whether a quorum is present.

Vote Required for Each Matter to be Presented at the Annual Meeting

Proposal 1

If a quorum is present at the annual meeting, directors will be elected by a plurality of the votes cast by the shares entitled to vote in the election of directors. Votes withheld and broker non-votes will not have an impact on the outcome of the vote on the election of directors.

Proposals 2 and 3

If a quorum is present at the annual meeting, the amendments to the 2006 LTIP and the ratification of the appointment of PwC as our independent registered public accounting firm for the year ending December 31, 2009 will be approved if the votes cast in favor of each proposal exceed the votes cast opposing each proposal. Abstentions and shares held in street name that are not voted on these proposals will not have an impact on the outcome of the vote on these proposals.

Board Recommendation

The Board of Directors recommends that you vote “FOR” the election of each nominee for director, “FOR” the approval of the amendments to the 2006 LTIP and “FOR” the ratification of PwC as our independent registered public accounting firm for the year ending December 31, 2009.

Shareholders should specify their choice for each matter on the enclosed proxy card. All proxies that are signed and returned without specific instructions given will be voted “FOR” the election of all nominees for director, “FOR” the approval of the amendments to the 2006 LTIP and “FOR” the ratification of the appointment of PwC.

How Friedman, Billings, Ramsey Group, Inc., Doing Business As Arlington Asset Investment Corp., Intends to Vote Its Shares

At the record date, Friedman, Billings, Ramsey Group, Inc., doing business as Arlington Asset Investment Corp. (“Arlington Asset”), our majority shareholder, held 33,333,049 shares of our common stock, representing approximately 55.9% of our outstanding shares entitled to vote at the annual meeting. We have been informed that Arlington Asset intends to vote all of its shares at the annual meeting “FOR” the election of each nominee for director, “FOR” the approval of the amendments to the 2006 LTIP and “FOR” the ratification of PwC as our independent registered public accounting firm for the year ending December 31, 2009. Accordingly, we expect all of the nominees for director to be elected, the amendments to the 2006 LTIP to be approved and the appointment of PwC to be ratified.

How Votes Are Counted

A majority of the outstanding shares of our common stock, represented in person or by proxy, constitutes a quorum. A quorum is required to conduct the annual meeting. If you have returned valid proxy instructions or attend the meeting in person, your shares will be counted for the purpose of determining whether there is a quorum, even if you withhold your vote in the election of directors or abstain from voting on some or all matters introduced at the meeting. Shares held in street name that are voted on routine proposals by brokers, banks or nominees will be counted in determining whether a quorum is present. Shares held in street name that are not voted on any matter will not be included in determining whether a quorum is present.

Voting by Record Holders

If you hold shares in your own name as a holder of record with our transfer agent, American Stock Transfer & Trust Company, you may either vote for or withhold your vote from each nominee for election to the Board of Directors, and you may vote for, against, or abstain from the approval of the amendments to the 2006 LTIP and the ratification or the appointment of PwC as our independent registered public accounting firm. If you just submit your proxy without voting instructions, the proxies will vote your shares as recommended by our Board of Directors. See “— Board Recommendation.”

Voting By Street Name Holders

If your shares are held in street name by a broker, bank or other nominee, follow the voting instructions you receive from your nominee. If you want to vote in person, you must obtain a legal proxy from your nominee and bring it to the meeting. If you do not submit voting instructions to your nominee, your nominee may still be permitted to vote your shares under the following circumstances:

•

Routine proposals.    Generally, under the rules of the NYSE, broker/members of the NYSE have discretionary power to vote indirectly held shares on routine proposals if they have not received the beneficial owner’s voting instructions. The election of directors and ratification of the appointment of the independent registered public accounting firm are routine proposals. Therefore, brokers, banks and other nominees that do not receive instructions from street name holders may vote on these proposals in their discretion.

•

Non-routine proposals.    Under the NYSE rule described above, a broker non-vote results when the beneficial owner fails to give voting instructions on a non-routine proposal. The approval of the amendments to the 2006 LTIP is a non-routine proposal. Therefore, brokers, banks and other nominees that do not receive instructions from street name shareholders may not vote on this proposal in their discretion.

Revoking Your Proxy

If your shares are held in street name, you must follow the instructions of your broker, bank or other nominee to revoke your voting instructions.

If you hold your shares in your own name as a holder of record with our transfer agent, American Stock Transfer & Trust Company, and wish to revoke your proxy instructions, you must advise the Corporate Secretary in writing before the proxies vote your common stock at the meeting, deliver a later dated proxy by Internet, telephone or mail or attend the meeting and vote your shares in person. Attendance at the meeting, by itself, is not sufficient to revoke your proxy instructions.

Annual Report on Form 10-K for the Year Ended December 31, 2008

A copy of our Annual Report on Form 10-K for the year ended December 31, 2008, including our consolidated financial statement and the notes thereto, is enclosed with this proxy statement. Our Annual Report on Form 10-K for the year ended December 31, 2008 is also available online on our website at www.fbrcapitalmarkets.com under “Investor Relations.” For additional printed copies of our Annual Report on Form 10-K for the year ended December 31, 2008, please contact our Investor Relations department in writing at the following address: Investor Relations, c/o FBR Capital Markets Corporation, 1001 Nineteenth Street North, Arlington, Virginia 22209. Shareholders may also contact our Investor Relations department by telephone at (703) 469-1080 or by e-mail at fbcmir@fbr.com.

Electronic Delivery of Proxy Materials

You may access this proxy statement and our Annual Report on Form 10-K for the year ended December 31, 2008 on our website at www.fbrcapitalmarkets.com under “Investor Relations.” If you would like to reduce our costs of printing and mailing proxy materials for next year’s annual meeting of shareholders, you can opt to receive all future proxy statements, proxy cards and Annual Reports on Form 10-K electronically via e-mail or the Internet rather than in printed form. If you hold shares of our common stock in your own name as a holder of record, you may sign up for electronic delivery of future proxy materials by contacting American Stock Transfer & Trust Company and following their procedure. Electronic delivery will continue in future years until you revoke your election by sending a written request to the Corporate Secretary at the following address: Corporate Secretary, c/o FBR Capital Markets Corporation, 1001 Nineteenth Street North, Arlington, Virginia 22209. If you are a street name shareholder who wishes to register for electronic delivery of future proxy materials, you should review the information provided in the proxy materials mailed to you by your broker, bank or other nominee. If you have agreed to electronic delivery of proxy materials and Annual Reports on Form 10-K to shareholders, but wish to receive printed copies, please contact the Corporate Secretary at the address provided above or your nominee in accordance with its procedures.

Shareholder Proposals and Nominations for the 2010 Annual Meeting

Shareholders may submit proposals for inclusion in our proxy statement for our 2010 annual meeting, nominate individuals for election at our 2010 annual meeting of shareholders and propose other business for consideration by our shareholders at our 2010 annual meeting of shareholders. The following describes certain procedures and deadlines applicable to these shareholder proposals:

•

Shareholder Proposals for Inclusion in 2010 Proxy Statement.    Under SEC rules, proposals that shareholders seek to have included in the proxy statement for our 2010 annual meeting of shareholders must be received by the Corporate Secretary no later than January 4, 2010.

•

Other Shareholder Proposals and Nominations.    Our Bylaws, which are available on our website as discussed below, govern the submission of nominations for director or other business proposals that a shareholder wishes to have considered at a meeting of shareholders, but which are not included in our proxy statement for that meeting. Under our Bylaws, nominations for director or other business proposals to be addressed at our next annual meeting may be made by a shareholder entitled to vote who has delivered a notice to the Corporate Secretary no later than the close of business on March 6, 2010, and no earlier than February 4, 2010. The notice must contain the information required by our Bylaws.

The advance notice provisions of our Bylaws are in addition to, and separate from, the requirements that a shareholder must meet in order to have a proposal included in the proxy statement under the rules of the SEC. A proxy granted by a shareholder in connection with the 2010 annual meeting will give discretionary authority to the proxies to vote on any matters introduced pursuant to the above advance notice provisions of our Bylaws, subject to applicable rules of the SEC. Copies of our Bylaws are available on our website at www.fbrcapitalmarkets.com under “Corporate Governance” or may be obtained from the Corporate Secretary at the address shown above under “— Electronic Delivery of Proxy Materials.”

PROPOSAL 1 —

ELECTION OF DIRECTORS

Our Board of Directors currently has nine directors. The Board of Directors stands for election at each general meeting of shareholders. Each director holds office until his or her successor has been duly elected and qualified or the director’s earlier resignation, death or removal. Mr. Andrew M. Alper, who has served as a member of our Board of Directors since January 2007, is not standing for re-election but will serve until the end of his current term, which expires as of the annual meeting of shareholders. The Board, with the assistance of the Nominating and Governance Committee, will evaluate potential candidates to replace Mr. Alper. Eight directors will be elected to our Board of Directors at the annual meeting. If elected, these directors will serve for a one-year term expiring at the 2010 annual meeting of shareholders. The Nominating and Governance Committee has recommended for nomination, and the Board of Directors has nominated, each of the nominees listed below under the heading “— Nominees for Election as Directors.” All of the nominees currently are serving as members of our Board. Each nominee has agreed to be named in this proxy statement and to serve if elected. See “Information On Our Board of Directors, Its Committees and Corporate Governance — Voting Agreement.”

Although we know of no reason why any of the nominees for director listed below would not be able to serve, if unforeseen circumstances (e.g., death or disability) make it necessary for the Board of Directors to propose a substitute nominee for any of the nominees named below and you have authorized the proxies to vote your shares for the election of the nominees named below, the proxies will vote your shares for that substitute nominee. Proxies cannot be voted at the annual meeting for more than these eight nominees, except as described above.

Unless you direct otherwise in the proxy card, the persons named as proxies in the proxy card will vote your proxy for the election of each of the nominees listed below.

Nominees for Election as Directors

ERIC F. BILLINGS, age 56, has served as Chairman of our Board of Directors since our formation in 2006. He served as Chairman and Chief Executive Officer from 2006 through 2008 prior to his retiring from his role as Chief Executive Officer effective January 1, 2009. Mr. Billings is also the Chairman and Chief Executive Officer of Arlington Asset, a position he assumed in April 2005. Prior to April 2005, Mr. Billings served as Co-Chairman and Co-Chief Executive Officer of Arlington Asset. Since co-founding Arlington Asset in 1989, Mr. Billings has continuously served as a director for Arlington Asset in addition to holding various other roles, including Vice Chairman and Chief Operating Officer from 1989 to 1999, Vice Chairman and Co-Chief Executive Officer from 1999 to April 2003 and Co-Chairman and Co-Chief Executive Officer from April 2003 to April 2005. Mr. Billings serves on the board of the Boys & Girls Club of Greater Washington and the Board of Visitors of the Robert H. Smith School of Business. Mr. Billings is the brother of Mr. Jonathan L. Billings, an Executive Vice President and Head of Institutional Brokerage for our company, who became an executive officer in February 2009.

RICHARD J. HENDRIX, age 43, is our President, a position he has held since our formation in June 2006, and Chief Executive Officer, a position he has held since January 1, 2009. He has served as a director of our company since June 2006. From February 2007 through February 2008, Mr. Hendrix served as a Member of the Office of the Chief Executive of Arlington Asset. From April 2004 to February 2007, Mr. Hendrix served as President and Chief Operating Officer of Arlington Asset. Between April 2003 and April 2004, Mr. Hendrix served as Chief Investment Officer of Arlington Asset. Prior to March 2003, Mr. Hendrix served as the President and Chief Operating Officer of FBR Asset Investment Corporation in addition to heading the Real Estate and Diversified Industrials Investment Banking Groups at FBR Capital Markets & Co. (f/k/a Friedman, Billings, Ramsey & Co., Inc.). Prior to joining FBR Capital Markets & Co., Mr. Hendrix was a Managing Director of PNC Capital Markets’ investment banking group. Mr. Hendrix previously also headed PNC Capital Markets asset-backed securities business, which executed both registered underwritten and privately placed asset-backed securities transactions and administered two asset-backed commercial paper conduits. Mr. Hendrix joined PNC in 1987 and was appointed by PNC to work with FBR Capital Markets & Co. in 1997 in connection with a strategic alliance between the two companies.

RICHARD M. DEMARTINI, age 56, is a member of our Board of Directors, a position he has held since the completion of our 2006 private offering in July 2006. Mr. DeMartini is a Managing Director of Crestview Partners, a position he has held since 2006. Mr. DeMartini currently serves as the non-executive Chairman of Munder Capital Management, a registered investment adviser, and is on the Board of Martin Currie Ltd., a UK registered investment advisory firm, which are Crestview Partners portfolio companies. Mr. DeMartini retired as President of Bank of America’s Asset Management Group in December 2004. He was also a member of the Risk and Capital Committee and the Operating Committee at Bank of America, which he joined in 2001. Prior to joining Bank of America in 2001, Mr. DeMartini served as Chairman and Chief Executive Officer of the International Private Client Group at Morgan Stanley Dean Witter. He also was a member of the Morgan Stanley Dean Witter Management Committee. Mr. DeMartini’s career at Morgan Stanley Dean Witter spanned more than 26 years and included roles as President of Individual Asset Management and President of Dean Witter & Company, Inc. and Chairman of Discover Card. He has been a member of the investment community since joining Dean Witter in 1975. He has served as Chairman of the Board of The NASDAQ Stock Market, Inc. and Vice Chairman of the Board of the National Association of Securities Dealers, Inc.

THOMAS J. HYNES, JR., age 69, is a member of our Board of Directors, a position he has held since January 2007. Mr. Hynes is Chairman and Chief Executive Officer of Colliers Meredith & Grew, a Boston-based real estate services firm. Mr. Hynes has been employed by Colliers Meredith & Grew and its predecessor companies since 1965, during which time he has held various offices. Mr. Hynes also serves as Chairman of the Board of Trustees of Emmanuel College, a director of the Massachusetts Business Roundtable, a non-profit, non-partisan, statewide public affairs organization that represents Massachusetts’ leading industry and business enterprises, where he served as Chairman from 2004 to 2006, and as a director of the John F. Kennedy Library Foundation. From October 1996 to January 2006, Mr. Hynes served as a director of Prentiss Properties Trust, a publicly-traded REIT that was acquired by Brandywine Realty Trust in January 2006.

RICHARD A. KRAEMER, age 64, is a member of our Board of Directors, a position he has held since January 2007. Mr. Kraemer served as Chairman of the Board of Directors of Saxon Capital Inc., a publicly-traded mortgage REIT, from 2001 through December 2006. Mr. Kraemer also served as a trustee of American Financial Realty Trust, a publicly-traded REIT, from 2002 through March 2008. He also serves as a director of Urban Financial Group, Inc., a position he has held since 2001. From 1996 to 1999, Mr. Kraemer was Vice Chairman of Republic New York Corporation, a publicly-traded holding company for Republic National Bank. From 1993 to 1996, Mr. Kraemer was Chairman and Chief Executive Officer of Brooklyn Bancorp, a publicly-traded holding company for Crossland Federal Savings Bank.

THOMAS S. MURPHY, JR., age 49, is a member of our Board of Directors, a position he has held since the completion of our 2006 private offering in July 2006. Mr. Murphy is a Managing Director of Crestview Partners, a position he has held since 2004. Mr. Murphy retired from Goldman Sachs in 2003 where he was the Co-Founder and Head of the Financial Sponsors Group. Mr. Murphy was a Partner and Managing Director of Goldman Sachs. Mr. Murphy sits on the Board of Directors of Key Safety Systems, Inc. and Symbion, Inc.

ARTHUR J. REIMERS, age 54, is a member of our Board of Directors, a position he has held since January 2007. In August 2008, Mr. Reimers was elected Lead Independent Director of the Board of Directors. Since his retirement from Goldman Sachs in 2001, Mr. Reimers has served as an independent financial and business consultant. From 1981 to 2001, Mr. Reimers served in various capacities at Goldman Sachs, including, among others, as a Partner and Managing Director in the Investment Banking Division, Co-Head and Founder of the Investment Banking Division’s Healthcare Department from 1996 to 1998 and co-head of the Financial Advisory Group (London) from 1991 to 1996. Mr. Reimers also serves as Chairman of the Board of Directors of Rotech Healthcare, Inc., a publicly-traded healthcare company, a position he has held since March 2002. Mr. Reimers serves as a member of Rotech’s Audit, Compensation and Nominating and Governance Committees. He also served as a director of Bear Naked, Inc., a private food company, until its sale in 2007. From 2003 to 2005, Mr. Reimers served as a director of NeighborCare, Inc., a publicly-traded healthcare company that was acquired by Omnicare, Inc. in July 2005. Mr. Reimers is also a member of the management advisory board of New Mountain Capital, L.L.C., a private equity firm, and is a senior advisor to the New Mountain Vantage Fund, a public equity investment fund. Mr. Reimers serves on the board of trustees of the Boys & Girls Club of

Greenwich, the Miami University Foundation Board, where he chairs the investment committee, the National Board of Directors of Outward Bound and the National Board of the International Justice Mission.

JOHN T. WALL, age 67, is a member of our Board of Directors, a position he has held since March 2007. Mr. Wall currently serves as a director of Arlington Asset, a position he has held since October 2002. Mr. Wall is currently the Chairman and CEO of Capital Markets Advisors, Inc., a firm that provides financial markets advisory services, a position that Mr. Wall has held since that firm’s formation in December 2002. Mr. Wall is also Co-Chairman of World Trade Center Dulles Airport Capital Advisors, Inc., a position that Mr. Wall has held since its inception in January 2008. From 1965 to October 2002, Mr. Wall served in various management roles at the National Association of Securities Dealers, Inc. and the NASDAQ Stock Market, most recently serving as President of NASDAQ International, Ltd., a position he assumed in 1997. In addition, Mr. Wall serves on the board of the Macklin Business Institute of Montgomery College and is Honorary Chairman of YANS International, a Chinese conglomerate. Mr. Wall has also served on numerous industry committees and boards, including the National Securities Clearing Corporation, The Options Clearing Corporation and EASDAQ. Mr. Wall recently retired from the board of the Caisse de Depot et Placement du Quebec.

Vote Required

If a quorum is present at the annual meeting, directors will be elected by a plurality of the votes cast by the shares entitled to vote in the election of directors. Votes withheld and broker non-votes will not have an impact on the outcome of the vote on the election of directors.

THE BOARD OF DIRECTORS RECOMMENDS

A VOTE “FOR” EACH NOMINEE FOR ELECTION

TO OUR BOARD OF DIRECTORS.

PROPOSAL 2 —

APPROVAL OF AMENDMENTS TO THE 2006 LONG-TERM INCENTIVE PLAN

Description of the Proposal

In connection with our formation, we adopted and our sole shareholder approved the FBR Capital Markets Corporation 2006 Long-Term Incentive Plan (the “2006 LTIP”). The 2006 LTIP was amended, with the approval of shareholders, in 2006 and 2007. On April 21, 2009, our Board of Directors further amended the 2006 LTIP, subject to the approval of shareholders. The amendments (i) add a specific limit on the number of shares for which options can be granted under the 2006 LTIP, (ii) eliminate the six-month holding period for shares surrendered in connection with the exercise of an option, (iii) clarify that other stock-based awards granted under the 2006 LTIP may be immediately vested and transferable, (iv) change the per individual grant limitations for certain awards and (v) extend the term of the 2006 LTIP until April 20, 2019.

We believe that the 2006 LTIP has benefited, and the amended 2006 LTIP will benefit, our company by (i) encouraging selected employees, directors, consultants and advisors of our company and its affiliates to acquire a proprietary and vested interest in our growth and performance, (iii) generating an increased incentive to contribute to our future success and prosperity, thus enhancing the value of our company for the benefit of shareholders, and (iii) enabling us to continue to attract and retain individuals of exceptional managerial talent upon whom our sustained progress, growth and profitability largely depend.

The following summary of the material features of the amended 2006 LTIP is qualified in its entirety by reference to the amended and restated 2006 LTIP, a copy of which is attached to this proxy statement as Appendix A.

Description of the Plan

Administration and Eligibility

Administration.    The 2006 LTIP is administered by the Compensation Committee of our Board of Directors. The Compensation Committee may delegate its authority under the 2006 LTIP to one or more officers, but it may not delegate its authority with respect to awards to officers and directors of our company. As used in this summary, the term “administrator” means the Compensation Committee of our Board of Directors and its delegate.

The administrator has the authority to select individuals to whom awards are granted, to determine the types of awards and the number of shares covered, to set the terms, conditions, and provisions of such awards and to cancel or suspend such awards. The administrator is authorized to interpret the 2006 LTIP and to establish, amend, and rescind any rules and regulations relating to the 2006 LTIP, and to make all other determinations which may be necessary or advisable for the administration of the 2006 LTIP.

The administrator may grant the following types of awards under the 2006 LTIP: options, stock appreciation rights, or SARs, restricted stock, performance awards, and/or other stock-based awards. Each of these awards may be granted alone or together with other awards under the 2006 LTIP and/or cash awards outside the 2006 LTIP.

Persons Eligible for Grants.    Directors, officers and employees of our company and its affiliates are eligible to participate in the 2006 LTIP. In addition, consultants, advisors and independent contractors who provide bona fide services to our company are also eligible to participate.

Shares Subject to the Plan

The 2006 LTIP provides that a maximum of 22,069,985 shares of our common stock may be issued under the 2006 LTIP. As of April 9, 2009, there are 6,079,603 shares of our common stock available to be awarded under the 2006 LTIP.

The shares deliverable under the 2006 LTIP may consist in whole or in part of treasury shares, authorized but unissued shares, or shares reacquired by our company. If an award expires or is canceled, terminated, forfeited or otherwise settled without the issuance of shares subject to such award, those shares will be available for future grants under the 2006 LTIP. Shares that are delivered to our company, either actually or by attestation, in payment of the exercise price for any option granted under the 2006 LTIP, or any shares that are delivered or withheld to satisfy tax withholding obligations arising from awards under the 2006 LTIP, will also be available for future grant under the 2006 LTIP. In addition, shares which we may reacquire on the open market using cash proceeds from the exercise of options granted under the 2006 LTIP will also be available for future grants under the 2006 LTIP.

We may grant awards in substitution for awards made by a company which we acquire or with which we combine. Such substitute awards shall not reduce the shares authorized for issuance under the 2006 LTIP or authorized for grant to a participant in any calendar year. In the event that a company which we acquire or with which we combine has shares available under a pre-existing plan, these shares may be used for awards under the 2006 LTIP and will not reduce the shares that may otherwise be delivered under the 2006 LTIP, provided that such awards are made only to individuals who were eligible for awards under the pre-existing plan.

In the event of any merger, reorganization, consolidation, recapitalization, stock dividend, stock split, reverse stock split, spin-off or similar transaction or other change in corporate structure affecting the shares deliverable under the 2006 LTIP, the administrator must adjust the terms of the 2006 LTIP and outstanding awards, including the number of shares that may be issued in the future, the number and kind of shares and price under all outstanding grants made before the event; provided, however, that the number of shares subject to any award shall always be a whole number. The manner in which such adjustments are made will be determined by the administrator in its discretion.

Stock Options

The administrator may grant incentive stock options and non-qualified stock options under the 2006 LTIP. As originally adopted, the 2006 LTIP did not have a specific limit on the number of shares of common stock for which options can be granted. If the 2006 LTIP amendments are approved, the 2006 LTIP will provide that up to 22,069,985 shares of our common stock may be issued upon the exercise of options. The exercise price of an option granted under the 2006 LTIP will not be less than 100% of the fair market value of the shares underlying the grant on the date of the grant as defined in the 2006 LTIP. Options will be exercisable at the time or times and subject to the terms and conditions determined by the administrator, provided that, except in certain circumstances related to a change in control (as defined in the 2006 LTIP) or related to a participant’s death or disability, an option may not be exercised before the expiration of one year from the date of grant nor more than ten years after the date of grant. A participant exercising an option may pay the exercise price in cash, in previously acquired shares (either actually or by attestation) or by delivery of other consideration having a fair market value on the exercise date equal to the total purchase price of the shares, or by any combination of the foregoing, as the administrator may specify in the applicable award agreement. As originally adopted, the 2006 LTIP provided that shares could be surrendered to our company in connection with the exercise of an option only if the shares had been held for at least six months and the 2006 LTIP amendments, if approved, will eliminate the six-month holding period. We may not reprice any option grant, including the cancellation of an existing grant followed by a replacement grant of a lower-priced option or another type of award, without the express approval of shareholders.

The 2006 LTIP contains provisions, which apply unless otherwise determined by the administrator, regarding the vesting and post-termination exercisability of options held by an individual whose employment with our company terminates by reason of death, disability, retirement, for cause or otherwise.

For more information regarding stock options granted under the 2006 LTIP, see “Executive Compensation” and “Compensation Discussion and Analysis.”

Stock Appreciation Rights

The administrator may grant a SAR in conjunction with an option or other award granted under the 2006 LTIP, a “tandem SAR,” or independent of any option, a “freestanding SAR.” A tandem SAR will terminate and will no longer be exercisable upon the termination or exercise of the related option. Such tandem SAR may be exercised by a participant at the time or times and to the extent the related option is exercisable by surrendering the applicable portion of the related option in accordance with procedures established by the administrator. Upon exercise, a tandem SAR will permit the participant to receive cash, shares, or a combination thereof, as determined by the administrator. The amount of cash or the value of the shares is equal to the excess of the fair market value of a share on the date of exercise over the grant price of the SAR on the date of grant (provided that such amount shall not be less than the fair market value of the share on the date of grant), multiplied by the number of shares with respect to which the tandem SAR is exercised.

A freestanding SAR may not have a term greater than ten years. The exercise price shall not be less than the fair market value of the share on the date of grant and may not be reset without shareholder approval. The administrator may determine exercisability restrictions on freestanding SARs at the time of grant. Upon exercise, a freestanding SAR permits the holder to receive cash, shares, or a combination thereof, as determined by the administrator. The amount of cash or the value of the shares is equal to the excess of the fair market value of a share on the date of exercise over the exercise price, multiplied by the number of shares with respect to which the freestanding SAR is exercised.

The 2006 LTIP contains provisions, which apply unless otherwise determined by the administrator, regarding the vesting and post-termination exercisability of SARs held by an individual whose employment with our company terminates by reason of death, disability, retirement, for cause or otherwise.

Restricted Stock

The administrator may also award restricted stock under the 2006 LTIP. The award agreement will set forth a specified period of time, during which an award of restricted stock will remain subject to forfeiture or restrictions on transfer, or “restriction period.” Except for certain limited situations, including death, disability and change in control, the restriction period shall not be less than three years if the forfeiture and transfer restrictions are based solely on continued employment. During the restriction period, the participant will generally have all the rights of a shareholder, including the right to vote the shares and the right to receive dividends, unless the administrator shall determine otherwise. Except as determined otherwise by the administrator, restricted stock will be forfeited by the participant and reacquired by our company upon termination of employment or services for cause during the restriction period.

Performance Awards

The administrator may also grant performance awards, which may be granted either alone or in addition to other awards granted under the 2006 LTIP. Performance awards may be restricted stock, performance stock and/or other stock-based awards or cash-based awards. Performance awards may be granted subject to the attainment of performance goals and the continued service of the participant for a specified time period, or the “performance period.” At the conclusion of the performance period, which may not be shorter than 12 months nor longer than five years, the administrator will evaluate the degree to which any applicable performance goals have been achieved and the performance awards earned and shall cause to be delivered the amount earned in either cash, shares, other property, or any combination thereof, in the sole discretion of the administrator, at the time of payment.

The administrator shall specify the performance goals to which any performance award shall be subject. These goals shall be based on the attainment of specified levels of one or more of the following measures: revenues; revenue growth; asset growth; combined net worth; debt to equity ratio; debt to capitalization ratio; earnings before interest, taxes, depreciation and amortization; operating income; operating cash flow; pre- or after-tax net income; cash flow or free cash flow; cash flow or free cash flow per share; net earnings; earnings per share;

return on equity; return on investment; return on total capital; return on capital employed; return on assets; return on revenue; economic value added (or an equivalent metric); share price performance; total shareholder return; improvement in or attainment of expense levels; improvement in or attainment of working capital levels of our company or any affiliate, division or business unit of our company. Such performance goals may be based solely by reference to our performance or the performance of an affiliate, division or business unit of our company, or based upon the relative performance of other companies or upon comparisons of any of the indicators of performance relative to other companies. The administrator may also exclude the impact of an event or occurrence which the administrator determines should appropriately be excluded, including: restructurings, discontinued operations, extraordinary items, and other unusual or non-recurring charges; an event not directly related to the operations of our company or not within the reasonable control of our management; or a change in accounting standards required by generally accepted accounting principles. Such performance goals shall be set by the administrator within the time period prescribed by, and shall otherwise comply with the requirements of, Section 162(m) of the Internal Revenue Code of 1986, as amended (the “Code”), to preserve tax-deductibility of compensation to covered executives.

Other Stock-Based Awards

The administrator may also grant other awards of shares and other awards that are valued in whole or in part by reference to, or are otherwise based on, shares or securities convertible into shares either alone or in addition to other awards granted under the 2006 LTIP. Such other stock-based awards shall also be available as a form of payment in the settlement of other awards granted under the 2006 LTIP. Except for certain limited situations, such as death, disability or change in control, other stock-based awards subject solely to continued employment restrictions shall be subject to restrictions imposed by the administrator for a period of no less than three years, provided that pro rata vesting will be permitted during such period. Such minimum vesting requirements shall not be applicable to any substitute awards, grants of other stock-based awards in payment of performance awards, or grants of other stock-based awards on a deferred basis. If the 2006 LTIP amendments are approved, the 2006 LTIP will state that other stock-based awards may be granted that are immediately vested, immediately transferable, or both, as of the date of grant.

Individual Award Limits

As originally adopted, the 2006 LTIP included individual grant limits so that awards may qualify as performance-based compensation under Section 162(m) of the Code. The original grant limits provided that no participant may be granted options or SARs covering more than 1,000,000 shares in any 36-month period, or restricted stock, performance awards and/or other stock-based awards denominated in shares covering more than 1,500,000 shares in any 36-month period, and that the maximum payment under an award valued with reference to property other than shares in any twelve-month period was $25 million. If the 2006 LTIP amendments are approved, the individual grant limits will be changed so that they are applied on the basis of a calendar year and the limit for restricted stock, performance awards and/or other stock-based awards denominated in shares will be reduced to 750,000 shares. In addition, if the 2006 LTIP amendments are approved, the 2006 LTIP will provide that these limits apply to restricted stock, performance awards and/or other stock-based awards that are intended to qualify as performance-based compensation. Awards that qualify as performance-based compensation are not subject to the $1,000,000 limitation on the deduction of compensation paid to our named executive officers that otherwise apply under Section 162(m) of the Code. These share limits are subject to adjustment in the event of any merger, reorganization, consolidation, recapitalization, stock dividend, stock split, reverse stock split, spin-off or similar transaction or other change in corporate structure affecting the shares.

Change in Control

The 2006 LTIP provides that in the event of a change in control, unless otherwise determined by the administrator: each unvested option and SAR shall become fully exercisable and vested to the full extent of the original grant; restricted stock shall become free of all restrictions and limitations and become fully vested and transferable to the full extent of the original grant; all performance awards shall be considered to be earned and payable (either in full or pro rata based on the portion of the performance period that has been completed as of the date of the change in control), and any deferral or other restriction shall lapse and such performance awards shall be immediately settled or distributed; and the restrictions and deferral limitations and other conditions applicable to any other stock-based awards or any other awards shall lapse, and such awards shall become free of all restrictions, limitations or conditions and become fully vested and transferable to the full extent of the original grant.

Notwithstanding any other provision of the 2006 LTIP, in the event of a change in control, the administrator may, in its discretion, provide that each option or SAR shall be cancelled in exchange for a payment in an amount equal to the excess of the fair market value of the share (as defined in the plan) immediately prior to the change in control over the exercise price per share of such option and/or SAR.

Notwithstanding the foregoing, in the event of a change in control where the successor company assumes or provides a substitute award of equal value for an option, SAR, restricted share or other stock-based award, the accelerated vesting, cancellation and exchange of shares as described above shall not occur. Furthermore, in the event of an involuntary termination without cause or a voluntary termination for good reason of a participant’s employment with the successor company within 24 months of the change in control, each assumed or replacement award held by the participant at the time of such termination shall vest in full.

Amendments and Termination

Our Board of Directors may at any time amend, alter, suspend or discontinue the 2006 LTIP as it shall deem advisable, subject to any requirement for shareholder approval imposed by applicable law, including the rules and regulations of the NASDAQ; provided, however, that such action will not be taken without the participant’s consent, if such action would impair the rights of a participant under any outstanding award. Furthermore, no amendment may be made without the approval of our shareholders if such approval is necessary to qualify for or comply with any tax or regulatory requirement for which or with which the board deems it necessary or desirable to qualify or comply. Notwithstanding anything to the contrary, our Board of Directors may amend the 2006 LTIP in such manner as may be necessary so as to have the 2006 LTIP conform to local rules and regulations in any jurisdiction within or outside the United States.

Term

The current term of the 2006 LTIP ends on July 18, 2016, unless the 2006 LTIP is sooner terminated by our Board of Directors. The 2006 LTIP amendments extend the term of the 2006 LTIP to April 20, 2019.

Federal Income Tax Consequences

We have been advised by counsel regarding the federal income tax consequences of the 2006 LTIP. The following is a brief summary of the federal income tax rules that apply to the 2006 LTIP, based upon the provisions of the Code as currently in effect. These rules are highly technical and subject to change in the future. The following summary relates only to the federal income tax treatment of the 2006 LTIP and the state, local and foreign tax consequences may be substantially different.

No income is recognized by a participant at the time an option or SAR is granted. If the option is an incentive stock option, no income will be recognized upon the participant’s exercise of the option (although the exercise of the option may have alternative minimum tax consequences for the participant). Income is recognized by a participant upon the disposition of shares acquired under an incentive stock option. The exercise of other options or a SAR generally is a taxable event that requires the participant to recognize, as ordinary income, the difference between the shares’ fair market value and the option price or the amount paid in settlement of the SAR.

Income is recognized on account of the grant of restricted stock or another stock-based award when the shares first become transferable or are no longer subject to a substantial risk of forfeiture. At that time, the participant recognizes ordinary income equal to the fair market value of the shares, less any amount that the participant paid for the shares.

No income is recognized upon the grant of a performance award. When the performance award is settled the participant recognizes ordinary income equal to the amount paid in settlement or the value of any shares issued in settlement of the performance award.

The employer (either our company or its affiliate) generally will be entitled to claim a federal income tax deduction on account of the exercise of an option that is not an incentive stock option, the exercise of a SAR, the vesting of a restricted stock award or other stock-based award and the settlement of a performance share award. The amount of the deduction is equal to the ordinary income recognized by the participant. The employer will not be entitled to a federal income tax deduction on account of the grant or the exercise of an incentive stock option. The employer may be entitled to claim a federal income tax deduction on account of certain dispositions of shares acquired under an incentive stock option.

New Plan Benefits

The 2006 LTIP does not provide set benefits or amounts, and no grants or awards have been made under the 2006 LTIP by the Board of Directors or Compensation Committee subject to shareholder approval. The amendments to the 2006 LTIP do not alter any formula or other objective criteria to be applied to determine benefits under the 2006 LTIP.

Vote Required

If a quorum is present at the annual meeting, the amendments to the 2006 Long-Term Incentive Plan will be approved if the votes cast in favor of the proposal exceed the votes cast opposing the proposal. Abstentions and shares held in street name that are not voted on this proposal will not have an impact on the outcome of the vote on this proposal.

OUR BOARD OF DIRECTORS RECOMMENDS

A VOTE “FOR” THE

AMENDMENTS TO THE 2006 LONG-TERM INCENTIVE PLAN.

PROPOSAL 3 —

RATIFICATION OF THE APPOINTMENT OF OUR INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Audit Committee has appointed PricewaterhouseCoopers LLP (“PwC”) as our independent registered public accounting firm to audit our company’s and our subsidiaries’ financial statements for the year ending December 31, 2009. A resolution will be presented at the annual meeting to ratify the appointment of PwC by the Audit Committee. If shareholders do not ratify the appointment of PwC at the annual meeting, the Audit Committee will consider that fact in its review and future selection of our independent registered public accounting firm.

Representatives of PwC will be present at the annual meeting and will have the opportunity to make statements if they desire to do so. Representatives of PwC are expected to be available to respond to appropriate questions.

Vote Required

If a quorum is present at the annual meeting, the proposal to ratify the appointment of PwC as our independent registered public accounting firm for the year ending December 31, 2009 will be approved if the votes cast in favor of the proposal exceed the votes cast opposing the proposal. Abstention and shares held in street name that are not voted on this proposal will not have an impact on the outcome of the vote on this proposal.

OUR BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR”

THE RATIFICATION OF THE APPOINTMENT OF PwC

AS OUR INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM.

Audit and Other Fees Paid to PwC in 2008 and 2007

Aggregate fees for professional services rendered for us and our subsidiaries by PwC for the years ended December 31, 2008 and 2007, were (dollars in thousands):

	Year Ended December 31,
Fee Type	2008	2007
Audit Fees	$1,136	$1,438
Audit-Related Fees	—	—
Tax Fees	—	—
All Other Fees	166	3

Total	$1,302	$1,441

Audit Fees

Audit Fees represent the aggregate fees billed for each of the last two fiscal years for professional services rendered by PwC for the audit of our consolidated financial statements, the audit of the financial statements of our subsidiaries, the audit of the effectiveness of our internal control over financial reporting, the review of the financial statements included in our Quarterly Reports on Form 10-Q, services that are provided by PwC in connection with the statutory and regulatory filings that are made by us and our subsidiaries, issuance of comfort letters and consents, and assistance and review of documents filed with the SEC. The Audit Fees for 2008 and 2007 also include the audit of internal control over financial reporting.

All Other Fees

All Other Fees represent the aggregate fees billed in each of the last two fiscal years for products and services provided by PwC, other than the services reported in “Audit Fees,” “Audit Related Fees” and “Tax Fees” in the table above. In 2008, the amount relates to fees paid to PwC in connection with advisory services and a license for accounting research software. In 2007, the amount relates to fees paid to PwC in connection with a license for accounting research software.

Audit Committee Pre-Approval Policies and Procedures

It is the Audit Committee’s policy to review and, if appropriate, pre-approve all audit and non-audit services provided by the independent registered public accounting firm. The Audit Committee pre-approved all of the services provided by PwC to our company and its subsidiaries during the fiscal year ended December 31, 2008.

OUR BOARD OF DIRECTORS, ITS COMMITTEES AND CORPORATE GOVERNANCE

We Are A Controlled Company

Under the NASDAQ Marketplace Rules, we are a “controlled company,” because Arlington Asset, through FBR TRS Holdings, Inc. (“FBR TRS Holdings”), controls more than 50% of the total voting power of our common stock. At the record date, Arlington Asset beneficially owned 55.9% of our outstanding shares of common stock. See “Principal Shareholders — Security Ownership by Certain Beneficial Owners.” We do not rely on the exemptions afforded to controlled companies by the NASDAQ Marketplace Rules, and we comply with the corporate governance requirements relating to director independence.

Voting Agreement

We entered into a voting agreement with Arlington Asset and Crestview Partners (“Crestview”), a New York-based private equity firm, in connection with our 2006 private offering, the material terms of which are summarized as follows:

•

Initial Board Composition.    Each of Crestview and Arlington Asset agreed to vote, or to cause its affiliates to vote, any shares of our common stock held by it so that our initial Board of Directors would consist of two directors designated by Crestview, three directors designated by Arlington Asset and four independent directors designated by Arlington Asset (so long as each of the independent directors was reasonably acceptable to Crestview). Crestview’s right to designate one director terminates if it sells or otherwise transfers one-third or more of the shares it purchased in our 2006 private offering, and terminates with respect to both directors when Crestview sells or otherwise transfers a total of two-thirds of the shares it purchased in our 2006 private offering. If Arlington Asset sells or otherwise transfers more than 50% of the shares of our common stock that it beneficially owned as of the closing of our 2006 private offering, Arlington Asset no longer has the contractual right to select independent directors, but Arlington Asset retains its right to designate three directors as long as any one of Eric F. Billings, Richard J. Hendrix or J. Rock Tonkel, Jr. remains with our company as an executive officer.

•

Removal and Replacement of Directors.    Each of Crestview and Arlington Asset has the right to remove any of its designees from our Board of Directors and designate his or her replacement. Each Crestview director is removable from our Board of Directors only for cause (as defined in the voting agreement), and, upon such removal, Crestview has the right to nominate his or her replacement. For so long as Crestview has the right to designate one of our directors, if a vacancy is created on our Board of Directors as a result of an independent director’s departure for any reason, any replacement selected by Arlington Asset must be reasonably acceptable to Crestview. If Arlington Asset and Crestview cannot reach agreement as to the acceptability of the permanent replacement director within 45 days of the former director’s departure, the remaining independent directors have the right to select the replacement director and to fill the vacancy after consulting with Arlington Asset and Crestview.

•

Continuing Committee Representation.    For so long as Crestview has the right to designate one director, each committee of our Board of Directors will have as a member at least one Crestview director and at least one Arlington Asset director. To the extent that applicable law or the NASDAQ Marketplace Rules prevent such director from serving as a member of a committee of our Board of Directors, the Crestview director or the Arlington Asset director, as the case may be, will have certain observation rights.

•

Composition of Subsidiary Boards.    For so long as Crestview has the right to designate one of our directors, Crestview also has the right to designate a representative for election or appointment, as the case may be, to the Board of Directors of each of our subsidiaries, other than our direct and indirect subsidiaries that are registered as investment advisers under the Investment Advisers Act of 1940.

•

Transfers by Arlington Asset.    In the event Arlington Asset, through FBR TRS Holdings, sells or otherwise transfers more than 10% of the shares of our common stock that it beneficially owns to any one person or group, Arlington Asset has agreed to cause such person or group to vote in accordance with the terms of the voting agreement.

Independence of our Board of Directors

Our Corporate Governance Guidelines require that at least three of our directors be independent directors in accordance with the corporate governance requirements of the NASDAQ Marketplace Rules as they apply to controlled companies. However, we do not rely on the controlled company exemptions. We comply with the corporate governance requirements of the NASDAQ Marketplace Rules, including the requirement that independent directors comprise at least a majority of our Board of Directors. Our Corporate Governance Guidelines specify that an “independent” director is a director who meets the independence requirements of the NASDAQ listing standards, as then in effect, and of such additional guidelines as our Board may have adopted or adopt. These standards provide a baseline for determining the independence of members of the Board. The independence standards used by our Board are detailed in our Corporate Governance Guidelines, which are available on our website at www.fbrcapitalmarkets.com under “Corporate Governance.”

In making affirmative independence determinations, the Board broadly considers all relevant facts and circumstances, including, among other factors, the extent to which we make charitable contributions to tax exempt organizations with which the director, or director’s immediate family member, is affiliated. Using these criteria, the Board has affirmatively determined that the following directors have no material relationship with our company and are independent under the listing standards of the NASDAQ and our Corporate Governance Guidelines: Andrew M. Alper, Richard M. DeMartini, Thomas J. Hynes, Jr., Richard A. Kraemer, Thomas S. Murphy, Jr., Arthur J. Reimers and John T. Wall.

In making director independence determinations, the Board of Directors considered the fact that Mr. Wall also serves as a director of Arlington Asset and that Mr. DeMartini and Mr. Murphy also are affiliated with Crestview. The Board noted that various agreements and other arrangements exist between us and Arlington Asset and Crestview which could give rise to conflicts of interest for Messrs. Wall, DeMartini and Murphy. Notwithstanding the existence of these agreements and arrangements and the potential for conflicts of interest, the Board concluded that Messrs. Wall, DeMartini and Murphy satisfied the independence standards set forth in the NASDAQ listing standards and our Corporate Governance Guidelines. The Board noted that, under our policy and practice, a majority of disinterested directors must approve transactions between us and Arlington Asset and us and Crestview in which a conflict of interest may arise. Arlington Asset has a similar policy and practice. Messrs. Wall, DeMartini and Murphy would not be considered to be disinterested with respect to actions taken by the Board relating to agreements and transactions between us and Arlington Asset or Crestview, as the case may be.

Board Meetings and Executive Sessions of Our Independent Directors

The Board of Directors held a total of nine meetings during 2008. Each of the incumbent directors attended at least 75% of the aggregate of the total number of meetings of the Board and of the committees on which he served.

In accordance with our Corporate Governance Guidelines and the NASDAQ Marketplace Rules, our independent directors (excluding any non-management director who does not qualify as an independent director under the NASDAQ Marketplace Rules as then in effect) are required to meet at least annually in executive session, meetings which are attended only by the independent directors. The independent directors met in executive session seven times in 2008.

Board Committees

The Board has established three standing committees: the Audit Committee, the Compensation Committee and the Nominating and Governance Committee. From time to time the Board of Directors may establish other standing or special committees to discharge specific duties delegated to such committees by the Board.

Standing committee membership and the number of meetings of each committee during 2008 are described below. Mr. Billings and Mr. Wall did not serve on any of our Board’s standing committees in 2008.

Name	Audit	Compensation	Nominating and Governance
Andrew M. Alper	X	X
Richard M. DeMartini		Chair
Richard J. Hendrix			X
Thomas J. Hynes, Jr.		X
Richard A. Kraemer	Chair		X
Thomas S. Murphy, Jr.			Chair
Arthur J. Reimers (Lead Director from August 17, 2008)	X	X
Number of Meetings in 2008	9	6	2

Audit Committee

The members of the Audit Committee are Mr. Kraemer, who serves as Chairman of the committee, Mr. Alper and Mr. Reimers. The Board, with the assistance of the Nominating and Governance Committee, will evaluate candidates to replace Mr. Alper on the Audit Committee. The Audit Committee assists the Board of Directors in monitoring our financial reporting process and is solely responsible for hiring and monitoring the independence and performance of our independent auditors. The Board has determined that each member of the Audit Committee is independent according to the independence standards set forth in the NASDAQ listing standards and our Corporate Governance Guidelines. The Board has determined that Mr. Alper and Mr. Kraemer are qualified as “audit committee financial experts,” within the meaning of SEC regulations, and possess related financial management expertise, within the meaning of the listing standards of the NASDAQ. The Audit Committee met nine times in 2008. The Board of Directors has adopted a written charter for the Audit Committee, a current copy of which is available to shareholders on our website at www.fbrcapitalmarkets.com under “Corporate Governance.”

For additional information on our Audit Committee, please refer to the “Audit Committee Report” on page 61 of this proxy statement.

Compensation Committee

The members of the Compensation Committee are Mr. DeMartini, who serves as Chairman of the committee, Mr. Alper, Mr. Hynes and Mr. Reimers. The Board has determined that each member of the Compensation Committee is independent according to the independence standards set forth in the NASDAQ listing standards and our Corporate Governance Guidelines. The Compensation Committee reviews our compensation plans and makes recommendations concerning those plans and concerning executive officer compensation. The Compensation Committee met six times in 2008. The Board of Directors has adopted a written charter for the Compensation Committee, a current copy of which is available to shareholders on our website at www.fbrcapitalmarkets.com under “Corporate Governance”

For additional information on the Compensation Committee’s processes and procedures for the consideration and determination of executive and director compensation, please refer to the “Compensation Discussion and Analysis” and the “Compensation Committee Report” beginning on page 40 and page 60, respectively, of this proxy statement.

Nominating and Governance Committee

The members of the Nominating and Governance Committee are Mr. Murphy, who serves as Chairman of the committee, Mr. Hendrix and Mr. Kraemer. The Board has determined that each member of the Nominating and Governance Committee is independent according to the independence standards set forth in the NASDAQ listing standards and our Corporate Governance Guidelines, except for Mr. Hendrix, who serves as an executive officer of our company. Subject to the voting agreement we have with Arlington Asset and Crestview, the Nominating and Governance Committee assists the Board of Directors in identifying individuals qualified to become Board members and oversees the evaluation of the Board. The Nominating and Governance Committee met twice in 2008. Of the eight nominees for election to our Board of Directors, Crestview nominated two, Messrs. DeMartini and Murphy, and Arlington Asset nominated the other six. The Board of Directors has adopted a written charter for the Nominating and Governance Committee, a current copy of which is available to shareholders on our website at www.fbrcapitalmarkets.com under “Corporate Governance.”

Availability of Corporate Governance Materials

Shareholders may view our corporate governance materials, including our Articles of Incorporation, Bylaws, Corporate Governance Guidelines, Statement of Business Principles and the charters of each of the committees of our Board of Directors, on our website at www.fbrcapitalmarkets.com under “Corporate Governance.”

Our corporate governance materials may be obtained free of charge by submitting a written request to the Corporate Secretary, c/o FBR Capital Markets Corporation, 1001 Nineteenth Street North, Arlington, Virginia 22209.

Code of Ethics

We have not adopted a code of ethics that applies only to our principal executive officer, principal financial officer and principal accounting officer, because our Board of Directors has adopted a Statement of Business Principles that is broadly written and covers these officers and their activities. Our Statement of Business Principles is available on our website at www.fbrcapitalmarkets.com under “Corporate Governance.”

Director Nominations

Our Nominating and Governance Committee’s responsibilities, as noted above and as described in its charter, include identifying and recommending director candidates for nomination to serve on our Board of Directors. Our Corporate Governance Guidelines also contain information concerning the responsibilities of the Nominating and Governance Committee with respect to identifying and evaluating director candidates.

Director Candidate Recommendations and Nominations by Shareholders

A shareholder may nominate a person for election to the Board of Directors in compliance with applicable Virginia law and our Bylaws. No persons were nominated by shareholders for election to the Board of Directors at the annual meeting in accordance with this policy. Our Bylaws require that any such nominations for our 2010 annual meeting of shareholders must be received by us no earlier than February 4, 2010 and no later than March 6, 2010. Any such notice must satisfy the other requirements with respect to such proposals and nominations contained in our Bylaws. If a shareholder fails to meet the requirements or deadlines described in our policy, such nominations will be considered out of order and will not be acted upon at our 2010 annual meeting of shareholders. We may exercise discretionary voting authority under proxies we solicit to vote against any such proposal.

Process for Identifying and Evaluating Director Candidates

The Nominating and Governance Committee evaluates all director candidates in accordance with the director qualification standards described in our Corporate Governance Guidelines, a copy of which is available on our website at www.fbrcapitalmarkets.com under “Corporate Governance.” The committee evaluates any candidate’s qualifications to serve as a member of the Board based on the skills and characteristics of individual Board members, as well as the composition of the Board as a whole. In addition, the committee will evaluate a candidate’s independence, diversity, business experience, skills, judgment, integrity and ability to commit sufficient time and attention to the activities of the Board, in the context of the Board’s needs. The committee evaluates any properly submitted shareholder nominations no differently than other nominations.

Communications with the Board of Directors

Shareholders wishing to communicate with the Board of Directors should send any communication in writing to the Corporate Secretary, c/o FBR Capital Markets Corporation, 1001 Nineteenth Street North, Arlington, Virginia 22209. Any such communication must state the number of shares of our company’s common stock beneficially owned by the shareholder making the communication. The Corporate Secretary will forward such communication to the full Board of Directors, a committee of the Board of Directors, the lead director or to any other individual director or directors, as appropriate. If a communication is unduly hostile, threatening, illegal or similarly inappropriate, the Corporate Secretary is authorized by the Board to discard the communication or take appropriate legal action regarding the communication.

Director Attendance at the Annual Meeting

The Board of Directors has not adopted a formal policy regarding director attendance at annual meetings but encourages director attendance at annual meetings. Seven directors attended the 2008 annual meeting of shareholders.

Contributions to Charitable Entities

In 2008, we did not make any charitable contributions to any charitable organization in which any of our directors served as an executive officer.

Compensation Committee Interlocks and Insider Participation

During the last completed fiscal year, Messrs. DeMartini (Chairman), Alper, Hynes and Reimers served on the Compensation Committee. None of these directors served, during the last fiscal year or in any prior year, as one of our officers or employees. None of our executive officers served on the compensation committee or board of directors of any company that employed any member of the Compensation Committee.

Compensation of Non-Employee Directors

As compensation for serving on our Board of Directors, each director who is not an employee of our company or an employee of our affiliates receives a retainer at a rate of $100,000 per year, which is paid partially in cash and partially in options granted under our 2006 LTIP. Our Board of Directors believes that ownership of our common stock is desirable to further align the interests of individual directors with those of our company. On October 20, 2008, the Compensation Committee of the Board of Directors approved increasing the compensation of the Chairman of the Audit Committee and the Lead Director to an annual rate of $125,000. We do not pay our non-employee directors meeting-attendance fees.

In 2008, we changed the timing of the compensation payments we make to our non-employee directors. In 2007, we paid our non-employee directors (other than Mr. DeMartini and Mr. Murphy who are employed by Crestview or its affiliates) their entire annual retainers for calendar year 2007 in the first half of that year. In 2008, we changed the annual compensation period from the calendar year to the year between annual meetings of our shareholders, beginning with the 2008 annual meeting of our shareholders. We also changed to paying the cash portion of the annual retainer in equal quarterly payments in arrears instead of in a single annual amount in advance.

As a result of these two changes, there was a transition period in the compensation arrangements from the time a non-employee director began serving on our Board of Directors in 2008 to our 2008 annual meeting of shareholders on June 5, 2008 (the “Transition Period”). The composition of the Transition Period compensation for each non-employee director was based on the recipient’s 2007 compensation election. Messrs. Alper and Reimers had elected in 2007 to receive all of their 2007 annual retainer in options. Messrs. Hynes, Kraemer and Wall had elected in 2007 to receive one-half of their 2007 annual retainer in cash and one-half in options.

In 2008, we paid to each non-employee director (other than Mr. DeMartini and Mr. Murphy) the 2008 portion of their annual retainer for the time between the 2008 annual meeting of our shareholders and December 31, 2008 and an amount for their service during the Transition Period.

Messrs. Alper, Kraemer and Reimers elected to receive their 2008 annual retainer in options. Messrs. Hynes and Wall elected to receive one-half of their 2008 annual retainer in cash and the other half in options. Accordingly, Messrs. Alper, Kraemer and Reimers were each granted 32,468 options. Messrs. Hynes and Wall were each granted 16,234 options and were each paid $25,000 in cash. The options granted to Messrs. Alper, Hynes, Kraemer, Reimers and Wall have an exercise price of $6.25 per share, vest in full on August 5, 2009, and have a ten-year exercise period. The number of shares subject to the options granted to Messrs. Alper, Hynes, Kraemer, Reimers and Wall was determined using the Black-Scholes option pricing model.

Messrs. Alper, Hynes, Kraemer and Reimers received a Transition Period payment for service from January 26, 2008 through the 2008 annual meeting of our shareholders. Mr. Wall received a Transition Period payment for his service from April 30, 2008 through the 2008 annual meeting of our shareholders. The options granted in 2008 for the Transition Period have an exercise price of $6.56, vested in full on March 12, 2009, and have a ten-year exercise period. Messrs. Alper and Reimers were each granted 11,299 options. Messrs. Hynes and Kraemer were each paid $16,666 in cash and were each granted 5,649 options. Mr. Wall was paid $4,166 in cash and was granted 1,412 options. The number of shares subject to the options granted to Messrs. Alper, Hynes, Kraemer, Reimers and Wall was determined using the Black-Scholes option pricing model.

In addition to the options described above, Mr. Kraemer, as Chairman of the Audit Committee, and Mr. Reimers, as Lead Director, each received a grant of 20,661 options. These options have an exercise price of $3.41, will vest in full on December 3, 2009, and have a four-year exercise period. The number of shares subject to the options granted to Messrs. Kraemer and Reimers was determined using the Black-Scholes option pricing model.

For information on the valuation of option awards, please refer to Note 12 in the notes to our consolidated financial statements included in our 2008 Annual Report on Form 10-K.

Executive officers that served as members of our Board of Directors at any time during 2008 (Mr. Billings and Mr. Hendrix) and affiliates of Crestview designated to serve on our Board of Directors pursuant to the terms of our voting agreement with Crestview (Mr. DeMartini and Mr. Murphy) did not receive any compensation in 2008 for their services as members of our Board of Directors. These directors are eligible to participate in our 2006 LTIP. Mr. DeMartini and Mr. Murphy were not granted any equity-based compensation under our 2006 LTIP in 2008.

In addition to the compensation paid to our non-employee directors discussed above, we also reimburse our non-employee directors for their reasonable out-of-pocket expenses incurred in attending meetings of our Board of Directors and its committees and corporate events that directors may be asked to attend.

Mr. Wall also received compensation for serving as a member of the Arlington Asset Board of Directors in 2008. As compensation for serving on the Arlington Asset Board, Mr. Wall was paid a total of $185,463, consisting of $100,000 in fees earned or paid in cash and $85,463 in stock awards. In addition, Arlington Asset paid Mr. Wall, as one of its non-employee directors, an annual grant of restricted stock units which had a grant date fair value of $80,000.

Non-Employee Director Compensation Table for 2008

The following table contains compensation information for our non-employee directors for the year ended December 31, 2008.

Name	Fees Earned or Paid in Cash ($)	Stock Awards ($)	Option Awards(1) ($)	All Other Compensation ($)	Total Compensation ($)
Andrew M. Alper	—	—	142,441	—	142,441
Richard M. DeMartini	—	—	—	—	—
Thomas J. Hynes, Jr.	41,666	—	105,628	—	147,294
Richard A. Kraemer	16,666	—	127,672	—	144,338
Thomas S. Murphy, Jr.	—	—	—	—	—
Arthur J. Reimers	—	—	144,323	—	144,323
John T. Wall	29,166	—	110,584	—	139,750

(1)	The amounts in the option awards column reflect the respective dollar amounts of stock-based compensation expense recognized for 2008 financial statement reporting purposes in accordance with SFAS No. 123R. As of December 31, 2008, our non-employee directors held option awards as set forth in the table below:

Name	Aggregate Number of Options Outstanding at Fiscal Year End (#)	Aggregate Grant Date Fair Value of Option Awards Outstanding at Fiscal Year End ($)
Andrew M. Alper	98,608	437,561
Richard M. DeMartini	—	—
Thomas J. Hynes, Jr.	66,803	321,852
Richard A. Kraemer	103,698	396,852
Thomas S. Murphy, Jr.	—	—
Arthur J. Reimers	119,269	462,561
John T. Wall	62,665	315,488

EXECUTIVE OFFICERS OF THE COMPANY

Set forth below are the name, age, present title, principal occupation and certain biographical information as of April 9, 2009 for our executive officers. All of our executive officers have been appointed by and serve at the pleasure of our Board of Directors.

RICHARD J. HENDRIX, age 43, is our President, a position he has held since our formation in June 2006, and Chief Executive Officer, a position he has held since January 1, 2009. He has served as a director of our company since June 2006. From February 2007 through February 2008, Mr. Hendrix served as a Member of the Office of the Chief Executive of Arlington Asset. From April 2004 to February 2007, Mr. Hendrix served as President and Chief Operating Officer of Arlington Asset. Between April 2003 and April 2004, Mr. Hendrix served as Chief Investment Officer of Arlington Asset. Prior to March 2003, Mr. Hendrix served as the President and Chief Operating Officer of FBR Asset Investment Corporation in addition to heading the Real Estate and Diversified Industrials Investment Banking Groups at FBR Capital Markets & Co. (f/k/a Friedman, Billings, Ramsey & Co., Inc.). Prior to joining FBR Capital Markets & Co., Mr. Hendrix was a Managing Director of PNC Capital Markets’ investment banking group. Mr. Hendrix previously also headed PNC Capital Markets asset-backed securities business, which executed both registered underwritten and privately placed asset-backed securities transactions and administered two asset-backed commercial paper conduits. Mr. Hendrix joined PNC in 1987 and was appointed by PNC to work with FBR Capital Markets & Co. in 1997 in connection with a strategic alliance between the two companies.

BRADLEY J. WRIGHT, age 49, is our Executive Vice President, Chief Financial Officer, a position he has held since March 2008, shortly after joining our company in February 2008, and Chief Administrative Officer, a position he has held since March 2009. Mr. Wright has more than 25 years of experience in financial services and joined our company from Bear Stearns where he most recently served as Senior Managing Director and was in charge of finance for Private Client Services. Prior to joining Bear Stearns in 1996, he spent 14 years at Price Waterhouse in its Capital Markets & Treasury division. Mr. Wright is a Certified Public Accountant and a CFA charter holder.

JONATHAN L. BILLINGS, age 55, is our Executive Vice President and Head of Institutional Brokerage, a position he has held since our formation in June 2006. Mr. Billings has been with FBR Capital Markets & Co. (f/k/a Friedman, Billings, Ramsey & Co., Inc.), a subsidiary of our company, since its inception in 1989. Mr. Billings has more than twenty years of experience in the financial services industry. He joined the company from the securities firm of Johnston & Lemon. Mr. Billings is a graduate of Bowdoin College. Mr. Billings is the brother of Eric F. Billings, our Chairman of the Board.

WILLIAM J. GINIVAN, age 58, is our Executive Vice President and General Counsel, a position he has held since our formation in June 2006. Mr. Ginivan joined Arlington Asset from January 1998 as Deputy General Counsel and was Executive Vice President and Chief Legal Officer from January 2000 through September 2008. Prior to joining Arlington Asset, Mr. Ginivan was Associate General Counsel of the Student Loan Marketing Association (Sallie Mae), and Managing Director and General Counsel of Sallie Mae’s investment banking subsidiary, Education Securities, Inc. from 1994 to 1997. Prior to joining Sallie Mae, Mr. Ginivan was an attorney in the Enforcement Division of the SEC. Mr. Ginivan is a member of the American Bar Association, Business Law Section’s Committee on Corporate Governance and serves on the Corporate Advisory Board of So Others Might Eat.

ROBERT J. KIERNAN, age 43, is our Senior Vice President, Controller and Chief Accounting Officer, a position he has held since October 2007. Mr. Kiernan joined Arlington Asset in August 2002 as Controller and was Senior Vice President, Controller and Chief Accounting Officer from April 2003 through September 2008. Prior to joining our company, Mr. Kiernan was a senior manager in the assurance practice at Ernst & Young, focusing on clients in the financial services industry.

JAMES C. NEUHAUSER, age 50, is our Executive Vice President and Head of Investment Banking, a position he has held since April 2008. Mr. Neuhauser has worked in our Investment Banking group since 2006, and became Executive Vice President and Co-Head of Investment Banking in February 2007. Mr. Neuhauser joined Arlington Asset in March 1993. Prior to joining Arlington Asset, Mr. Neuhauser was a Senior Vice President of

Trident Financial Corporation. Prior to joining Trident, Mr. Neuhauser worked in commercial banking with the Bank of New England. He is a CFA charter holder and a member of the Society of Financial Analysts. Mr. Neuhauser received a Bachelor of Arts from Brown University and an M.B.A. from the University of Michigan. Mr. Neuhauser is a member of the Board of Directors of the Ellington Fund at the Duke Ellington School of the Arts in Washington DC.

PRINCIPAL SHAREHOLDERS

Security Ownership of Management

The following table shows the number of shares of our common stock and Arlington Asset Class A and Class B common stock known by us to be beneficially owned at April 9, 2009, by each director, each nominee for director, each named executive officer and all directors and executive officers as a group. Except for Messrs. Billings, Ginivan, Hendrix, Neuhauser and Wall, none of the individuals named in the table below beneficially owns any shares of Arlington Asset Class A or Arlington Asset Class B common stock.

For purposes of the table below, beneficial ownership has been determined in accordance with Rule 13d-3 of the Exchange Act. Unless indicated otherwise in the footnotes to the table below, each individual has sole voting and investment power with respect to all shares of our common stock, Arlington Asset Class A and Arlington Asset Class B common stock shown as beneficially owned by such person.

	FBR Capital Markets Corporation			Friedman, Billings, Ramsey Group, Inc. (d/b/a Arlington Asset Investment Corp.)
	Common Stock			Class A Common Stock			Class B Common Stock			Percent of Total Voting Power(4)
Name of Beneficial Owners	Shares Beneficially Owned (#)		Percent of Class(1)	Shares Beneficially Owned (#)		Percent of Class(2)	Shares Beneficially Owned (#)		Percent of Class(3)
Eric F. Billings	96,891		*	3,969,376	(5)	2.7%	8,065,400	(6)	70.9%	15.5%
William J. Ginivan	24,063		*	750,162		*	—		—	*
Richard J. Hendrix	61,381		*	679,040		*	—		—	*
James C. Neuhauser	205,715		*	304,047	(7)	*	—		—	*
Bradley J. Wright	25,100		*	—		—	—		—	—
Andrew M. Alper	121,140	(8)	*	—		—	—		—	—
Richard M. DeMartini	—	(9)	*	—		—	—		—	—
Thomas J. Hynes, Jr.	48,902	(10)	*	—		—	—		—	—
Richard A. Kraemer	58,902	(11)	*	—		—	—		—	—
Thomas S. Murphy, Jr.	—	(9)	*	—		—	—		—	—
Arthur J. Reimers	121,140	(12)	*	—		—	—		—	—
John T. Wall	44,764	(13)	*	30,000	(14)	*	—		—	*
All executive officers and directors of FBR Capital Markets as a group (14 persons)	983,224		1.7%	5,933,876		4.0%	10,277,265		90.4%	20.2%

*	Less than one percent.
(1)	Based on 59,636,063 shares of our company’s common stock outstanding as of April 9, 2009. Our shares outstanding on such date include 2,194,105 shares issued pursuant to restricted stock award agreements under our 2006 LTIP. The holders of these shares agreed not to vote or grant a proxy to vote such shares until the applicable voting restrictions lapse. Shares of FBR Capital Markets common stock subject to options currently exercisable or exercisable within 60 days of the April 9, 2009, are deemed outstanding for computing the percentage of the class owned by the person holding such options but are not deemed outstanding for computing the percentage of the class owned by any other person.
(2)	Based on 147,585,068 shares of Arlington Asset Class A common stock outstanding as of April 9, 2009. Holders of shares of Arlington Asset Class A common stock are entitled to one vote per share. Shares of Arlington Asset Class A common stock subject to options currently exercisable, or exercisable within 60 days of April 9, 2009, are deemed outstanding for computing the percentage of the class owned by the person holding such options but are not deemed outstanding for computing the percentage of the class owned by any other person.

(3)	Based on 11,372,293 shares of Arlington Asset Class B common stock outstanding as of April 9, 2009. Holders of shares of Arlington Asset Class B common stock are entitled to three votes per share. Shares of Arlington Asset Class B common stock subject to options currently exercisable, or exercisable within 60 days of April 9, 2009, are deemed outstanding for computing the percentage of the class owned by the person holding such options but are not deemed outstanding for computing the percentage of the class owned by any other person.
(4)	Total voting power represents the combined voting power of outstanding shares of Arlington Asset Class A and Arlington Asset Class B common stock. Holders of Arlington Asset Class A and Arlington Asset Class B common stock vote together on all matters submitted to a vote of Arlington Asset shareholders.
(5)	The number of shares of Arlington Asset Class A common stock shown as beneficially owned by Mr. Billings includes: (i) 219,988 shares held by EFB Capital Corp., of which all of the outstanding capital stock is held by Mr. Billings’ wife, as to which shares Mr. Billings disclaims beneficial ownership; (ii) an aggregate of 400 shares held in trusts for the benefit of Mr. Billings’ children, as to which Mr. Billings disclaims beneficial ownership; (iii) 1,315 shares held by the Eric and Marianne Billings Charitable Foundation, as to which Mr. Billings disclaims beneficial ownership; and (iv) 3,747,673 shares held by Mr. Billings, over which Mr. Billings exercises sole voting and investment power.
(6)	The number of shares of Arlington Asset Class B common stock shown as beneficially owned by Mr. Billings includes an aggregate of 92,260 shares held in an irrevocable trust for the benefit of each child of Jonathan L. Billings, the brother of Eric F. Billings. Mr. Billings serves as the trustee and has voting and investment power over these shares but disclaims beneficial ownership of these shares.
(7)	The number of shares of Arlington Asset Class A common stock shown as beneficially owned by Mr. Neuhauser includes 100,000 shares held in a limited liability company of which Mr. Neuhauser controls 75%, his spouse controls 15% and each of his two children controls 5%. The number of shares of Arlington Asset Class A common stock shown as beneficially owned by Mr. Neuhauser excludes 150,000 shares held in Neuhauser Family Foundation I, as to which Mr. Neuhauser does not exercise voting or investment power for these 150,000 shares and disclaims beneficial ownership of any such shares except to the extent of his pecuniary interest in such shares.
(8)	The number of shares of our company’s common stock shown as beneficially owned by Mr. Alper includes 54,473 shares of our common stock issuable to Mr. Alper upon exercise of options that are currently exercisable or exercisable within 60 days of April 9, 2009.
(9)	Each of Messrs. Murphy and DeMartini is a member of our Board of Directors and a Managing Director of Crestview Advisors, L.L.C., which provides investment advisory and management services to investment funds affiliated with Crestview Partners GP, L.P. and, either directly or through an affiliate, a limited partner of Crestview Partners GP, L.P., the general partner of each of the investment funds that are members of Forest Holdings LLC and Forest Holdings (ERISA) LLC. Crestview Advisors, L.L.C. also provides advisory services to us. Mr. Murphy is also the President of Crestview, L.L.C., the general partner of Crestview Partners GP, L.P. Each of Messrs. Murphy and DeMartini disclaims beneficial ownership of any shares of common stock shown as beneficially owned by Crestview Partners GP, L.P. in the table appearing under the heading “Security Ownership by Certain Beneficial Owners” below, except to the extent of his pecuniary interest in such shares.
(10)	The number of shares of our company’s common stock shown as beneficially owned by Mr. Hynes includes 38,902 shares of our common stock issuable to Mr. Hynes upon exercise of options that are currently exercisable or exercisable within 60 days of April 9, 2009.
(11)	The number of shares of our company’s common stock shown as beneficially owned by Mr. Kraemer includes 38,902 shares of our common stock issuable to Mr. Kraemer upon exercise of options that are currently exercisable or exercisable within 60 days of April 9, 2009.
(12)	The number of shares of our company’s common stock shown as beneficially owned by Mr. Reimers includes 54,473 shares of our common stock issuable to Mr. Reimers upon exercise of options that are currently exercisable or exercisable within 60 days of April 9, 2009.
(13)	The number of shares of our company’s common stock shown as beneficially owned by Mr. Wall includes 34,764 shares of our common stock issuable to Mr. Wall upon exercise of options that are currently exercisable or exercisable within 60 days of April 9, 2009.
(14)	The number of shares of Arlington Asset Class A common stock shown as beneficially owned by Mr. Wall includes 10,000 shares issuable to Mr. Wall upon exercise of stock options that are currently exercisable or exercisable within 60 days of April 9, 2009.

Security Ownership of Certain Beneficial Owners

The following table shows the number of shares of our common stock beneficially owned by any person (including any “group” as that term is used in Section 13(d)(3) of the Exchange Act), other than members of management (who are included in the table above), who is known by us to be the beneficial owner of more than five percent of our voting securities.

Name and Address of Beneficial Owner	Title of Class	Number of Shares Beneficially Owned		Percent of Class
Crestview Partners GP, L.P. 667 Madison Avenue New York, New York 10021	Common Stock	8,216,734	(1)	13.8	%(2)

Friedman, Billings, Ramsey Group, Inc., doing business as Arlington Asset Investment Corp. 1001 Nineteenth Street North Arlington, VA 22209	Common Stock	33,333,049	(3)	55.9	%(2)

(1)	This beneficial ownership information is based on a Schedule 13G/A report filed by Crestview Partners, L.P. on February 9, 2009 and Forms 4 filed by Crestview Partners (Cayman), L.P. and Crestview Partners GP, L.P. on March 27, 2009. The number of shares of our company’s common stock shown as beneficially owned by Crestview Partners GP, L.P. includes 5,326,546 shares of common stock held of record by Forest Holdings LLC and 290,188 shares of common stock held of record by Forest Holdings (ERISA) LLC. The number also includes 2,465,671 shares of common stock issuable upon exercise of currently exercisable options held by Forest Holdings LLC and 134,329 shares of common stock issuable upon exercise of currently exercisable options held by Forest Holdings (ERISA) LLC. Each of Crestview Partners, L.P., Crestview Partners (PF), L.P., Crestview Holdings (TE), L.P. and Crestview Offshore Holdings (Cayman), L.P. has shared voting and investment power over 5,326,546 shares of common stock held of record by Forest Holdings LLC and 2,465,671 shares of common stock issuable upon exercise of currently exercisable options granted to Forest Holdings LLC. Crestview Partners GP, L.P. has shared voting and investment power over 8,216,734 shares of common stock, including 2,600,000 currently exercisable options held by Forest Holdings LLC and by Forest Holdings (ERISA) LLC. Crestview Partners GP, L.P. is the general partner of each of the investment funds that are members of Forest Holdings LLC and Forest Holdings (ERISA) LLC. The investment committee of Crestview Partners GP, L.P. makes investment decisions on behalf of the investment funds that are members of Forest Holdings LLC and Forest Holdings (ERISA) LLC. Barry S. Volpert serves as the chairman of the investment committee of Crestview Partners GP, L.P. Mr. Volpert has the right to designate, in his discretion, additional persons to serve on the investment committee of Crestview Partners GP, L.P. and therefore could be deemed to have beneficial ownership of an aggregate of 8,216,734 shares of common stock. However, Mr. Volpert disclaims beneficial ownership of all such shares except to the extent of his pecuniary interest in such shares. The composition of the investment committee of Crestview Partners GP, L.P. changes from time to time.
(2)	Based on 59,636,063 shares of our company’s common stock outstanding as of April 9, 2009. Our shares outstanding on such date include 2,194,105 issued pursuant to restricted stock award agreements under our 2006 LTIP. The holders of these shares agreed not to vote or grant a proxy to vote such shares until the applicable voting restrictions lapse. Shares of our company’s common stock subject to options currently exercisable, or exercisable within 60 days of April 9, 2009, are deemed outstanding for computing the percentage of the class owned by the person holding such options but are not deemed outstanding for computing the percentage of the class owned by any other person.
(3)	This information is based on a Schedule 13G report filed by Friedman, Billings, Ramsey Group, Inc., doing business as Arlington Asset, for and on behalf of FBR TRS Holdings, on January 9, 2009. The number of shares of our company’s common stock shown as beneficially owned by Arlington Asset includes 33,333,049 shares held of record by FBR TRS Holdings, which is a wholly-owned subsidiary of Arlington Asset. Arlington Asset has sole voting and investment power over all of these shares.

EQUITY COMPENSATION PLAN INFORMATION

The following table sets forth, as of December 31, 2008, information with respect to compensation plans under which equity securities we authorized for issuance:

Plan Category	Number of Securities to be Issued Upon Exercise of Outstanding Options, Warrants and Rights(1) (#)	Weighted Average Exercise Price of Outstanding Options, Warrants and Rights ($)	Number of Securities Remaining Available for Future Issuance Under Equity Compensation Plans(2) (#)
Equity Compensation Plans Approved by Shareholders	5,911,960	11.03	7,936,049	(3)
Equity Compensation Plans Not Approved by Shareholders	—	—	—

Total	5,911,960	11.03	7,936,049	(3)

(1)	There are no outstanding warrants or rights.
(2)	Amounts exclude any securities to be issued upon exercise of outstanding options.
(3)	Includes 7,270,061 shares issuable under our 2006 LTIP and 665,988 shares issuable under our 2007 Employee Stock Purchase Plan.

SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Securities Exchange Act of 1934 requires directors and executive officers to file reports of ownership and changes in ownership of our company’s securities with the SEC. Based solely on our review of the reports and amendments to those reports furnished to us or written representations from these persons that these reports were not required from those persons, we believe that our directors and executive officers filed all reports required by Section 16(a) on a timely basis.

CERTAIN RELATIONSHIPS AND TRANSACTIONS WITH RELATED PERSONS

Transactions With Executive Officers, Directors and Other Related Persons

During 2008, a family member of Eric F. Billings, our Chairman and then-Chief Executive Officer and Chairman and Chief Executive Officer of Arlington Asset, and a family member of Richard DeMartini, the Chairman of the Compensation Committee of our Board of Directors, were employed by us or FBR Capital Markets & Co. (f/k/a Friedman, Billings, Ramsey & Co., Inc.), a subsidiary of our company, and received compensation in excess of $120,000 for their services.

Jonathan L. Billings, the brother of Eric F. Billings, was employed in 2008 by FBR Capital Markets & Co. as its Executive Vice President and Head of Institutional Brokerage. During 2008, Jonathan Billings was paid cash compensation of $1,043,282, including 2008 base salary and a portion of 2007 bonus paid in 2008. On February 15, 2008, Jonathan Billings was granted 48,888 restricted shares of our common stock. This stock award had an aggregate grant date fair value of $348,571 based on a value per share of $7.13 (the closing price per share of our common stock on the date immediately preceding the grant date). On February 21, 2008, as an Executive Committee member of our company’s Partnership Program, Jonathan Billings was granted 300,000 restricted stock units of our common stock, which was subject to vesting contingent on our company achieving a $17/share price target by the third anniversary of the grant date, followed by vesting in three equal annual installments on the third, fourth and fifth anniversaries of the grant date. The Partnership Program was created in 2008 to recognize a small group of key senior leaders identified by the Executive Committee. As previously disclosed, this award was consistent with Partnership Program awards made to other members of our company’s Executive Committee. In order to maintain the incentive nature of these awards in changing market conditions, Mr. Billings’ Partnership Program award was modified on August 20, 2008, as were all other awards awarded under the Partnership Program. On August 20, 2008, the February 21, 2008 award of 300,000 restricted stock units (“RSUs”) was amended. Of the initial award, 220,000 restricted stock units were cancelled. The remaining 80,000 RSUs were amended to include time-based vesting on the third, fourth and fifth anniversaries of the grant date. A new award of 80,000 RSUs (calculated as one-third of 80% of the initial award total) was issued on August 20, 2008 subject to our company achieving an $8/share price target by the third anniversary of the grant date, followed by time-based vesting on the third, fourth and fifth anniversaries of the grant date. An award of 160,000 stock options was granted on August 20, 2008 to Mr. Billings with a strike price of $5.61, vesting on the third, fourth and fifth anniversaries of the grant date and a seven-year term. Jonathan Billings continues to be employed by FBR Capital Markets & Co. We expect that he will be paid more than $120,000 in 2009. The compensation paid to Jonathan Billings was neither determined nor influenced by Eric F. Billings. In February 2009, Jonathan Billings became an executive officer of our company.

Chad R. DeMartini, the son of Richard M. DeMartini, Chairman of the Compensation Committee of our Board of Directors, is employed by FBR Capital Markets & Co. as a Registered Sales Assistant in FBR Capital Markets & Co.’s Institutional Brokerage Division. During 2008, Mr. DeMartini’s son was paid aggregate cash compensation of $127,606, including base salary, commissions and cash bonus. Mr. DeMartini plays no role in determining the compensation paid to his son. Mr. DeMartini’s son was paid based on his performance against the same metrics used to assess the performance of similar employees of FBR Capital Markets & Co.’s Institutional Brokerage Division, and his compensation was comparable to that of other employees in that division.

On April 30, 2008, we entered into two agreements with Mr. Richard F. Hendrix, our President and Chief Operating Officer at that time and now our President and Chief Executive Officer. We describe in detail below the employment agreement in “— Employment Agreement With Our Chief Executive Officer” and the retention incentive agreement in “— Retention Incentive Agreement With Our Chief Executive Officer.”

On December 21, 2008, we entered into two agreements with Mr. Eric F. Billings, our Chairman and Chief Executive Officer at that time. We describe these agreements in detail below in “— Retirement and Director Service Agreements With Our Chairman and Then-Chief Executive Officer.”

Transactions With Arlington Asset and Its Affiliates

Services Agreement

In connection with our July 2006 private offering, our Board of Directors approved and we entered into a services agreement with Arlington Asset pursuant to which we provide, or cause one or more of our subsidiaries to provide, to Arlington Asset certain services for fees based on actual costs incurred by us and our subsidiaries in providing the services. Similarly, Arlington Asset agreed to provide to us under the same services agreement certain services for fees based on actual costs incurred by Arlington Asset and its subsidiaries in providing the services. Arlington Asset has paid us approximately $2.7 million pursuant to this agreement since January 1, 2008, and we have paid Arlington Asset approximately $2.0 million pursuant to this agreement for the same period. We believe the terms of these services in the aggregate are at least as favorable to us as those we could have obtained from unrelated third parties through arm’s-length negotiations.

Tax Sharing Agreement

In July 2006, we entered into a tax sharing agreement with FBR TRS Holdings, a wholly-owned subsidiary of Arlington Asset, with respect to prior tax periods pursuant to which we and FBR TRS Holdings will be responsible for our respective portions of the tax liability, and will be entitled to receive the benefit of our respective portions of any tax benefit or refund, that relates to such prior tax periods. Under the tax sharing agreement, FBR TRS Holdings has the sole authority to respond to and conduct all income tax proceedings, including tax audits, relating to prior tax periods. This arrangement may result in conflicts of interest between our company and FBR TRS Holdings with respect to prior tax periods. The tax sharing agreement will terminate upon the expiration of the statute of limitations for the 2006 tax period. Under the tax sharing agreement, if we or one of our subsidiaries is assessed and pays directly to the Internal Revenue Service tax liability for a prior tax period in excess of the amount properly allocable to us or such subsidiary under the tax sharing agreement, FBR TRS Holdings has agreed to reimburse us for the amount of such excess. In 2008, FBR TRS Holdings did not pay any reimbursement to us and there are no outstanding payments from either party.

Corporate Agreement

In connection with our July 2006 private offering, our Board of Directors approved and we entered into a corporate agreement with Arlington Asset pursuant to which, among other things, we granted to Arlington Asset a continuing option to purchase, through FBR TRS Holdings, additional shares of our common stock. Any exercise of the option by Arlington Asset must occur simultaneously with the issuance by us of any additional shares of our common stock on the same terms as such issuance, but only to the extent necessary to permit Arlington Asset to maintain its then-existing beneficial ownership percentage of our common stock. The purchase price of the shares of our common stock acquired upon any exercise of this option will be equal to the price paid for the common stock in the related issuance if we issue common stock for cash, or the then current market price of our common stock if we issue a different equity security or common stock for other than cash. Before completing our July 2006 private offering, we amended the corporate agreement to specify that Arlington Asset’s option will not apply and will not be exercisable in connection with our issuance of any shares of common stock or securities exercisable for or convertible into shares of common stock pursuant to any stock option or other director, executive or employee benefit or compensation plan maintained by us unless the issuance would cause Arlington Asset and its affiliates to own less than a majority of our common stock on a fully diluted basis as a result of such issuance.

The corporate agreement also provides that neither our company nor Arlington Asset will take any action or enter into any commitment or agreement that may reasonably be anticipated to result in a violation by the other party of:

•	any provision of applicable law or regulation;

•	any provision of the other party’s articles of incorporation or bylaws;

•	any existing credit agreement or other material instrument binding upon the other party; or

•	any judgment, order or decree of any governmental body, agency or court having jurisdiction over the other party or any of its respective assets.

In addition, the corporate agreement contains indemnification and contribution provisions by Arlington Asset for the benefit of our company and related persons pursuant to which Arlington Asset has agreed to indemnify us against any and all liabilities and claims relating to the businesses contributed to us prior to completion of our 2006 private offering and that arise out of actions or events that occurred prior to the completion of that offering and for any and all liabilities and claims arising out of any breach by Arlington Asset of any of its obligations under the corporate agreement. Likewise, the corporate agreement contains indemnification and contribution provisions by us for the benefit of Arlington Asset and related persons pursuant to which we have agreed to indemnify Arlington Asset and related persons against any and all liabilities and claims arising out any breach by us of any of our obligations under the corporate agreement. In 2008, we did not receive or make any payments pursuant to the indemnification and contribution provisions.

The corporate agreement provides that all material inter-company transactions, including any material amendments to the corporate agreement, management services agreement, the services agreement, the tax sharing agreement or any other agreement between our company and Arlington Asset, will be subject to the approval of the Audit Committee of our Board of Directors.

We have agreed with Arlington Asset that both our company and Arlington Asset have the right to:

•	engage in the same or similar business activities as the other party;

•	do business with any customer or client of the other party; and

•	employ or engage any officer or employee of the other party.

Neither Arlington Asset nor our company, nor their respective related persons, will be liable to the other as a result of engaging in any of these activities.

The corporate agreement further provides that if one of our officers or directors who also serves as an officer or director of Arlington Asset becomes aware of a potential transaction that may represent a corporate opportunity related to the capital markets and asset management businesses for both our company and Arlington Asset, the officer or director has no duty to present that opportunity to Arlington Asset; and we will have the sole right to pursue the transaction if our board so determines. If one of our officers or directors who also serves as an officer or director of Arlington Asset becomes aware of any other potential transaction that may represent a corporate opportunity for both our company and Arlington Asset, the officer or director will have a duty to present that opportunity to Arlington Asset; and Arlington Asset will have the sole right to pursue the transaction if Arlington Asset’s board so determines. If one of our officers or directors who does not serve as an officer or director of Arlington Asset becomes aware of a potential transaction that may represent a corporate opportunity for both our company and Arlington Asset, neither our company nor the officer or director has a duty to present that opportunity to Arlington Asset, and we may pursue the transaction if our board so determines.

The corporate agreement contemplates that an officer or director of our company who also serves as an officer or director of Arlington Asset, or an officer or director of Arlington Asset who also serves as an officer or director of our company, may become aware of an opportunity to invest as a principal, for investment purposes only and not for strategic purposes, in the securities of a third-party issuer that is an existing or potential investment banking client of ours. Accordingly, the corporate agreement described above gives each of Arlington Asset and us the right to invest in merchant banking investment opportunities that either of us identify, based on a 50/50 allocation to Arlington Asset and us, respectively, subject to Arlington Asset maintaining its REIT qualification and Arlington Asset and our company maintaining their respective exemptions from the registration requirements of the Investment Advisers Act of 1940. Merchant banking investment decisions will be made by our investment committee. Our investment committee will be composed of members of our senior management team who are also officers of Arlington Asset and members of its investment committee.

Under the corporate agreement, we must obtain Arlington Asset’s written consent before taking any of the following actions:

•	entering into any agreement or arrangement that binds or purports to bind Arlington Asset or any of its affiliates;

•	declaring extraordinary dividends or making other extraordinary distributions to the holders of our capital stock; and

•	issuing any equity securities or securities convertible into or exercisable for equity securities except for common stock equity securities issued or granted to our employees.

Arlington Asset may assign these consent rights to a third party who may exercise them so long as the third party directly or indirectly owns or has the right to acquire more than 50% of our then-outstanding common stock.

The corporate agreement will terminate in the event Arlington Asset beneficially owns less than 50% of our then-outstanding common stock, except that the indemnification and contribution provisions will survive the termination.

Credit Facilities

As of January 1, 2008, Arlington Asset provided FBR Capital Markets & Co. with an unsecured revolving subordinated line of credit in an amount up to $500 million. This line of credit expired on March 31, 2008. No borrowings were drawn on this line of credit in 2008 and no interest was paid to Arlington Asset in 2008 under this line of credit.

In 2007, FBR Capital Markets & Co. provided Arlington Asset with a $200 million uncommitted revolving credit facility. From time to time, Arlington Asset could borrow funds from our affiliate under this credit facility in order to provide for Arlington Asset’s working capital needs. This credit facility was terminated in March 2008. No advances were made to Arlington Asset during 2008 under this credit facility and no interest was paid by Arlington Asset during 2008 under this credit facility.

Transactions With Crestview

In connection with our 2006 private offering, our Board of Directors approved and we entered into a professional services agreement with an affiliate of Crestview (Crestview Advisors, L.L.C.). In exchange for ongoing strategic advice and assistance, we agreed to pay Crestview’s affiliate an annual strategic advisory fee of $1.0 million, plus reimbursement of its reasonable out-of-pocket expenses, for so long as Crestview continues to own at least 50% of the shares of our common stock it purchased in our July 2006 private offering. Since January 1, 2008, we have paid Crestview’s affiliate approximately $0.75 million in cash under this agreement.

In September 2008, we agreed to issue to Crestview Advisors, L.L.C. 502,268 options to purchase common shares of our company in lieu of cash payments for the strategic advisory fee for the period from October 1, 2008 through December 31, 2009. These options were issued at an exercise price of $5.30 and valued by us at $1,171,000.

Review, Approval or Ratification of Transactions With Related Persons

Our written Code of Business Conduct and Ethics applies to any related party transaction with any of our executive officers or directors, and it is the practice of our Board of Directors that any such transactions that are not in the ordinary course of business or are not performed on standard market terms must be approved by a majority of the disinterested members of our Board of Directors. In addition, pursuant to a Voting Agreement among Crestview, Arlington Asset and us that we entered into at the time of our 2006 private offering, any agreement or arrangement between, or transaction that involves, us or our affiliates, on the one hand, and Arlington Asset and its affiliates, on the other hand, must be approved by a majority of directors other than the directors designated by Arlington Asset. Finally, it is the practice of our Board of Directors that any transaction with any shareholder known to beneficially own over five percent of a class of our voting securities, or its related persons, that is not in the ordinary course of business or is not performed on standard market terms must be approved by a majority of the disinterested members of our Board of Directors. We refer to the foregoing policies and practices as our “Related Party Transaction Policy.”

The transactions described above under “—Transactions With Executive Officers, Directors and Other Related Persons” were reviewed and approved in accordance with our Related Party Transaction Policy. The other transactions described above in this section were entered into prior to our initial public offering and the implementation of our Related Party Transaction Policy.

Pursuant to its charter, the Nominating and Governance Committee also periodically reviews our conflict of interest policies as set forth in our Code of Business Conduct and Ethics concerning directors and executive officers, and reviews with management our procedures for implementing and monitoring compliance with the conflict of interest policies.

Certain of our executive officers and directors may invest their personal funds in amounts that exceed $120,000 in investment funds managed by our affiliates and securities underwritten by FBR Capital Markets & Co., or otherwise engage in transactions in the ordinary course of business involving goods and services provided by FBR Capital Markets & Co. and its affiliates, such as brokerage, investment management and financial advisory services, on the same terms and with the same conditions as those offered or provided to non-affiliated third parties. These transactions are reviewed in accordance with the policy stated above.

Retirement and Director Service Agreements With Our Chairman and Then-Chief Executive Officer

Eric F. Billings retired as our Chief Executive Officer effective January 1, 2009 and Richard J. Hendrix succeeded him in that role. As we announced on December 22, 2008, Mr. Billings will continue to serve as the non-executive Chairman of our Board of Directors. In connection with his retirement, Mr. Billings and our company entered into a retirement agreement (the “Retirement Agreement”) and a director service agreement (the “Director Agreement”) on December 21, 2008, effective as of January 1, 2009.

In recognition of his longstanding service to our company as one of its founders, his commitment to remain active on behalf of our company as Chairman and his critical role to our company’s future success, and based on his agreement to be subject to new restrictive covenants, the Retirement Agreement provides Mr. Billings with certain post-retirement benefits.

The restrictive covenants generally prohibit Mr. Billings from (i) competing with our company until the earlier of December 31, 2013 or the third anniversary of the date that his service with the Board terminates (the “Restricted Period”), (ii) soliciting our company’s customers during the Restricted Period, (iii) hiring or soliciting our company’s employees until the fifth anniversary of the date that his service with the Board terminates and (iv) divulging to anyone outside of our company, except as required by law or with our express written consent and except for confidential information of our company which is publicly known through no wrongful act on Mr. Billings’ part, any confidential matters relating to the business and affairs of our company and its controlled affiliates learned by Mr. Billings. Mr. Billings also agreed not to make any statement, orally or in writing, nor to take any action, that (A) in any way could reasonably be expected to disparage our company or the business reputation of any director, employee representative or agent of our company, or which foreseeably or reasonably could be expected to harm the business reputation or goodwill of those persons or entities, or (B) in any way, directly or indirectly, could knowingly cause, encourage or condone the making of such statements or the taking of such actions by anyone else. We agreed to like terms as in clauses (A) and (B) in the preceding sentence with respect to Mr. Billings.

The covenant not to compete with our company without our express written consent includes a prohibition on owning an interest in, joining, operating, controlling or participating in, being connected as an owner, officer, executive, employee, partner, member, manager, shareholder, or principal of or with, or otherwise aiding or assisting in any manner whatsoever, any individual corporation or entity that competes with the activities of us or our subsidiaries and controlled affiliates, including in the capital markets, money management, financial advisory and/or institutional sales and trading businesses (each activity, a “Competitive Activity). However, Mr. Billings may (i) own up to one percent (1%) of the outstanding stock of a publicly held corporation which is or is affiliated with an entity or person that competes with us or our subsidiaries or (ii) be an officer, executive, employee, partner, member, manager, shareholder, or principal of or with a hedge fund, mutual fund, side-by-side fund or a third-party asset management firm (each activity, a “Permitted Activity”). Other than the right to cease payments under the Retirement Agreement and the Director Agreement (as described below), we will have no remedies against Mr. Billings if Mr. Billings provides notice to us that he will engage in a Competitive Activity in respect of money management that is not already a Permitted Activity.

If Mr. Billings’ service on our Board ceases for any reason during the twelve-month period immediately following a change in control of our company, as defined in our 2006 LTIP but not including any transaction involving the sale to a third party by Arlington Asset of any of our outstanding voting stock or securities or the sale of Arlington Asset to a third party without the sale, exchange or conversion of all of our outstanding voting stock or securities, then the covenant not to compete shall continue to apply until the earlier of (i) one year following the date that Mr. Billings’ service with us ceases or (ii) the end of the third anniversary of the date Mr. Billings ceases to serve on our Board for any reason.

The retirement benefits include (i) a deferred compensation arrangement that provides for five annual payments of $1.0 million starting on December 31, 2009 (subject to compliance with the restrictive covenants described above), (ii) continued health benefits for five years for Mr. Billings, his spouse and his daughter, (iii) office and secretarial support for three years (as long as Mr. Billings continues to serve on the Board) and (iv) continued vesting of equity awards previously granted by us pursuant to their existing vesting schedule (subject to his compliance with the restrictive covenants described above).

It is expected that Mr. Billings will continue to have active involvement in crucial business development and relationship management aspects of our company’s business, and will help to grow and strengthen our company’s current and future client relationships. In consideration of these efforts and to incentivize these actions, our company has entered into the Director Agreement, which provides that for three years (i) our company will nominate Mr. Billings to serve as a Board member, (ii) Mr. Billings will receive an annual Chairman’s fee of $400,000, at the same time and in the same form as the fees paid to other Board members generally, no later than March 15 of each year following the calendar year in which Mr. Billings earned this fee and (iii) Mr. Billings will be eligible to receive an annual bonus. For 2009, Mr. Billings will receive a bonus, based on agreed-upon, activity-based performance metrics, of at least $1.5 million. For 2010 and 2011, there will be no minimum bonus and the annual bonus will be based on our company’s and Mr. Billings’ actual performance, as determined by our Chief Executive Officer in consultation with the Compensation Committee of the Board. We will pay any annual bonus earned by Mr. Billings on the same terms and in the same form as the annual bonuses we pay to our Executive Committee under our company’s Annual Incentive Compensation Program generally and we will, except as provided below, pay or grant the bonus no later than March 15 of each year following the calendar year for which the applicable bonus is awarded. Any bonus amount deferred into equity in our company pursuant to any deferral plan or program shall vest subject to Mr. Billings’ compliance with the restrictive covenants in the Retirement Agreement described above. However, any then unvested equity awards shall (A) vest in full and be settled immediately upon Mr. Billings’ death and (B) vest in full and upon the occurrence of a change in control (as defined in the Retirement Agreement) and (1) be settled immediately upon such change in control in the event it is a “change in control event” within the meaning of Section 409A of the Code or (2) otherwise be settled in accordance with its terms.

If Mr. Billings breaches, or threatens to commit a breach of, any of the restrictive covenants described above, our company and its controlled affiliates, in addition to, and not in lieu of, any other rights and remedies available to our company and its controlled affiliates under law or in equity (including, without limitation, the recovery of damages), shall have the right and remedy to have the restrictive covenants specifically enforced by any court having equity jurisdiction, including, without limitation, the right to an entry against Mr. Billings of restraining orders and injunctions (preliminary, mandatory, temporary and permanent) against violations, threatened or actual, and whether or not then continuing, of such covenants.

Each of the Retirement Agreement and the Director Agreement may be amended, superseded, canceled, renewed or extended, and its terms may be waived, only by a written agreement signed by Mr. Billings and us.

Employment Agreement With Our President and Chief Executive Officer

On April 30, 2008, we entered into an employment agreement with Richard J. Hendrix, then our President and Chief Operating Officer. When Mr. Hendrix succeeded Mr. Billings as our Chief Executive Officer on January 1, 2009, Mr. Hendrix’s employment agreement remained unchanged. The agreement has an initial term of three years, with two one-year annual renewal periods unless either party elects not to renew the agreement. The agreement provides for an annual base salary of at least $750,000 during the term and eligibility to participate in any of our performance bonus plans or programs or long-term incentive plans or programs existing as of the date of the agreement, including the 2008 executive performance bonus plan that was approved by the Compensation Committee of the Board in February 2008, or that is adopted by the Compensation Committee or the Board during the term of the agreement for the benefit of our executive officers.

The agreement provides for severance benefits in the event of termination of Mr. Hendrix’s employment during the agreement’s term. Upon a termination due to death or disability, Mr. Hendrix (or his estate) will be entitled to receive (i) any annual salary and other benefits actually earned and accrued under the agreement prior to the date of termination; (ii) any amount earned and accrued, but not yet paid, prior to the date of termination under any bonus, equity or long term incentive plan then in effect; (iii) full vesting of any and all equity, performance-based, or long-term incentive awards that are not vested as of the date of termination; and (iv) reimbursement of expenses incurred prior to the date of termination.

If Mr. Hendrix’s employment is terminated for Cause (as defined in the agreement) or he voluntarily resigns without Good Reason (as defined in the agreement), he will be entitled to receive (i) any annual salary and other benefits actually earned and accrued under the agreement prior to the date of termination, (ii) all vested rights and benefits under any retirement or other benefit plan or program, and (iii) reimbursement of expenses incurred prior to the date of termination. For purposes of the agreement, “Cause” means Mr. Hendrix’s:

•

conviction of, indictment for or formal admission to or plea of nolo contendere with respect to, a felony or a crime of moral turpitude, dishonesty, breach of trust, fraud, misappropriation, embezzlement or unethical business conduct (but only if the Board reasonably determines, after considering all related facts and circumstances, that such indictment, conviction or plea has materially and adversely affected or is reasonably likely to materially and adversely affect our business or reputation), or any crime involving our company;

•

continued willful misconduct or willful or gross neglect in the performance of his duties hereunder, following written notice of such misconduct or neglect and failure to remedy such misconduct or neglect within 15 days after delivery of such notice; provided, however, the Board shall have the discretion (A) to require a remedial period that is shorter than 15 days to remedy certain misconduct or neglect that the Board reasonably determines can be remedied in less than 15 days or (B) to offer no opportunity to remediate conduct or neglect that the Board reasonably determines to be incapable of being cured;

•

continued failure to materially adhere to the clear directions of our company, to adhere to our written policies, or to devote substantially all of his business time and efforts to our company in accordance with and subject to the provisions of Section 2 hereof, and failure to cure such failure within 15 days after delivery of written notice of such failure; provided, however, the Board of Directors shall have the discretion (A) to require a remedial period that is shorter than 15 days to remedy certain failures that the Board reasonably determines can be remedied in less than 15 days or (B) to offer no opportunity to remediate failures that the Board reasonably determines to be incapable of being cured;

•

continued failure to substantially perform the duties properly assigned to Mr. Hendrix by us (other than any such failure resulting from his disability) and failure to cure such failure within 15 days after delivery of written notice of such failure; provided, however, the Board of Directors shall have the discretion (A) to require a remedial period that is shorter than 15 days to remedy certain failures that the Board reasonably determines can be remedied in less than 15 days or (B) to offer no opportunity to remediate failures that the Board reasonably determines to be incapable of being cured; or

•

material and willful breach of any of the terms and conditions of the agreement and failure to cure such breach within 15 days following written notice from us specifying such breach; provided, however, the Board of Directors shall have the discretion (A) to require a remedial period that is shorter than 15 days to remedy certain breaches that the Board reasonably determines can be remedied in less than 15 days or (B) to offer no opportunity to remediate breaches that the Board reasonably determines to be incapable of being cured.

If Mr. Hendrix’s employment is terminated by us without Cause or he resigns for Good Reason (as defined in the agreement), he will be entitled to receive: (i) any annual salary and other benefits actually earned and accrued under the agreement prior to the date of termination; (ii) any amount earned but not yet paid prior to the date of termination under any bonus, equity or long term incentive plan then in effect; (iii) all vested rights and benefits under any retirement or other benefit plan or program; (iv) reimbursement for expenses incurred prior to the date of termination; (v) a single-sum cash payment equal to two (2) times the average total annual salary and performance bonuses earned by and paid to Mr. Hendrix with respect to the two fiscal years preceding the date of termination, but excluding the retention incentive payment described below; provided that such lump-sum amount will not be less than $4.5 million if the date of termination occurs before payment to Mr. Hendrix of any performance bonus relating to the 2009 fiscal year; (vi) immediate vesting of all unvested incentive equity or equity-based awards held by Mr. Hendrix, including any performance-based cash or equity-based awards that are not intended to qualify as “performance based compensation” under Section 162(m) of the Code based on a performance measurement period beginning after January 1, 2009; provided, however, that unvested incentive equity or equity-based awards that are intended to qualify as “performance based compensation” under Section 162(m) of the Code based on a performance measurement period beginning after January 1, 2009, shall vest and be earned only upon achievement of the applicable performance goals or objectives (but disregarding any requirement for Executive’s continued employment); and (vii) for a period of five years after termination of employment, continuing coverage of Mr. Hendrix and his qualified beneficiaries under our group health plans that Mr. Hendrix and his beneficiaries would have received under the agreement in the absence of termination, provided that we shall in no event be required to provide such coverage to Mr. Hendrix or a qualified beneficiary after such time as Mr. Hendrix or the beneficiary, as applicable, is no longer eligible to receive continued coverage under COBRA. For the portion of such five-year period after Mr. Hendrix or a beneficiary is no longer eligible to elect continuing coverage under our group health plans under COBRA, we will reimburse the health insurance premiums incurred by Mr. Hendrix under a private health insurance plan that provides substantially similar benefits for Mr. Hendrix and his beneficiaries and is reasonably acceptable to us, provided that we shall in no event be required to provide or reimburse the cost of any benefits otherwise required by this clause after such time as Mr. Hendrix or the beneficiary, as applicable, becomes entitled to receive benefits of the same type from another employer or recipient of Mr. Hendrix’s services.

For purposes of the agreement, “Good Reason” means:

•

a “Change in Control” of our company as that term is defined in our then-current long-term incentive plan, followed within one year following the Change in Control (it being agreed and understood that this provision will survive any expiration of the term of the agreement that occurs during such one-year period following a Change in Control for the remaining portion of such one-year period) by any demotion of Mr. Hendrix or any material diminution in Mr. Hendrix’s authority, duties and responsibilities, or the assignment to Mr. Hendrix of duties materially inconsistent with the Mr. Hendrix’s position or positions with us; provided, however, that any merger or business combination of our company solely with Arlington Asset or any other affiliate of our company or any sale, distribution or other disposition (other than as provided for in the next clause) by Arlington Asset of its ownership interest in our company shall not be deemed to be a Change in Control for purposes of the agreement; and provided further that a sale of the control position owned directly or indirectly by

Arlington Asset shall constitute a Change in Control for purposes of the agreement unless an investment group involving Crestview Partners, our company, or their affiliates, officers, and directors is the buyer of the Arlington Asset’s interest and no single entity or person directly or indirectly owns more than fifty percent (50%) of our company;

•	a reduction of more than ten percent (10%) in the annual salary of Mr. Hendrix;

•	any demotion or material reduction or diminution in the duties or authority of Mr. Hendrix; or

•	our breach of any material provision of the agreement and subsequent failure to cure such breach within 30 days after receiving written notice from Mr. Hendrix of such breach.

Under certain circumstances, the severance benefits payable by us will be reduced to the extent necessary to avoid paying excise taxes under Section 280G of the Code. Under other circumstances, we will indemnify Mr. Hendrix against certain tax liabilities he incurs relating to the severance benefits.

The agreement also contains restrictive covenants. The agreement generally prohibits Mr. Hendrix from (i) competing with our company during the term of his employment and until the first anniversary of the date that his employment with our company terminates either by our company with or without Cause or by Mr. Hendrix with or without Good Reason (the “Restricted Period”), (ii) soliciting our company’s customers during the Restricted Period, (iii) hiring or soliciting our company’s employees during the Restricted Period and (iv) divulging to anyone outside of our company, except as required by law or with our express written consent and except for confidential information of our company which is publicly known through no wrongful act on Mr. Hendrix’s part, any confidential matters relating to the business and affairs of our company and its affiliates learned by Mr. Hendrix. Mr. Hendrix also agreed not to make any statement, orally or in writing, nor to take any action, that (A) in any way could reasonably be expected to disparage our company or the business reputation of any director, employee representative or agent of our company, or which foreseeably or reasonably could be expected to harm the business reputation or goodwill of those persons or entities, or (B) in any way, directly or indirectly, could knowingly cause, encourage or condone the making of such statements or the taking of such actions by anyone else.

The covenant not to compete with our company without our express written consent includes a prohibition on Mr. Hendrix owning an interest in, joining, operating, controlling or participating in, being connected as an owner, officer, executive, employee, partner, member, manager, shareholder, or principal of or with, or otherwise aiding or assisting in any manner whatsoever, any individual corporation or entity that competes with the activities of us or our subsidiaries in the capital markets, financial advisory and/or institutional sales and trading businesses. However, Mr. Hendrix may (i) own up to one percent (1%) of the outstanding stock of a publicly held corporation which is or is affiliated with an entity or person that competes with us or our subsidiaries or (ii) be an officer, executive, employee, partner, member, manager, shareholder, or principal of or with a private equity fund or a third-party asset management firm. The covenant not to compete with our company shall not apply if Mr. Hendrix’s employment with our company is terminated for any reason by our company or Mr. Hendrix effective during the 12-month period immediately following a Change in Control as that term is defined in our then-current long-term incentive plan.

If Mr. Hendrix breaches, or threatens to commit a breach of, any of the restrictive covenants described above, our company and its affiliates, in addition to, and not in lieu of, any other rights and remedies available to our company and its affiliates under law or in equity (including, without limitation, the recovery of damages), shall have the right and remedy to have the restrictive covenants specifically enforced by any court having equity jurisdiction, including, without limitation, the right to an entry against Mr. Hendrix of restraining orders and injunctions (preliminary, mandatory, temporary and permanent) against violations, threatened or actual, and whether or not then continuing, of such covenants.

The employment agreement may be amended, superseded, canceled, renewed or extended, and its terms may be waived, only by a written agreement signed by Mr. Hendrix and us.

Retention Incentive Agreement With Our President and Chief Executive Officer

On April 30, 2008, we entered into a retention incentive agreement with Mr. Hendrix, then our President and Chief Operating Officer and now our President and Chief Executive Officer, pursuant to which we agreed to pay, and we did pay, Mr. Hendrix a lump-sum cash payment of $1.7 million. If Mr. Hendrix voluntarily resigns without Good Reason (as defined in his employment agreement described above) or is terminated for Cause (as defined in his employment agreement described above), in either case prior to the first anniversary of the retention incentive agreement, he will be required to pay back in full the $1.7 million payment. If Mr. Hendrix were to die or become permanently Disabled (as defined in his employment agreement described above) prior to the first anniversary of the retention incentive agreement, no portion of the cash retention incentive shall be repayable.

COMPENSATION DISCUSSION AND ANALYSIS

The following compensation discussion and analysis provides information regarding certain aspects of our overall compensation philosophy and objectives and the elements of compensation paid to our named executive officers in 2008.

Historical Compensation Program

Prior to 2008, we did not pay cash compensation to our named executive officers for their services as our executive officers. Our named executive officers received cash compensation from Arlington Asset from a fee that we paid to Arlington Asset pursuant to the terms of a management services agreement that we entered into with Arlington Asset in July 2006. Under the terms of the management services agreement, Arlington Asset provided us with our executive management team, each member of which was responsible for performing, subject to the oversight of our Board of Directors, the services and activities customarily performed by persons holding the positions that each such member of our executive management team holds with us or as otherwise requested by our Board of Directors from time to time. Effective as of January 1, 2008, the management services agreement between us and Arlington Asset was terminated. As a result of this termination, we ceased paying a management services fee to Arlington Asset for providing our executive management team and, instead, our company assumed responsibility for approving and funding the compensation arrangements of our executive management team.

Philosophy and Objectives of Our Compensation Program

As a result of the termination of the management services agreement with Arlington Asset, the Compensation Committee of our Board assumed discretionary authority over the compensation of our named executive officers. In developing a compensation program for our named executive officers, the Compensation Committee’s goal was to link compensation decisions to both corporate and individual performance, with a focus on rewarding financial results, as well as rewarding the individual performance and accomplishments of our executive officers in light of their respective duties and responsibilities, the impact of their actions on our strategic initiatives, and their overall contribution to the culture, strategic direction, stability and performance of our company.

In furtherance of the Compensation Committee’s philosophy of linking pay to performance, in the first quarter of 2008 the Compensation Committee developed a 2008 Incentive Compensation Program (the “ICP”) that was designed to link a substantial portion of the total compensation payable to four of our named executive officers and certain other executive officers to our company’s overall financial performance, as measured by net revenue. One of our named executive officers, James C. Neuhauser, our Head of Investment Banking, was not eligible to participate in the ICP, because he did not become an executive officer until April 2008, after the ICP was implemented. The ICP was designed to comply with the requirements of Section 162(m) of the Code to ensure the tax deductibility of annual performance-based incentive compensation paid to our named executive officers.

The ICP is described in greater detail below. Our company did not achieve the minimum threshold of net revenues required under the ICP for the payment of bonuses to our named executive officers under the ICP. As a result, none of our named executive officers received any bonus for 2008 under the ICP. The Compensation Committee did, however, approve discretionary bonuses for three of our named executive officers, Bradley J. Wright, our Chief Financial Officer, William J. Ginivan, our General Counsel who in addition has responsibility for our Compliance Department, and James C. Neuhauser, our Head of Investment Banking, as discussed further below. No ICP bonus or discretionary bonus was paid to Eric F. Billings, our Chief Executive Officer and Chairman of the Board in 2008, or Richard J. Hendrix, our President and Chief Operating Officer in 2008. Mr. Billings did receive certain equity incentives as described below and Mr. Hendrix received an incentive payment pursuant to a retention incentive agreement we entered into with him in April 2008 as well as certain equity incentive awards, all as described more fully below. In April 2008, we also entered into an employment agreement with Mr. Hendrix, the terms of which are described below. Effective January 1, 2009, Mr. Billings retired as our Chief Executive Officer but agreed to remain a director and the Chairman of the Board. Mr. Hendrix succeeded Mr. Billings as our Chief Executive Officer effective January 1, 2009. We entered into a retirement agreement and a director agreement with Mr. Billings, the terms of which are described below.

Apart from the ICP, our Compensation Committee retains the discretion to compensate and reward our named executive officers based on a variety of other factors, including various subjective or qualitative factors. The Compensation Committee seeks, through our compensation programs, to foster an entrepreneurial, production-focused culture that we believe is critical to the success of our company and to the long-term growth of shareholder value. In addition to appropriately rewarding individual performance, viewed in light of each named executive officer’s duties, responsibilities and function, the Compensation Committee also believes that it is critical to encourage commitment among the named executive officers to our overall corporate objectives and culture of partnership. A key component of our overall compensation philosophy is for the named executive officers to have a significant portion of their compensation linked to building long-term value for our shareholders. To achieve this objective, based on the discretion of the Compensation Committee and the terms and conditions of our Partnership Program under the 2006 LTIP, equity-based grants or awards were made to our named executive officers in 2008 and may be made in subsequent years from the shares authorized under the 2006 LTIP.

The Compensation Committee engaged Towers Perrin, Inc., an independent compensation consultant, to conduct a total rewards study to provide a review of the competitiveness of our compensation programs and provide advice with respect to our executive compensation and policies, including equity incentive awards. Towers Perrin provided analysis and recommendations that informed the Compensation Committee, but Towers Perrin did not decide or approve any compensation actions. Based on the information provided as part of the ongoing total rewards study, the Compensation Committee has undertaken to revise the compensation program for our named executive officers in accordance with our overall compensation philosophy and objectives. For 2009, in light of the ongoing global financial and economic crisis, the Compensation Committee does not expect to establish a formulaic performance-based bonus program for our named executive officers that is based on the achievement of specified corporate financial performance goals. The Compensation Committee does not believe such a program is appropriate in the current environment, because of the continuing uncertainty regarding any economic recovery or sustained improvement in the capital markets in the near future. The Compensation Committee has determined that, absent a meaningful upturn in the economy and improvement in the financial and credit markets during 2009, it is unlikely that a performance-based bonus plan that is linked to specified corporate performance goals would provide any meaningful compensation for our named executive officers. As a result, the Compensation Committee does not believe that a performance bonus plan that satisfies the requirements of Section 162(m) of the Code is appropriate for 2009. The Compensation Committee intends to continue to work with Towers Perrin and management in an effort to develop an appropriate compensation program for our named executive officers that will balance the desire to reward fairly and motivate our named executive officers in the current difficult environment with the Compensation Committee’s overall commitment to (i) linking executive compensation to corporate performance and increased value for our shareholders and (ii) retaining sufficient discretion, including negative discretion, to ensure that our executives are motivated to achieve both short-term and long-term results.

Elements of 2008 Compensation

This section describes the various elements of our compensation program for our named executive officers in 2008, summarized in the table below, and why the Compensation Committee chose to include the items in the compensation program. As detailed below, our compensation program during 2008 consisted of base salary, performance-based and discretionary bonus or “at risk” compensation opportunities, long-term incentive compensation and benefit programs which are generally available to all of our employees (based on standard criteria such as minimum length of service and hours worked per week). We do not currently provide perquisites, defined benefit plans or other retirement benefits, deferred compensation, guaranteed severance or agreed-upon post-termination compensation to our named executive officers, except for certain retirement payments and director fees payable to Eric F. Billings as a result of his retirement on January 1, 2009, and certain severance benefits payable to Richard J. Hendrix under his employment agreement under certain circumstances. As noted above, no bonuses were paid under our performance-based incentive compensation program, or ICP.

In 2008, we paid base salaries to each of our named executive officers, discretionary cash bonuses to three of our named executive officers and a retention incentive payment to our President and then-Chief Operating Officer. We also entered into an employment agreement with Mr. Hendrix in April 2008, both as an inducement to Mr. Hendrix and in order to impose on him certain restrictive covenants. We also used stock options, restricted stock awards and restricted stock unit awards, whether issued as part of the Partnership Program or otherwise under the 2006 LTIP, to compensate our named executive officers. These elements of our executive compensation are summarized as follows:

Element	Description	Function
Base Salary	Fixed cash compensation	Provides basic compensation at a level consistent with competitive practices; reflects role, responsibilities, skills, experience and performance; encourages retention

Performance-Based Annual Incentive Compensation	Payable annually in cash or stock at the discretion of the Compensation Committee under the Incentive Compensation Program (“ICP”) based on performance	Motivates and rewards for achievement of annual company performance goals; no bonuses were paid under the ICP for 2008 and none will be paid in 2009

Discretionary Bonuses	Discretionary bonuses awarded in circumstances where individual qualitative performance was excellent; payable in cash or stock at the discretion of the Compensation Committee	Rewards excellent performance relative to the duties, responsibilities and function of an individual executive officer

Long-Term Equity Incentives	Provides equity awards (including options, stock appreciation rights, restricted stock, restricted stock units, performance stock, other stock-based awards or any combination thereof); equity awards may be granted at the Compensation Committee’s discretion under the 2006 LTIP	Motivates and rewards for financial performance over a sustained period; strengthens mutuality of interests between executives and shareholders; increases retention; rewards creation of shareholder value

Element	Description	Function
Benefits	Defined contribution savings plan, healthcare plan and other standard company benefit plans	Provides market competitive savings and health and welfare benefit programs generally available to other employees based on standard eligibility criteria

Executive Perquisites and Other Arrangements	We do not provide perquisites, defined benefit plans or other retirement benefits, deferred compensation, guaranteed severance or agreed-upon post-termination compensation to our named executive officers	Not applicable

Retirement Payments and Benefits	Purely discretionary payments that can be made in cash, equity or a combination of the two, payable in a lump sum or over a period of years following retirement	Rewards extraordinary commitment and performance over many years, encourages implementation of successful succession plans

Retention Incentive Payments	Payable at the discretion of the Compensation Committee upon entry in a retention agreement with the particular named executive officer subject to claw-back restrictions that lapse upon satisfaction of the employment condition	Creates additional incentives for retention of key officers in light of a competitive environment

Base Salary

The purpose of base salary is to provide a set amount of cash compensation for each named executive officer that is not variable in nature and is generally competitive with market practices. Under normal circumstances, consistent with industry practice and our pay for performance philosophy, the base salary for each named executive officer typically accounts for less than half of total compensation.

The Compensation Committee seeks to pay our executive officers a competitive base salary in recognition of their job responsibilities for a publicly held company by considering several factors, including competitive factors within our industry, past contributions and individual performance of each named executive officer, as well as retention. As discussed above, in setting base salaries the Compensation Committee is mindful of total compensation and the overall goal of keeping the amount of cash compensation that is provided in the form of base salary substantially lower than the amount of bonus opportunity that is available, assuming that performance targets are met or exceeded. The Compensation Committee also takes into account compensation provided to named executive officers of Arlington Asset in past years, including any recent adjustments to base compensation.

In 2008, the Compensation Committee reviewed the annual salaries and overall compensation of our executive officers using market data provided by Towers Perrin. Following the Towers Perrin review, base salaries for our named executive officers were not changed from amounts paid in 2007 by Arlington Asset, with the exception of William J. Ginivan, whose base salary paid by our company increased by $125,000 to $375,000 when, as of September 16, 2008, Arlington Asset no longer provided the $125,000 that it had been paying to Mr. Ginivan.

Performance-Based Annual Incentive Compensation

Under our ICP, our Board, upon the recommendation of the Compensation Committee, established a performance-based annual incentive compensation program for our named executive officers. This program was intended to provide a significant portion of total compensation paid to our named executive officers upon satisfaction of the program’s specified performance goals. The objective of the program was to provide cash and equity compensation that is variable based on the achievement of annual performance goals determined each year by our Board upon the recommendation of the Compensation Committee. Delivering a significant portion of total compensation to our named executive officers if the annual performance goals are met reflects one of the core objectives of our compensation program, pay-for-performance, which the Compensation Committee believes benefits the shareholders. The program was designed to comply with the requirements of Section 162(m) of the Code to ensure the tax deductibility of annual performance-based incentive compensation paid to our named executive officers. Under Section 162(m) of the Code, we cannot deduct compensation in excess of $1.0 million that is paid to a named executive officer in any year unless the compensation qualifies as “performance-based” compensation under Section 162(m) of the Code. Our company seeks to preserve the tax deductibility of the compensation it pays to executive officers, to the extent it can do so without impairing the operation and effectiveness of our compensation policies and programs. We believe, and have received confirmation from outside counsel, that the ICP meets Section 162(m) requirements.

Under the ICP, Messrs. Billings, Hendrix, Ginivan, and Wright were entitled to share in a performance-based bonus pool established under the ICP (the “ICP pool”). Mr. Neuhauser, who became a named executive officer in 2008 for the first time, was not entitled to share in the ICP pool. Performance-based annual incentive compensation awards for each of the ICP participants in 2008 were to be based on a pre-determined percentage of the ICP pool for each participant and would be paid, if earned, through a combination of cash and restricted stock units, or RSUs, of our common stock awarded under the 2006 LTIP. The mix of cash and RSUs of our common stock was to be determined by the Compensation Committee in its discretion. The Compensation Committee and the Board also had discretion to reduce the size of the ICP pool and to award a smaller amount than would otherwise be paid, if earned, to the ICP participants from the ICP pool if the Compensation Committee and the Board believed that was appropriate.

Funding of the ICP pool for 2008 was contingent on achieving the pre-established financial performance goals established by the Compensation Committee. We did not fund the ICP pool in 2008, since net revenue did not reach the required minimum threshold, which the Compensation Committee set at $200 million. Details regarding the potential amounts that we would have been required to fund in the ICP pool based on achieving various levels of net revenue were described in detail in our annual 2008 proxy statement. We have not repeated that description here since the ICP pool was not funded for 2008 and no such pool is being established for 2009.

Discretionary Bonuses

The Compensation Committee reviewed executive management performance for 2008 giving consideration to the fact that the “performance-based” goals under the ICP were extremely difficult to achieve as a result of the global credit crisis and related market turbulence, regardless of the performance of certain members of executive management. Specifically, the Compensation Committee noted the accomplishments of our company and our named executive officers in the areas under their supervision in light of their duties, responsibilities and function. For example, for Mr. Wright, our Chief Financial Officer, the Compensation Committee reviewed our company’s financial reporting obligations and enhancements to internal reporting, risk management and brokerage operations, and assessed the performance of our company in complying with those obligations and achieving those enhancements. For Mr. Ginivan, our General Counsel who in addition has responsibility for our Compliance Department, the Compensation Committee reviewed the extent to which our company met its various regulatory and compliance requirements, the adequacy of our company’s various compliance policies and procedures, and the extent to which our company managed exposure to, resolved or avoided altogether, contingent liabilities associated with legal proceedings. For Mr. Neuhauser, our Head of Investment Banking, our company assessed the success of our company in developing and implementing robust strategic initiatives in the investment banking area, including an expense reduction initiative, as well as the successful completion of certain significant investment banking engagements under Mr. Neuhauser’s leadership during a challenging investment banking environment.

After careful consideration of the individual performance of our named executive officers in light of their duties, responsibilities and function, the Compensation Committee concluded that certain named executive officers had performed exceptionally well in 2008 and that their actions were materially beneficial to our company and our shareholders. The Compensation Committee determined that the failure to make either retrospective and/or prospective retention and long-term incentive awards to select executive management team members would likely have an adverse effect on our ability to retain and motivate the highly experienced and proven executives who the Committee believes are critical to the overall business operations of our company. This was of significant concern to the Compensation Committee, given the highly competitive nature of our business, the mobility of skilled and experienced executives, the need for continuity and enhanced stability of executive management during challenging market conditions, as well as the importance of managing succession within our company. The Compensation Committee felt that both short- and long-term motivation of the executive management team was of utmost concern as well. The Compensation Committee reported its conclusions and recommendations to the Board of Directors, and the independent members of the Board approved the Compensation Committee’s recommendations. Accordingly, the Board approved bonuses for 2008 for three of our named executive officers as follows:

•	a $275,000 bonus payable to William J. Ginivan, of which $237,708 was payable in cash and $37,292 was payable in the form of 14,872 RSUs related to FBR Capital Markets common stock;

•	a $400,000 bonus payable to Bradley J. Wright of which $345,654 was payable in cash and $54,346 was payable in the form of 21,673 RSUs related to FBR Capital Markets common stock; and

•	a $1,000,000 bonus payable to James C. Neuhauser, of which $800,000 was payable in cash and $200,000 was payable in the form of 79,761 RSUs related to FBR Capital Markets common stock.

For Messrs. Ginivan, Wright and Neuhauser, the allocation of the bonuses between cash and restricted stock units was based on a formula our company uses for its senior officers and key employees that requires that a percentage of total compensation for these individuals over certain thresholds be paid in restricted stock units. The restricted stock units vest over a three-year period, subject to continued employment.

Messrs. Billings and Hendrix were not awarded discretionary bonuses for 2008. In April 2008, the Compensation Committee awarded Mr. Hendrix a special cash retention incentive payment of $1.7 million pursuant to a retention incentive agreement our company entered into with Mr. Hendrix at that time. The terms of that agreement are described below.

Long-Term Equity Incentives

The Compensation Committee believes that a portion of named executive officer compensation should be in the form of equity awards, as a retention tool and to align further the long-term interests of named executive officers with those of our other shareholders. As described above, the Compensation Committee has discretion to determine the payment of named executive officer bonuses through a combination of cash and RSUs of our common stock. Equity awards are made pursuant to our 2006 LTIP. The 2006 LTIP provides for awards in the form of stock options, restricted stock and restricted stock units. In 2008, we granted stock options and restricted stock unit awards as part of the Partnership Program under the 2006 LTIP.

The Compensation Committee understands and appreciates that equity incentive compensation can promote high-risk behavior if the incentives it creates for short-term performance are not properly aligned with the interests of our company over the long-term. The Compensation Committee believes that the structure of our company’s long-term equity incentives, with its emphasis on the use of performance-based restricted stock units, appropriately mitigates the risk by directly aligning the recipients’ interests with those of our company. We use judgment and discretion rather than rely solely on formulaic results and do not use highly leveraged incentives that drive risky short-term behavior. Instead, we reward consistent and longer-term performance. Our long-term equity incentives reward long-term stock performance.

In February and April of 2008, we granted performance-based restricted stock units to our named executive officers (“2008 Performance RSUs”). However, on August 18, 2008, after the Compensation Committee completed an analysis of (i) whether the Performance RSUs were providing appropriate performance incentives and (ii) whether certain amendments to the Performance RSUs and new awards would be desirable to create more effective performance incentives and stronger retention benefits for our company, the Board of Directors determined that it was in the best interest of our company to approve certain amendments to a portion of the original 2008 Performance RSUs, which became effective as of August 20, 2008. The Board of Directors also determined that it was in the best interests of our company to cancel the balance of the original 2008 Performance RSUs and to award new performance-based RSUs and stock options to the plan participants, effective as of August 20, 2008. For our company’s named executive officers, the RSU amendments resulted in the following compensation arrangements:

•

Of the 1,000,000 original 2008 Performance RSUs previously granted to Eric F. Billings in February 2008, 266,667, or 26.7%, of such performance-based RSUs were amended to remove performance-based restrictions, and the remaining 733,333, or 73.3%, of Mr. Billings’ original 2008 Performance RSUs were cancelled. In addition, Mr. Billings was granted (i) 266,667 new performance-based RSUs, and (ii) options to purchase 533,333 shares of our company’s common stock.

•

Of the 600,000 original 2008 Performance RSUs previously granted to Richard J. Hendrix in February 2008, 160,000, or 26.7%, of such performance-based RSUs were amended to remove performance-based restrictions, and the remaining 440,000, or 73.3%, of Mr. Hendrix’s original 2008 Performance RSUs were cancelled. In addition, Mr. Hendrix was granted (i) 160,000 new performance-based RSUs, and (ii) options to purchase 320,000 shares of our company’s common stock.

•

Of the 125,000 original 2008 Performance RSUs previously granted to William J. Ginivan in February 2008, 33,333, or 26.7%, of such performance-based RSUs were amended to remove performance-based restrictions, and the remaining 91,667, or 73.3%, of Mr. Ginivan’s original 2008 Performance RSUs were cancelled. In addition, Mr. Ginivan was granted (i) 33,333 new performance-based RSUs, and (ii) options to purchase 66,667 shares of our company’s common stock.

•

Of the 65,000 original 2008 Performance RSUs previously granted to Bradley J. Wright in April 2008, 17,333, or 26.7%, of such performance-based RSUs were amended to remove performance-based restrictions, and the remaining, 47,667 or 73.3%, of Mr. Wright’s original 2008 Performance RSUs were cancelled. In addition, Mr. Wright was granted (i) 17,333 new performance-based RSUs, and (ii) options to purchase 34,667 shares of our company’s common stock.

•

Of the 300,000 original 2008 Performance RSUs previously granted to James C. Neuhauser in February 2008, 80,000, or 26.7%, of such performance-based RSUs were amended to remove performance-based restrictions, and the remaining, 220,000, or 73.3%, of Mr. Neuhauser’s original 2008 Performance RSUs were cancelled. In addition, Mr. Neuhauser was granted (i) 80,000 new performance-based RSUs, and (ii) options to purchase 160,000 shares of our company’s common stock.

The new performance-based RSUs vest in equal one-third increments on the third, fourth and fifth anniversaries of the original February 2008 grant date, subject to continued employment and only if the average market price of our company’s common stock as quoted on the NASDAQ Stock Market is at least $8.00 per share for any 20 consecutive trading days prior to February 20, 2011. The newly granted stock options will become exercisable in three equal annual installments beginning on August 20, 2011, subject only to continued employment, at an exercise price of $5.61 per share, which was the closing price of our company’s common stock on the NASDAQ Stock Market on August 19, 2008, the trading day immediately preceding the date of grant, and will expire on August 20, 2015.

Additionally, Bradley J. Wright was granted 25,000 shares of restricted stock on February 25, 2008 as part of the compensation package offered to him to join our company as our Chief Financial Officer. The shares are subject to vesting in equal one-third increments on the third, fourth and fifth anniversaries of the grant date.

As mentioned above and discussed in detail below, effective January 1, 2009, Mr. Billings retired as the Chief Executive Officer of our company, and our company entered into a retirement agreement and a director service agreement with Mr. Billings in connection with his retirement and his agreement to remain as non-executive Chairman of our Board. Also as mentioned above and discussed in detail below, Mr. Hendrix, who had been serving as our President and Chief Operating Officer, succeeded Mr. Billings as Chief Executive Officer of our company. In connection with his appointment as our Chief Executive Officer, we did not modify the executive employment agreement Mr. Hendrix entered into with us on April 30, 2008, the terms of which are described below. In recognition of his promotion to the position of Chief Executive Officer of our company, on February 24, 2009 we granted options to purchase 500,000 shares of our company’s common stock to Mr. Hendrix. The options have an exercise price of $2.95, equal to the closing price of our company’s common stock on February 23, 2009, the day preceding the date of grant, will vest in four equal installments on the first four anniversaries of the date of grant, subject to Mr. Hendrix’s continued employment, and will expire on the tenth anniversary of the date of grant.

Retirement and Director Service Agreements With Our Chairman and Then-Chief Executive Officer

On December 22, 2008, we announced that Eric F. Billings, then our Chief Executive Officer, would retire effective January 1, 2009 and would be succeeded by Richard J. Hendrix, then our President and Chief Operating Officer. Mr. Billings will continue to serve as the non-executive Chairman of the Board of Directors and will continue to have ongoing active involvement in our company’s business development activities and client relationship management.

In connection with his retirement, on December 22, 2008, we and Mr. Billings entered into a retirement agreement and a director service agreement. Each agreement is effective as of January 1, 2009.

In recognition of his longstanding service to our company as one of its founders, his commitment to remain active on behalf of our company as its non-executive Chairman and his critical role to our company’s future success, and based on his agreement to be subject to new restrictive covenants, the retirement agreement provides Mr. Billings with certain post-retirement benefits. The restrictive covenants generally prohibit Mr. Billings from (i) competing with our company until the earlier of December 31, 2013 or the third anniversary of the date that his service with the Board terminates (the “Restricted Period”), (ii) soliciting our company’s customers during the Restricted Period or (iii) hiring or soliciting our company’s employees until the fifth anniversary of the date that his service with the Board terminates. Retirement benefits include (i) a deferred compensation arrangement that provides for five annual payments of $1.0 million starting on December 31, 2009 (subject to compliance with the restrictive covenants described above), (ii) continued health benefits for five years, (iii) office and secretarial support for three years (as long as Mr. Billings continues to serve on the Board) and (iv) continued vesting of previous granted equity awards pursuant to their existing vesting schedule (subject to his compliance with the restrictive covenants described above).

It is expected that Mr. Billings will continue to have active involvement in crucial business development and relationship management aspects of our company’s business, and will help to grow and strengthen our company’s current and future client relationships. In consideration of these efforts and to incentivize these actions, our company has entered into the director agreement, which provides that for three years (i) our company will nominate Mr. Billings to serve as a Board member, (ii) Mr. Billings will receive an annual Chairman’s fee of $400,000 and (iii) Mr. Billings will also be eligible to receive a discretionary annual bonus. For 2009, Mr. Billings will receive a bonus, based on agreed-upon, activity-based performance metrics, of at least $1.5 million. For 2010 and 2011, there will be no minimum bonus and the annual bonus will be based on our company’s and Mr. Billings’ actual performance. Descriptions of the material terms of the retirement agreement and director service agreement are set forth above in “Certain Relationships and Transactions with Related Parties — Retirement and Director Service Agreements With Our Chairman and Then-Chief Executive Officer.”

Employment Agreement and Retention Incentive Agreement With Our President and Chief Executive Officer

On April 30, 2008, we entered into an employment agreement and a retention incentive agreement with Richard J. Hendrix, then our President and Chief Operating Officer and now our President and Chief Executive

Officer. While it has historically been our policy, and will continue to be our policy, not to enter into employment agreements with our executive officers, we and the Compensation Committee of our Board determined that an exception to the policy was appropriate in the case of Mr. Hendrix. Effective January 1, 2008, we and Arlington Asset agreed to terminate the management services agreement between our company and Arlington Asset, and we assumed the responsibility for compensating our executives directly for their services. We and the Compensation Committee determined that creating appropriate contractual retention and incentive benefits, as well as certain restrictive covenants, for Mr. Hendrix was important to ensure a desired level of stability and continuity within our senior management team. We and the Compensation Committee view Mr. Hendrix as a critical member of our senior management team, and expect that he will lead our efforts to implement our various strategic initiatives in the years to come. As part of these agreements, Mr. Hendrix resigned all positions with Arlington Asset and agreed to devote all of his professional time and efforts to his duties then as our President and Chief Operating Officer and now as our President and Chief Executive Officer. Descriptions of the material terms of the employment agreement and the retention incentive agreement are set forth above in “Certain Relationships and Transactions with Related Parties — Employment Agreement With Our President and Chief Executive Officer” and “Certain Relationships and Transactions with Related Parties —Retention Incentive Agreement With Our President and Chief Executive Officer,” respectively.

Post-Termination Compensation

With the exception of our company’s employment and retention incentive agreements with Richard J. Hendrix, and the retirement and director service agreements with Eric F. Billings, we do not have employment contracts or post-termination compensation agreements with any of our named executive officers, and we do not have contractual provisions or other arrangements with any of the named executive officers, which provide for payments at, following, or in connection with the resignation, severance, retirement or other termination (including constructive termination) of a named executive officer. The Board of Directors retains discretion to provide severance in a particular case, although we are under no obligation to do so. Unvested stock options and restricted stock awards held by grantees, including those held by named executive officers, may vest upon a change in control or following a change in control, or upon termination of employment due to death or disability, as provided under the terms of our 2006 LTIP, including prior plans. The Compensation Committee is considering instituting formal policies with respect to severance for the named executive officers. For quantitative information related to post-termination compensation, see “Executive Compensation — Potential Payments Upon Termination or Change-in-Control.”

Deductibility of Executive Compensation

The Compensation Committee reviews and considers the deductibility of executive compensation under Section 162(m) of the Code, which provides that we may not deduct compensation of more than $1,000,000 that is paid to our chief executive officer or any one of our three highest paid executive officers, other than our chief executive officer, unless certain conditions are met. The Compensation Committee established the ICP during the first quarter of 2008 with a view towards ensuring that performance-based bonuses payable to our named executive officers would be deductible; however, as discussed above, no bonuses were earned or paid under the ICP. The Compensation Committee had discretion to approve compensation that did not meet these requirements in order to ensure competitive levels of total compensation for its executive officers, and the Compensation Committee exercised this discretion as described above. As discussed above under the heading “— Performance-Based Annual Incentive Compensation,” the Compensation Committee has not established a performance bonus plan for 2009 that complies with the requirements of Section 162(m) of the Code.

2009 Executive Compensation for Named Executive Officers

As mentioned above and discussed in detail below, effective January 1, 2009, Mr. Hendrix, who had been serving as our President and Chief Operating Officer, succeeded Mr. Billings as Chief Executive Officer of our company. In recognition of his promotion to the position of Chief Executive Officer of our company, on February 24, 2009 we granted options to purchase 500,000 shares of our company’s common stock to

Mr. Hendrix. The options have an exercise price of $2.95, equal to the closing price of our company’s common stock on February 23, 2009, the day preceding the date of grant, will vest in four equal installments on the first four anniversaries of the date of grant, subject to Mr. Hendrix’s continued employment, and will expire on the tenth anniversary of the date of grant.

As discussed above, on February 24, 2009, our Board of Directors approved discretionary bonuses for Bradley J. Wright, Executive Vice President and Chief Financial Officer, and William J. Ginivan, Executive Vice President and General Counsel, of $400,000 and $275,000, respectively. Each bonus, paid part in cash and part in RSUs, was for the recipient’s performance in 2008 and not for performance in 2009.

EXECUTIVE COMPENSATION

Summary Compensation Table for 2008

The following table contains compensation information for our named executive officers for the years ended December 31, 2007 and 2008. Richard J. Hendrix, our President and then-Chief Operating Officer, was the only named executive officer who was solely dedicated to our company during 2007. In 2007, Mr. Hendrix dedicated substantially all of his professional time to us but was paid by Arlington Asset. Compensation that was paid to Mr. Hendrix in 2007 by Arlington Asset is included in the table below. Arlington Asset did not pay any additional cash compensation to Mr. Hendrix beyond that shown in the table below. Effective January 1, 2009, Richard J. Hendrix succeeded Eric F. Billings as our Chief Executive Officer when Mr. Billings retired as of that date.

During 2007, Eric F. Billings and Richard J. Hendrix, who at the time were our Chairman and Chief Executive Officer and our President and Chief Operating Officer, respectively, served as members of our Board of Directors but did not receive additional compensation for their services as directors.

Name and Principal Position	Year	Salary(1) ($)	Bonus(2) ($)	Stock Awards(3) ($)	Option Awards(3) ($)	All Other Comp.(4) ($)	Total ($)
Eric F. Billings	2008	960,000	—	2,840,728	1,701,999	10,186	5,512,913
Chairman and then-Chief Executive Officer(5)	2007	—	—	303,999	369,023	—	673,022

Bradley J. Wright	2008	206,731	440,000	61,445	14,016	—	722,192
Executive Vice President and Chief Financial Officer	2007	—	—	—	—	—	—

Kurt R. Harrington	2008	—	—	5,245	—	—	5,245
Executive Vice President and Chief Financial Officer(6)	2007	—	—	47,086	136,675	—	183,761

William J. Ginivan	2008	286,458	275,000	426,669	31,587	—	1,019,714
Executive Vice President and General Counsel	2007	—	—	47,086	102,506	—	149,592

Richard J. Hendrix	2008	750,000	1,700,000	410,890	151,619	—	3,012,509
President and then-Chief Operating Officer(5)	2007	750,000	1,073,672	367,046	246,015	430	2,437,163

James C. Neuhauser	2008	250,000	1,000,000	1,212,304	308,755	—	2,771,059
Executive Vice President and Head of Investment Banking	2007	—	—	—	—	—	—

(1)	Mr. Billings was also paid a base salary of $800,000 by Arlington Asset.
From January 1, 2008 through September 16, 2008, Mr. Ginivan had dual responsibilities at our company and at Arlington Asset. After September 16, 2008, Mr. Ginivan became solely dedicated to our company and its operations. We paid Mr. Ginivan an annual base salary rate of $250,000 and Arlington Asset paid Mr. Ginivan an annual base salary of $125,000 from January 1, 2008 through September 15, 2008. Effective September 16, 2008, we paid Mr. Ginivan an annual base salary of $375,000.
(2)	Amount for Mr. Wright includes a sign-on bonus of $40,000 we paid to Mr. Wright when he joined our company.
As previously disclosed, Mr. Hendrix received a payment of $1,700,000 as part of an employment and retention incentive agreement entered into on April 30, 2008. If, prior to the first anniversary of the retention incentive agreement, Mr. Hendrix voluntarily resigns without Good Reason (as defined in his employment agreement described above) or is terminated with Cause (as defined in his employment agreement described above), he will be required to pay back in full the $1.7 million payment.
(3)

The amounts in the “Stock Awards” column and the “Option Awards” column reflect the respective dollar amounts of stock-based compensation expense recognized by us for all outstanding stock awards and option awards in accordance with SFAS No. 123R. For information on the valuation of option awards, please refer to Note 12 in the notes to our consolidated financial statements included in our 2008 Annual Report on Form 10-K. In February 2008, we awarded Messrs. Billings, Hendrix and Ginivan performance-based restricted stock units under the 2006 LTIP. These awards were subsequently amended in August 2008, resulting in the forfeiture by

Messrs. Billings, Hendrix and Ginivan of 733,333, 440,000 and 91,667 units, respectively. See footnote 2 of “— Grants of Plan-Based Awards Table for 2008” for more information.
(4)	The amount in the “All Other Compensation” column represent insurance premiums paid by Arlington Asset for the benefit of Mr. Billings in 2008 and for the benefit of Mr. Hendrix in 2007.
(5)	Effective January 1, 2009, Mr. Billings retired from the role of Chief Executive Officer and was succeeded in that role by Mr. Hendrix.
(6)	As previously disclosed, as of March 4, 2008, Mr. Harrington no longer serves as our principal financial officer. His salary was funded entirely by Arlington Asset.

On April 30, 2008, we entered into two agreements with Mr. Richard F. Hendrix, our President and Chief Operating Officer at that time and now our President and Chief Executive Officer. We describe in detail above the employment agreement in “— Employment Agreement With Our Chief Executive Officer” and the retention incentive agreement in “— Retention Incentive Agreement With Our Chief Executive Officer.”

On December 21, 2008, we entered into two agreements with Mr. Eric F. Billings, our Chairman and Chief Executive Officer at that time. We describe these agreements in detail above in “— Retirement and Director Service Agreements With Our Chairman and Then-Chief Executive Officer.”

As referenced in footnote 3 to the table above, in 2008 we awarded Messrs. Billings, Hendrix and Ginivan performance-based restricted stock units under the 2006 LTIP that were subsequently amended, resulting in the forfeiture by Messrs. Billings, Hendrix and Ginivan of 733,333, 440,000 and 91,667 units, respectively. See footnote 2 of “— Grants of Plan-Based Awards Table for 2008” for detailed information on those awards and subsequent amendments.

Grants of Plan-Based Awards Table for 2008

The following table presents information concerning each grant made to our named executive officers in the fiscal year ended December 31, 2008, under any plan, including awards, if any, that subsequently have been transferred.

Name	Grant Date	Date of Comp. Cttee. Approval		Estimated Future Payouts Under Non-Equity Incentive Plan Awards: Target(1) (#)	Estimated Future Payouts Under Equity Incentive Plan Awards: Target(2)(3) (#)	All Other Stock Awards: Number of Shares of Stock(4) (#)	All Other Stock Awards: Number of Shares Underlying Options(5) (#)	Exercise or Base Price of Option Awards ($/sh)	Closing Market Price on Date of Grant ($/sh)	Grant Date Fair Value(6) ($)
Eric F. Billings	2/19/2008	2/19/2008		—
	2/20/2008	2/19/2008			1,000,000	—	—	—	—	2,180,000
	8/20/2008	8/18/2008			266,667	—	—	—	—	1,106,668
	8/20/2008	8/18/2008			—	—	533,333	5.61	5.69	1,605,332
Bradley J. Wright	2/25/2008	2/19/2008			—	25,000	—	—	—	156,500
	4/21/2008	4/21/2008			65,000	—	—	—	—	132,600
	8/20/2008	8/18/2008			17,333	—	—	—	—	71,932
	8/20/2008	8/18/2008			—	—	34,667	5.61	5.69	104,348
Kurt R. Harrington	2/20/2008	2/19/2008			—	7,257	—	—	—	50,001
	2/20/2008	2/19/2008			—	1,281	—	—	—	8,826
William J. Ginivan	2/19/2008	2/19/2008		—
	2/20/2008	2/19/2008			125,000	—	—	—	—	272,500
	2/20/2008	2/19/2008			—	9,071	—	—	—	62,499
	2/20/2008	2/19/2008			—	1,601	—	—	—	11,031
	8/20/2008	8/18/2008			33,333	—	—	—	—	138,332
	8/20/2008	8/18/2008			—	—	66,667	5.61	5.69	200,668
Richard J. Hendrix	2/19/2008	2/19/2008		—
	2/20/2008	2/19/2008			600,000	—	—	—	—	1,308,000
	8/20/2008	8/18/2008			160,000	—	—	—	—	664,000
	8/20/2008	8/18/2008			—	—	320,000	5.61	5.69	963,200
James C. Neuhauser	2/21/2008	—	(7)		300,000	—	—	—	—	612,000
	8/20/2008	8/18/2008			80,000	—	—	—	—	332,000
	8/20/2008	8/18/2008			—	—	160,000	5.61	5.69	481,600

(1)	As described in our 2008 proxy statement, the Compensation Committee of our Board of Directors developed a 2008 Incentive Compensation Program (“ICP”) in the first quarter of 2008 to provide performance-based compensation opportunities for certain of our named executive officers. Messrs. Billings, Ginivan and Hendrix participated in this plan. Messrs. Wright, Harrington and Neuhauser did not participate in this plan. We did not achieve the minimum threshold of net revenues required under the ICP for the payment of performance-based compensation to the named executive officers participating in the plan, and therefore the estimated future payout amounts to the participants are zero.
(2)	On February 20, 2008, we granted Performance RSUs pursuant to the 2006 LTIP to certain named executive officers as part of a broad-based equity incentive program covering approximately 40 of our company’s key employees. These units were awarded subject to a performance-based vesting condition, which was subsequently amended.
Of the 1,000,000 units granted to Mr. Billings on February 20, 2008, the vesting terms with respect to 266,667 units were amended on August 20, 2008, to remove the performance-based condition. As a result of the amendment, 266,667 units will vest in equal one-third increments on the third, fourth and fifth anniversaries of the original February 2008 grant date subject only to continued employment with our company. The remaining 733,333 units granted on February 20, 2008 were cancelled.
Of the 65,000 units granted to Mr. Wright on April 21, 2008, the vesting terms with respect to 17,333 units were amended on August 20, 2008, to remove the performance-based condition. As a result of the amendment, 17,333 units will vest in equal one-third increments on the third, fourth and fifth anniversaries of the original April 2008 grant date subject only to continued employment with our company. The remaining 47,667 units granted on April 21, 2008 were cancelled.
Of the 125,000 units granted to Mr. Ginivan on February 20, 2008, the vesting terms with respect to 33,333 units were amended on August 20, 2008, to remove the performance-based condition. As a result of the amendment, 33,333 units will vest in equal one-third increments on the third, fourth and fifth anniversaries of the original February 2008 grant date subject only to continued employment with our company. The remaining 91,667 units granted on February 20, 2008 were cancelled.

Of the 600,000 units granted to Mr. Hendrix on February 20, 2008, the vesting terms with respect to 160,000 units were amended on August 20, 2008, to remove the performance-based condition. As a result of the amendment, 160,000 units will vest in equal one-third increments on the third, fourth and fifth anniversaries of the original February 2008 grant date subject only to continued employment with our company. The remaining 440,000 units granted on February 20, 2008 were cancelled.
Of the 300,000 units granted to Mr. Neuhauser on February 21, 2008, the vesting terms with respect to 80,000 units were amended on August 20, 2008, to remove the performance-based condition. As a result of the amendment, 80,000 units will vest in equal one-third increments on the third, fourth and fifth anniversaries of the original February 2008 grant date subject only to continued employment with our company. The remaining 220,000 units granted on February 21, 2008 were cancelled.
(3)	On August 20, 2008, we granted Performance RSUs pursuant to the 2006 LTIP to certain named executive officers as part of a broad-based equity incentive program covering approximately 40 of our company’s key employees. These units will become eligible to vest in equal one-third increments in February 2011, February 2012 and February 2013, subject to continued employment with our company and only if the average market price of our company’s common stock is at least $8.00 per share for any 20 consecutive trading days prior to February 20, 2011.
(4)	On February 25, 2008, Mr. Wright was granted 25,000 restricted shares of our company’s common stock, which vest in equal one-third increments on the third, fourth and fifth anniversaries of the grant date, subject only to continued employment with our company. These shares were awarded under the 2006 LTIP as part of the compensation package offered to him to join our company as our Chief Financial Officer.
On February 20, 2008, Mr. Harrington was awarded 7,257 restricted shares of our company’s common stock, which vest in equal one-third increments on the first, second, and third anniversaries of the grant date, subject only to continued employment with our company, and 1,281 restricted shares of our company’s common stock, which vest in full on the third anniversary of the grant date, subject only to continued employment with our company. These shares were awarded under the 2006 LTIP as partial payment of the discretionary bonus paid to Mr. Harrington by us for his 2007 service. Mr. Harrington retained rights to these restricted shares when he ceased employment with our company in March 2008 but continued to be employed by Arlington Asset, one of our affiliates.
On February 20, 2008, Mr. Ginivan was awarded 9,071 restricted shares of our company’s common stock, which vest in equal one-third increments on the first, second, and third anniversaries of the grant date, subject only to continued employment with our company, and 1,601 restricted shares of our company’s common stock, which vest in full on the third anniversary of the grant date, subject only to continued employment with our company. These shares were awarded under the 2006 LTIP as partial payment of the discretionary bonus paid to Mr. Ginivan by us for his 2007 service.
(5)	On August 20, 2008, Messrs. Billings, Wright, Ginivan, Hendrix and Neuhauser were granted options to purchase shares of our company’s common stock under the 2006 LTIP. These options become exercisable in three equal annual installments beginning on August 20, 2011, subject only to continued employment with our company, at an exercise price of $5.61 per share, which was the closing price of our company’s common stock on the NASDAQ Stock Market on August 19, 2008, the trading day immediately preceding the date of grant.
(6)	Represents the grant date fair value, which has been computed in accordance with SFAS No. 123R.
(7)	Compensation Committee approval was not required for this grant.

Outstanding Equity Awards At 2008 Fiscal Year-End

The following table sets forth information concerning equity awards made to our named executive officers that were outstanding at December 31, 2008.

	Option Awards				Stock Awards
Name	Number of Securities Underlying Unexercised Options (#) (unexercisable)(1)	Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options(2) (#)	Option exercise price ($)	Option expiration date	Number of Shares or Units of Stock That Have Not Vested(3) (#)	Market value Shares or Units of Stock That Have Not Vested(4) ($)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested(5) (#)	Equity Incentive Plan Awards: Market Value of Unearned Shares, Units or Other Rights That Have Not Vested(4) ($)
Eric F. Billings	—	243,000	15.00	7/20/2012	282,356	1,372,250	266,667	1,296,002
	533,333	—	5.61	8/20/2015	—	—	—	—
William J. Ginivan	—	67,500	15.00	7/20/2012	46,436	225,679	33,333	161,998
	66,667	—	5.61	8/20/2015	—	—	—	—
Kurt R. Harrington	—	90,000	15.00	7/20/2012	10,969	53,309	—	—
Richard J. Hendrix		162,000	15.00	7/20/2012	178,943	869,663	160,000	777,600
	320,000	—	5.61	8/20/2015	—	—	—	—
James C. Neuhauser	—	135,000	15.00	8/16/2012	216,657	1,052,953	80,000	388,800
	160,000	—	5.61	8/20/2015	—	—	—	—
Bradley J. Wright	34,667	—	5.61	8/20/2015	42,333	205,738	17,333	84,238

(1)	On August 20, 2008, Messrs. Billings, Wright, Ginivan, Hendrix and Neuhauser were granted options to purchase shares of our company’s common stock under the 2006 LTIP. These options become exercisable in three equal annual installments beginning on August 20, 2011, subject only to continued employment with our company, at an exercise price of $5.61 per share, which was the closing price of our company’s common stock on the NASDAQ Stock Market on August 19, 2008, the trading day immediately preceding the date of grant.
(2)	In connection with our July 2006 private offering, Arlington Asset’s Board of Directors, which at the time included Messrs. Billings and Hendrix, approved the grant of these performance-based options to the named executive officers. The option grant was subject to a majority of our company’s independent directors approving the performance criteria for these options at a later date. On April 10, 2007, a majority of our company’s independent directors approved the performance criteria. These performance-based options will vest on July 20, 2009 if, commencing with the quarter ended September 30, 2006 and ending with the quarter ending June 30, 2009, our company achieves an average after-tax return on equity (calculated over the period of any four consecutive quarters) in excess of ten percent. If the performance condition is not satisfied by the end of the three-year vesting period, these options will expire unvested. These options are expected to expire unvested at the end of the second quarter of 2009.
Mr. Neuhauser’s options were awarded under our 2006 LTIP with 3-year cliff vesting on August 16, 2009, the third anniversary of the grant date.
(3)	Unvested restricted shares/units held by Mr. Billings at December 31, 2008 vest as follows: 12,405 will vest in two equal annual installments beginning on July 25, 2009, 3,284 will vest in full on July 25, 2010 and 266,667 will vest in three equal annual installments beginning on February 20, 2011.
Unvested restricted shares/units held by Mr. Ginivan at December 31, 2008 vest as follows: 1,922 shares will vest in two equal annual installments beginning on July 25, 2009, 509 will vest in full on July 25, 2010, 9,071 will vest in three equal annual installments beginning on February 20, 2009, 1,601 will vest in full on February 20, 2011 and 33,333 will vest in three equal annual installments beginning on February 20, 2011.
Unvested restricted shares held by Mr. Harrington at December 31, 2008 vest as follows: 1,922 shares will vest in two equal annual installments beginning on July 25, 2009, 509 will vest in full on July 25, 2010, 7,257 will vest in three equal annual installments beginning on February 20, 2009 and 1,281 will vest in full on February 20, 2011. All vesting is subject to continued employment with an affiliate company.
Unvested restricted shares/units held by Mr. Hendrix at December 31, 2008 vest as follows: 14,978 will vest in two equal annual installments beginning on July 25, 2009, 3,965 will vest in full on July 25, 2010 and 160,000 will vest in three equal annual installments beginning on February 20, 2011.

Unvested restricted shares/units held by Mr. Neuhauser at December 31, 2008 vest as follows: 19,544 shares will vest in full on February 12, 2010, 20,000 will vest in three equal annual installments beginning on June 7, 2010, 38,117 will vest in two equal annual installments beginning on August 3, 2009, 10,090 will vest in full on August 3, 2011, 41,570 will vest in three equal annual installments beginning on February 15, 2009, 7,336 will vest in full on February 15, 2011 and 80,000 will vest in three equal annual installments beginning on February 21, 2011.
Unvested restricted shares/units held by Mr. Wright at December 31, 2008 vest as follows: 25,000 will vest in three equal annual installments beginning on February 25, 2011 and 17,333 will vest in three equal annual installments beginning on April 21, 2011.
(4)	The market value of the restricted shares and restricted stock units that have not vested as of December 31, 2008 was calculated based on $4.86 per share, the closing price of our company’s common stock on December 31, 2008. Dividends, if any, will be paid on outstanding shares of restricted stock at the same rate as paid to all holders of record of our company’s common stock. For 2008, we did not pay any dividends on our shares of common stock.
(5)	The shares or units held by Mr. Billings will vest in three equal annual installments beginning on February 21, 2011 if the average market price for our common stock is at least $8.00 per share for any 20 consecutive trading days prior to February 20, 2011.
The shares or units held by Messrs. Ginivan, Hendrix, Neuhauser and Wright will vest in three equal annual installments beginning on February 21, 2011 if the average market price for our common stock is at least $8.00 per share for any 20 consecutive trading days prior to February 20, 2011. All vesting is subject to continued employment with us.

Option Exercises and Stock Vested

No stock options to purchase shares of our common stock were exercised by our named executive officers in 2008. In 2008, the following restricted shares vested to executive officers:

Name	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)(1)
Eric F. Billings	6,202	30,948
Kurt R. Harrington	960	4,790
William J. Ginivan	960	4,790
Richard J. Hendrix	7,488	37,365
James C. Neuhauser	19,058	110,536

(1)	Shares of Messrs. Billings, Harrington, Ginivan and Hendrix vested on July 25, 2008. The market price per share of our common stock on that date closed at $4.99.
Shares of Mr. Neuhauser vested on August 3, 2008, which was a Sunday. The market price per share of our common stock on August 4, 2008, the first business day following the vesting date, closed at $5.80.

Potential Payments Upon Termination or Change-in-Control

With the exception of our company’s employment and retention incentive agreements with Richard J. Hendrix and the retirement and director service agreements with Eric F. Billings, we do not have employment contracts or post-termination compensation agreements with any of our named executive officers, and we do not have contractual provisions or other arrangements with any of the named executive officers, which provide for payments at, following, or in connection with the resignation, severance, retirement or other termination (including constructive termination) of a named executive officer. The Board of Directors retains discretion to provide severance in a particular case, although we are under no obligation to do so. Unvested stock options and restricted stock awards held by grantees, including those held by named executive officers, may vest upon a change in control or following a change in control, or upon termination of employment due to death or disability, as provided under the terms of our 2006 LTIP, including prior plans.

The following tables represent the payments due to our named executive officers in the event termination or change in control payments would have been triggered under the 2006 LTIP and Mr. Hendrix’s employment agreement as of December 31, 2008. For further information on the terms of Mr. Hendrix’s employment agreement, see “Certain Relationships and Transactions with Related Persons — Employment Agreement With Our President and Chief Executive Officer” above and also the actual employment agreement, which we filed as an exhibit to our Quarterly Report on Form 10-Q on May 12, 2008. Because the retirement and director service agreements we entered into with Mr. Billings were not effective as of December 31, 2008, we have not provided quantitative disclosure of those agreements in the following tables, which quantify scenarios as of December 31, 2008. Descriptions of the material terms of the retirement and director service agreements are set forth above in “Certain Relationships and Transactions with Related Parties — Retirement and Director Service Agreements With Our Chairman and Then-Chief Executive Officer.”

Payments Due Upon Termination Without Cause or Resignation for Good Reason

Name	Salary ($)(1)	Stock Awards ($)(2)	Option Awards ($)(2)(3)(4)	Non-Equity Incentive Plan Compensation ($)	All Other Compensation ($)	Benefits ($)(5)	Total ($)
Eric F. Billings	0	0	0	0	0	0	0
William J. Ginivan	0	0	0	0	0	0	0
Kurt R. Harrington	0	0	0	0	0	0	0
Richard J. Hendrix	4,528,846	1,647,263	0	0	0	82,223	6,258,332
James C. Neuhauser	0	0	0	0	0	0	0
Bradley J. Wright	0	0	0	0	0	0	0

(1)	In the event of a termination of Mr. Hendrix’s services to us without cause or a resignation of Mr. Hendrix for good reason, Mr. Hendrix is also entitled to receive within ten days after the termination of his employment a single-sum cash payment equal to two times the average total annual salary and performance bonus earned by and paid to Mr. Hendrix with respect to the two fiscal years preceding the date of termination. If the termination occurs prior to the payment of any annual performance bonus for 2009, Mr. Hendrix shall receive not less than $4.5 million.
In the event of a termination of Mr. Hendrix’s services to us without cause or a resignation of Mr. Hendrix for good reason, the unpaid portion of any earned and accrued, but not yet paid, annual salary shall be paid to Mr. Hendrix in a lump sum within ten days after the termination of his employment. For the purposes of this table, we assume that the termination occurred on December 31, 2008, before he received the last bi-weekly payment of the year.
(2)	In the event of a termination of Mr. Hendrix’s services to us without cause or a resignation of Mr. Hendrix for good reason, all unvested incentive equity and equity-based awards, other than those that are not intended to qualify as “performance based compensation” under Section 162(m) of the Code based on a performance measurement period beginning after January 1, 2009, shall immediately vest and any time-based forfeiture restrictions shall immediately lapse. In the event of a termination without cause due to a reduction in force, and pursuant to the 2006 LTIP, unvested options, stock appreciation rights (as defined in the 2006 LTIP) and restricted stock shall be forfeited.
(3)	The value of all restricted shares whose time-based forfeiture provisions would lapse and options that would vest upon termination is based on the number of shares multiplied by $4.86 per share, the closing price of our common stock on December 31, 2008, the last trading day of the year. Though Mr. Hendrix held 320,000 options as of December 31, 2008, the value of those options in the event of a termination of his services to us without cause or a resignation of Mr. Hendrix for good reason on that date would have been zero, as the market price per share of our common stock on that date, $4.86, was below the exercise price of those options, $5.61.
(4)	All outstanding options have an exercise price greater than the closing price of our common stock on December 31, 2008, the last trading day of the year, therefore the value of those options for purposes of this table at that date was zero.
(5)	In the event of a termination of Mr. Hendrix’s services to us without cause or a resignation of Mr. Hendrix for good reason, our company shall, for five years, provide Mr. Hendrix and his qualified beneficiaries health plan coverage through our group health plans while Mr. Hendrix is eligible under Section 4980B of the Code (“COBRA”) or shall reimburse Mr. Hendrix for premiums he incurs under a substantially similar private health insurance plan thereafter. For the purposes of this table, we assume that the cost of the health plan coverage is the same in each of the five years as the average per-employee amount we paid to provide our employees health care coverage in 2008.

Payments Due Upon Termination Without Cause Due to A Reduction in Force(1)

Name	Salary ($)	Stock Awards ($)(2)(3)	Option Awards ($)(2)(4)	Non-Equity Incentive Plan Compensation ($)	All Other Compensation ($)	Benefits ($)	Total ($)
Eric F. Billings	0	244,560	0	0	0	0	244,560
William J. Ginivan	0	46,117	0	0	0	0	46,117
Kurt R. Harrington	0	15,178	0	0	0	0	15,178
Richard J. Hendrix(1)	4,528,846	1,647,263	0	0	0	82,223	6,258,332
James C. Neuhauser	0	287,979	0	0	0	0	287,979
Bradley J. Wright	0	32,363	0	0	0	0	32,363

(1)	Our 2006 LTIP specifically contemplates a termination without cause due to a reduction in force, whereas Mr. Hendrix’s employment agreement contemplates a termination without cause more broadly. This table includes the same information for Mr. Hendrix as the table above entitled “Payments Due Upon Termination Without Cause or Resignation for Good Reason.” Please refer to the footnotes of that table for details of payments to Mr. Hendrix that would have been made if he had been terminated without cause due to a reduction in force on December 31, 2008.
(2)	In the event of a termination without cause due to a reduction in force, and pursuant to our 2006 LTIP, our named executive officers unvested options and stock appreciation rights (as defined in the 2006 LTIP) shall be forfeited, restricted stock subject to cliff vesting or annual pro rata vesting vests pro rata and remaining unvested restricted stock shall be forfeited, and all performance awards (as defined in the 2006 LTIP) shall be payable pro rata at the end of the applicable performance period and only if the associated performance goals are achieved.
The value of unvested restricted shares is based on the number of shares that would vest in the event of a termination without cause due to a reduction in force multiplied by $4.86, which was the closing price of our common stock on December 31, 2008, the last trading day of the year.
(3)	This table assumes that the performance goals for the performance awards are not later achieved by the end of the applicable performance period. If the goals were assumed to be achieved, then the amounts in the column entitled “Stock Awards” would increase by the following amounts, which would be payable only at the end of the applicable performance period:

Name	Stock Awards ($)
Eric F. Billings	104,942
William J. Ginivan	13,117
Kurt R. Harrington	—
Richard J. Hendrix	—
James C. Neuhauser	31,483
Bradley J. Wright	6,823

(4)	All outstanding options have an exercise price greater than the closing price of our common stock on December 31, 2008, the last trading day of the year, therefore the value of those options for purposes of this table at that date was zero.

Payments Due Upon Termination Due to Death or Disability

Name	Salary ($)(1)	Stock Awards ($)(2)(3)	Option Awards ($)(2)(3)(4)	Non-Equity Incentive Plan Compensation ($)	All Other Compensation ($)	Benefits ($)	Total ($)
Eric F. Billings	0	2,668,252	0	0	0	0	2,668,252
William J. Ginivan	0	387,677	0	0	0	0	387,677
Kurt R. Harrington	0	53,309	0	0	0	0	53,309
Richard J. Hendrix	28,846	1,647,263	0	0	0	0	1,676,109
James C. Neuhauser	0	1,441,753	0	0	0	0	1,441,753
Bradley J. Wright	0	289,976	0	0	0	0	289,976

(1)	In the event of a termination of Mr. Hendrix’s services to us due to his death or disability, the unpaid portion of any earned and accrued, but not yet paid, annual salary shall be paid to his estate in a lump sum. For the purposes of this table, we assume that Mr. Hendrix died or became disabled on December 31, 2008, before receiving the last bi-weekly payment of the year.
In the event of a termination of Mr. Hendrix’s services to us due to his death or disability, Mr. Hendrix is also entitled to any unpaid amounts of any earned and accrued, but not yet paid, under any bonus equity or long-term incentive plan of our company then in effect. For purposes of this table, we assume that each named executive officer died on December 31, 2008.
(2)	In the event of a termination of Mr. Hendrix’s services to us due to his death or disability, and pursuant to his employment agreement with us, all unvested incentive equity and equity-based awards, other than those that are not intended to qualify as “performance based compensation” under Section 162(m) of the Code based on a performance measurement period beginning after January 1, 2009, shall immediately vest and any time-based forfeiture restrictions shall immediately lapse.
In the event of a termination due to death or disability, and pursuant to the 2006 LTIP, unvested options and stock appreciation rights (as defined in the 2006 LTIP), immediately vest and become fully exercisable (and remain exercisable for one year), all unvested restricted stock fully vests and becomes free of all restrictions and deferral limitations and all performance awards (as defined in the 2006 LTIP) shall be considered to be earned and payable and any deferral or other restriction shall lapse.
The value of all unvested restricted shares is based on the number of shares that would vest in the event of a termination due to death or disability multiplied by $4.86, which was the closing price of our common stock on December 31, 2008, the last trading day of the year.
(3)	The value of all restricted shares whose time-based forfeiture provisions would lapse and options that would vest in the event of a termination due to death or disability is based on the number of shares multiplied by $4.86 per share, the closing price of our common stock on December 31, 2008, the last trading day of the year.
(4)	All outstanding options have an exercise price greater than the closing price of our common stock on December 31, 2008, the last trading day of the year, therefore the value of those options for purposes of this table at that date was zero.

Payments Due Upon Change in Control

Name	Salary ($)	Stock Awards ($)(1)	Option Awards ($)(1)(2)	Non-Equity Incentive Plan Compensation ($)	All Other Compensation ($)	Benefits ($)	Total ($)
Eric F. Billings	0	2,668,252	0	0	0	0	2,668,252
William J. Ginivan	0	387,677	0	0	0	0	387,677
Kurt R. Harrington	0	53,309	0	0	0	0	53,309
Richard J. Hendrix(3)	0	1,647,263	0	0	0	0	1,647,263
James C. Neuhauser	0	1,441,753	0	0	0	0	1,441,753
Bradley J. Wright	0	289,976	0	0	0	0	289,976

(1)	The value of all unvested restricted shares is based on the number of shares that would vest upon a change in control multiplied by $4.86, which was the closing price of our common stock on December 31, 2008, the last trading day of the year.
Unless an award agreement made under the 2006 LTIP states otherwise, upon a change in control, unvested options and stock appreciation rights (as defined in the 2006 LTIP) immediately vest and become fully exercisable, all unvested restricted stock fully vests and becomes free of all restrictions and deferral limitations and all performance awards (as defined in the 2006 LTIP) shall be considered to be earned and payable and any deferral or other restriction shall lapse. Certain award agreements for our named executive officers state that the Compensation Committee shall determine the impact of a change in control, including whether restricted stock unit awards will vest and become free of restrictions and deferral limitations or will be assumed or substituted for by the successor company. For purposes of this table, if the Compensation Committee were to have determined that the restricted stock unit awards subject to this provision were to be assumed or substituted for by the successor company, then the Stock Awards amounts for this table would instead be as follows:

Name	Stock Awards ($)
Eric F. Billings	76,249
William J. Ginivan	63,681
Kurt R. Harrington	53,309
Richard J. Hendrix(3)	92,063
James C. Neuhauser	664,153
Bradley J. Wright	121,500

(2)	All outstanding options have an exercise price greater than the closing price of our common stock on December 31, 2008, the last trading day of the year, therefore the value of those options for purposes of this table at that date was zero.
(3)	In the event of a change in control, no payments are thereby caused to be paid to Mr. Hendrix under his employment and retention incentive agreements with us.

COMPENSATION COMMITTEE REPORT

The following report is submitted by the Compensation Committee of the Board of Directors of FBR Capital Markets Corporation (the “Company”), which is composed of four independent directors, Messrs. DeMartini (Chairman), Alper, Hynes and Reimers. The Board of Directors has concluded that each member of the Compensation Committee is independent according to the independence standards set forth in the NASDAQ listing standards and the Company’s Corporate Governance Guidelines.

The Compensation Committee oversees the Company’s compensation program on behalf of the Board of Directors. During 2008, the Compensation Committee met six times. In fulfilling its oversight duties, the Compensation Committee reviewed and discussed with management the “Compensation Discussion and Analysis” set forth in this proxy statement.

Based on the review and discussions referred to above, the Compensation Committee recommended to the Board that the “Compensation Discussion and Analysis” be included in the proxy statement and the Annual Report on Form 10-K for the year ended December 31, 2008.

Respectfully submitted,

Richard M. DeMartini, Chairman

Andrew M. Alper

Thomas J. Hynes, Jr.

Arthur J. Reimers

April 30, 2009

AUDIT COMMITTEE REPORT

The Audit Committee’s responsibility is to provide assistance and guidance to the Board of Directors in discharging its oversight responsibilities relating to: (1) the accounting and financial reporting practices, and internal control systems, of FBR Capital Markets Corporation (the “Company”) and its subsidiaries; (2) the reliability and integrity of the Company’s financial statements, accounting policies, and financial reporting and disclosure practices; (3) the Company’s compliance with legal and regulatory requirements; (4) the independent auditor’s qualifications, independence and performance; and (5) the staffing, qualifications and performance of the Company’s internal audit function.

The Audit Committee members are not professional accountants or auditors and these functions are not intended to replace or duplicate the activities of management or the independent auditors. Management has primary responsibility for preparing the financial statements and designing and assessing the effectiveness of internal control over financial reporting. Management and the internal auditing department are responsible for maintaining appropriate accounting and financial reporting principles and policies and internal controls and procedures that provide for compliance with accounting standards and applicable laws and regulations. PricewaterhouseCoopers LLP (“PwC”), the Company’s independent auditors, are responsible for planning and carrying out an audit of the Company’s financial statements in accordance with the standards of the Public Company Accounting Oversight Board (United States) and of management’s assessment of the Company’s internal control over financial reporting, expressing an opinion on the conformity of the Company’s audited financial statements with generally accepted accounting principles as well as the effectiveness of the Company’s internal control over financial reporting and management’s assessment thereof, reviewing the Company’s quarterly financial statements prior to the filing of each Quarterly Report on Form 10-Q, and other procedures.

During the last year, and earlier in 2009, in connection with the preparation of the Company’s Annual Report on Form 10-K for the year ended December 31, 2008, and in fulfillment of the oversight responsibilities, the Audit Committee did the following, among other things:

•	discussed with PwC the overall scope of and plans for their audit;

•

reviewed, upon completion of the audit, the financial statements to be included in the Form 10-K and management’s report on internal control over financial reporting and discussed the financial statements and the Company’s internal control over financial reporting with management;

•

conferred with PwC and with senior management of the Company regarding the scope, adequacy and effectiveness of internal accounting and financial reporting controls (including the Company’s internal control over financial reporting) in effect;

•	instructed PwC that the independent auditors are ultimately accountable to the Board and the Audit Committee, as representatives of the shareholders;

•

discussed with PwC the results of their audit, including PwC’s assessment of the quality and appropriateness, not just acceptability, of the accounting principles applied by the Company, the reasonableness of significant judgments, the nature of significant risks and exposures, the adequacy of the disclosures in the financial statements as well as other matters required to be communicated under generally accepted auditing standards, including the matters required by the Statement on Auditing Standards No. 61 (Communications with Audit Committees); and

•

obtained from PwC in connection with the audit a timely report relating to the Company’s annual audited financial statements describing all critical accounting policies and practices to be used, all alternative treatments of financial information within generally accepted accounting principles that were discussed with management, ramifications of the use of such alternative disclosures and treatments, the treatment preferred by PwC, and any material written communications between PwC and management.

The Audit Committee held nine meetings in 2008. Throughout the year we conferred with PwC, the Company’s internal audit team, and senior management in separate executive sessions to discuss any matters that the Audit

Committee, PwC, the internal audit team, or senior management believed should be discussed privately with the Audit Committee. We have direct and private access to both the internal and external auditors of the Company.

We have discussed with PwC their independence from management and the Company and have received and reviewed the written disclosure and the letter regarding the auditors’ independence as required by the Public Company Accounting Oversight Board. We have also concluded that PwC’s provision to the Company’s and its affiliates of the non-audit services is compatible with PwC’s obligation to remain independent.

We have also established procedures for the receipt, retention, and treatment of complaints received by the Company regarding accounting, internal accounting controls, or auditing matters and for the confidential anonymous submission by the Company’s employees of concerns regarding questionable accounting or auditing matters.

After reviewing the qualifications of the current members of the committee, and any relationships they may have with the Company that might affect their independence from the Company, the Board determined that each member of the Audit Committee is independent under the independence standards for audit committee members in the rules promulgated by the SEC under the Exchange Act and in the applicable independence standards of the NASDAQ, that each member is able to read and understand fundamental financial statements and that each of Mr. Alper and Mr. Kraemer qualifies as an “audit committee financial expert” under the applicable rules promulgated pursuant to the Exchange Act. The Audit Committee operates under a written charter adopted by the Board of Directors, a current copy of which is available on the Company’s website at www.fbrcapitalmarkets.com under “Corporate Governance.” Any future changes in the charter of the Audit Committee will also be reflected on this website.

Based on the reviews and discussions described above, we recommended to the Board of Directors, and the Board approved, the inclusion of the audited financial statements in the Company’s Annual Report on Form 10-K for the year ended December 31, 2008. We have also recommended, and the Board has approved, the selection of PwC as the independent auditors for the year ending December 31, 2009.

Respectfully submitted,

Richard A. Kraemer, Chairman

Andrew M. Alper

Arthur J. Reimers

April 30, 2009

OTHER MATTERS

The Board of Directors is not aware of any matters to be presented for action at the annual meeting other than as set forth in this proxy statement. However, if any other matters properly come before the annual meeting, or any adjournment or postponement thereof, the person or persons voting the proxies will vote them in accordance with their best judgment, as permitted under our Bylaws and Virginia law.

By Order of the Board of Directors,

William J. Ginivan
Executive Vice President and General Counsel

April 30, 2009

APPENDIX A

FORM OF AMENDED 2006 LONG-TERM INCENTIVE PLAN

FBR CAPITAL MARKETS CORPORATION

2006 LONG-TERM INCENTIVE PLAN

(As Amended and Restated Effective                      , 2009)

FBR Capital Markets Corporation, a corporation existing under the laws of the Commonwealth of Virginia (the “Company”), hereby establishes and adopts the following 2006 Long-Term Incentive Plan (the “Plan”), as amended and restated effective                      , 2009.

1.	PURPOSE OF THE PLAN

1.1.	Purpose. The purpose of the Plan is to assist the Company and its Affiliates in attracting and retaining selected individuals to serve as directors, employees, consultants and/or advisors of the Company who are expected to contribute to the Company’s success and to achieve long-term objectives which will inure to the benefit of all shareholders of the Company through the additional incentives inherent in the Awards hereunder.

2.	DEFINITIONS

2.1.	“Accounting Firm” shall have the meaning set forth in Section 11.4.

2.2.	“Affiliate” shall mean (i) any person or entity that directly, or through one or more intermediaries, controls, or is controlled by, or is under common control with, the Company (including any Subsidiary) or (ii) any entity in which the Company has a significant equity interest, as determined by the Committee.

2.3.	“Award” shall mean any Option, Stock Appreciation Right, Restricted Stock Award, Performance Award, Dividend Equivalent, Interest Equivalent, or Other Stock-Based Award granted pursuant to the provisions of the Plan.

2.4.	“Award Agreement” shall mean any written agreement, contract or other instrument or document evidencing any Award granted by the Committee hereunder.

2.5.	“Board” shall mean the board of directors of the Company.

2.6.	“Change in Control” shall have the meaning set forth in Section 11.1.

2.7.	“Code” shall mean the Internal Revenue Code of 1986, as amended from time to time, and any successor thereto.

2.8.	“Committee” shall mean the Compensation Committee of the Board, or, if such committee of the Board has not been appointed, the Board.

2.9.	“Covered Employee” shall mean a “covered employee” within the meaning of Section 162(m)(3) of the Code, or any successor provision thereto.

2.10.	“Director” shall mean a non-employee member of the Board.

2.11.	“Dividend Equivalents” shall have the meaning set forth in Section 12.5.

2.12.	“Employee” shall mean any employee of the Company or any Affiliate. Solely for purposes of the Plan, an Employee shall also mean any consultant or advisor who provides services to the Company or any Affiliate, so long as such person (i) renders bona fide services that are not in connection with the offer and sale of the Company’s securities in a capital-raising transaction and (ii) does not directly or indirectly promote or maintain a market for the Company’s securities.

2.13.	“Exchange Act” shall mean the Securities Exchange Act of 1934, as amended.

2.14.	“Fair Market Value” shall mean, with respect to any property other than Shares, the market value of such property determined by such methods or procedures as shall be established from time to time by the Committee. If the Shares are not listed on a stock exchange, the Fair Market Value of the Shares on any date shall be their fair market value as determined by the Committee using any reasonable method and in good faith. If the Shares are listed on a stock exchange, the Fair Market Value of Shares as of any date shall be the per Share closing price of the Shares as reported on such stock exchange (or the exchange selected by the Committee if the Shares are listed on more than one stock exchange), on the date prior to such date (or if there was no reported closing price on such date, on the last preceding date on which the closing price was reported).

2.15.	“Freestanding Stock Appreciation Right” shall have the meaning set forth in Section 6.1.

2.16	“Interest Equivalent” shall have the meaning set forth in Section 12.5

2.17.	“Limitations” shall have the meaning set forth in Section 10.5.

2.18.	“Option” shall mean any right granted to a Participant under the Plan allowing such Participant to purchase Shares at such price or prices and during such period or periods as the Committee shall determine.

2.19.	“Option Proceeds” shall mean the cash actually received by the Company for the option price in connection with the exercise of Options that are exercised after the effective date of the Plan, plus the maximum tax benefit that could be realized by the Company as a result of the exercise of such Options, which tax benefit shall be determined by multiplying (a) the amount that is deductible for Federal income tax purposes as a result of any such option exercise (currently, equal to the amount upon which the Participant’s withholding tax obligation is calculated), times (b) the maximum federal corporate income tax rate for the year of exercise. To the extent that a Participant pays the option price and/or withholding taxes with Shares, Option Proceeds shall not be calculated with respect to the amounts so paid in Shares.

2.20.	“Other Stock-Based Award” shall have the meaning set forth in Section 8.1.

2.21.	“Participant” shall mean an Employee or Director who is selected by the Committee to receive an Award under the Plan.

2.22.	“Payee” shall have the meaning set forth in Section 13.1.

2.23.	“Performance Award” shall mean any Award of Performance Shares or Performance Units granted pursuant to Section 9.

2.24.	“Performance Period” shall mean that period established by the Committee at the time any Performance Award is granted or at any time thereafter during which any performance goals specified by the Committee with respect to such Award are to be measured.

2.25.	“Performance Share” shall mean any grant pursuant to Section 9 of a unit valued by reference to a designated number of Shares, which value may be paid to the Participant by delivery of such property as the Committee shall determine, including cash, Shares, other property, or any combination thereof, upon achievement of such performance goals during the Performance Period as the Committee shall establish at the time of such grant or thereafter.

2.26.	“Performance Unit” shall mean any grant pursuant to Section 9 of a unit valued by reference to a designated amount of property (including cash) other than Shares, which value may be paid to the Participant by delivery of such property as the Committee shall determine, including cash, Shares, other property, or any combination thereof, upon achievement of such performance goals during the Performance Period as the Committee shall establish at the time of such grant or thereafter.

2.27.	“Permitted Assignee” shall have the meaning set forth in Section 12.3.

2.28.	“Purchase/Placement Agreement” shall mean that certain agreement by and between the Company and Friedman, Billings, Ramsey & Co., Inc., as initial purchaser/placement agent, dated July 14, 2006.

2.29.	“Restricted Stock” shall mean any Share issued with the restriction that the holder may not sell, transfer, pledge or assign such Share and with such other restrictions as the Committee, in its sole discretion, may impose (including any restriction on the right to vote such Share and the right to receive any dividends), which restrictions may lapse separately or in combination at such time or times, in installments or otherwise, as the Committee may deem appropriate.

2.30.	“Restricted Stock Award” shall have the meaning set forth in Section 7.1.

2.31.	“Restriction Period” shall have the meaning set forth in Section 7.1.

2.32.	“Securities Act” shall mean the Securities Act of 1933, as amended.

2.33.	“Shares” shall mean the shares of common stock of the Company, par value $0.001 per share.

2.34.	“Stock Appreciation Right” shall mean the right granted to a Participant pursuant to Section 6.

2.35.	“Subsidiary” shall mean any corporation (other than the Company) in an unbroken chain of corporations beginning with the Company if, at the time of the granting of the Award, each of the corporations other than the last corporation in the unbroken chain owns stock possessing 50% or more of the total combined voting power of all classes of stock in one of the other corporations in the chain.

2.36.	“Substitute Awards” shall mean Awards granted or Shares issued by the Company in assumption of, or in substitution or exchange for, awards previously granted, or the right or obligation to make future awards, by a company acquired by the Company or any Subsidiary or with which the Company or any Subsidiary combines.

2.37.	“Tandem Stock Appreciation Right” shall have the meaning set forth in Section 6.1.

In addition, certain other terms used in the Plan have definitions provided to them in the first place in which they are used herein.

3.	SHARES SUBJECT TO THE PLAN

3.1	Number of Shares. (a) Subject to adjustment as provided in Section 12.2, a total of 22,069,985 Shares shall be authorized for grant under the Plan.

(b)	If any Shares subject to an Award are forfeited, expire or otherwise terminate without issuance of such Shares, or any Award is settled for cash or otherwise does not result in the issuance of all or a portion of the Shares subject to such Award, the Shares shall, to the extent of such forfeiture, expiration, termination, cash settlement or non-issuance, again be available for Awards under the Plan.

(c)	In the event that (i) any Option or other Award granted hereunder is exercised through the tendering of Shares (either actually or by attestation) or by the withholding of Shares by the Company, or (ii) withholding tax liabilities arising from such Option or other Award are satisfied by the tendering of Shares (either actually or by attestation) or by the withholding of Shares by the Company, then only the number of Shares issued net of the Shares tendered or withheld shall be counted for purposes of determining the maximum number of Shares available for grant under the Plan.

(d)	Shares reacquired by the Company on the open market using Option Proceeds shall be available for Awards under the Plan. The increase in Shares available pursuant to the repurchase of Shares with Option Proceeds shall not be greater than the amount of such proceeds divided by the Fair Market Value of a Share on the date of exercise of the Option giving rise to such Option Proceeds.

(e)	Substitute Awards shall not reduce the Shares authorized for grant under the Plan or authorized for grant to a Participant in any calendar year. Additionally, in the event that a company acquired by the Company or any Subsidiary or with which the Company or any Subsidiary combines has shares available under a pre-existing plan approved by shareholders and not adopted in contemplation of such acquisition or combination, the shares available for grant pursuant to the terms of such pre-existing plan (as adjusted, to the extent appropriate, using the exchange ratio or other adjustment or valuation ratio or formula used in such acquisition or combination to determine the consideration payable to the holders of common stock of the entities party to such acquisition or combination) may be used for Awards under the Plan and shall not reduce the Shares otherwise authorized for grant under the Plan; provided that Awards using such available shares shall not be made after the last date awards or grants could have been made under the terms of the pre-existing plan, absent the acquisition or combination, and shall only be made to individuals who were not Employees or Directors or any Affiliate prior to such acquisition or combination.

(f)	Grants of Awards as a material inducement to a person becoming an employee of the Company or any Subsidiary, including new employees in connection with a merger or acquisition, or a former employee being rehired as an employee following a bona fide period of interruption of employment, shall not reduce the Shares authorized for grant under the Plan if the Committee so determines.

(g)	Subject to adjustment as provided in Section 12.2, the aggregate number of Shares that may be issued under the Plan upon the exercise of Options is 22,069,985 shares.

3.2.	Character of Shares. Any Shares issued hereunder may consist, in whole or in part, of authorized and unissued shares, treasury shares or shares purchased in the open market or otherwise.

4.	ELIGIBILITY AND ADMINISTRATION

4.1.	Eligibility. Any Employee or Director shall be eligible to be selected as a Participant.

4.2.	Administration. (a) The Plan shall be administered by the Committee. The Directors may remove from, add members to, or fill vacancies on, the Committee.

(b)	The Committee shall have full power and authority, subject to the provisions of the Plan and subject to such orders or resolutions not inconsistent with the provisions of the Plan as may from time to time be adopted by the Board, to: (i) select the Employees and Directors to whom Awards may from time to time be granted hereunder; (ii) determine the type or types of Awards, not inconsistent with the provisions of the Plan, to be granted to each Participant hereunder; (iii) determine the number of Shares to be covered by each Award granted hereunder; (iv) determine the terms and conditions, not inconsistent with the provisions of the Plan, of any Award granted hereunder; (v) determine whether, to what extent and under what circumstances Awards may be settled in cash, Shares or other property, subject to Section 8.1; (vi) determine whether, to what extent, and under what circumstances cash, Shares, other property and other amounts payable with respect to an Award made under the Plan shall be deferred either automatically or at the election of the Participant; (vii) determine whether, to what extent and under what circumstances any Award shall be canceled or suspended; (viii) interpret and administer the Plan and any instrument or agreement entered into under or in connection with the Plan, including any Award Agreement; (ix) correct any defect, supply any omission or reconcile any inconsistency in the Plan or any Award in the manner and to the extent that the Committee shall deem desirable to carry it into effect; (x) establish such rules and regulations and appoint such agents as it shall deem appropriate for the proper administration of the Plan; (xi) determine whether any Award will have Dividend Equivalents or Interest Equivalents; and (xii) make any other determination and take any other action that the Committee deems necessary or desirable for administration of the Plan.

(c)	Decisions of the Committee shall be final, conclusive and binding on all persons or entities, including the Company, any Participant, any shareholder and any Employee or any Affiliate. A majority of the members of the Committee may determine its actions and fix the time and place of its meetings.

(d)	The Committee may delegate to a committee of one or more directors of the Company or, to the extent permitted by law, to one or more officers or a committee of officers the right to grant Awards to Employees who are not Directors or officers of the Company and to cancel or suspend Awards to Employees who are not Directors or officers of the Company.

5.	OPTIONS

5.1.	Grant of Options. Options may be granted hereunder to Participants either alone or in addition to other Awards granted under the Plan. Any Option shall be subject to the terms and conditions of this Section 5 and to such additional terms and conditions, not inconsistent with the provisions of the Plan, as the Committee shall deem desirable.

5.2.	Award Agreements. All Options granted pursuant to this Section 5 shall be evidenced by a written Award Agreement in such form and containing such terms and conditions as the Committee shall determine which are not inconsistent with the provisions of the Plan. Granting of an Option pursuant to the Plan shall impose no obligation on the recipient to exercise such Option. Any individual who is granted an Option pursuant to this Section 5 may hold more than one Option granted pursuant to the Plan at the same time.

5.3.	Option Price. Other than in connection with Substitute Awards, the option price per each Share purchasable under any Option granted pursuant to this Section 5 shall not be less than 100% of the Fair Market Value of such Share on the date of grant of such Option. Other than pursuant to Section 12.2, the Committee shall not be permitted to (a) lower the option price per Share of an Option after it is granted, (b) cancel an Option when the option price per Share exceeds the Fair Market Value of the underlying Shares in exchange for another Award (other than in connection with Substitute Awards), and (c) take any other action with respect to an Option that may be treated as a repricing under the rules and regulations of a stock exchange on which the Shares are listed, without shareholder approval.

5.4.	Option Period. The term of each Option shall be fixed by the Committee in its sole discretion; provided that no Option shall be exercisable after the expiration of ten years from the date the Option is granted, except in the event of death or disability as provided in Section 12.4(a).

5.5.

Exercise of Options. Vested Options granted under the Plan shall be exercised by the Participant or by a Permitted Assignee thereof (or by the Participant’s executors, administrators, guardian or legal representative, as may be provided in an Award Agreement) as to all or part of the Shares covered thereby, by the giving of written notice of exercise to the Company or its designated agent, specifying the number of Shares to be purchased, accompanied by payment of the full purchase price for the Shares being purchased. Unless otherwise provided in an Award Agreement, full payment of such purchase price shall be made at the time of exercise and shall be made (a) in cash or cash equivalents (including by certified check or bank check or wire transfer of immediately available funds), (b) by tendering previously acquired Shares (either actually or by attestation, valued at their then Fair Market Value), (c) with the consent of the Committee, by delivery of other consideration (including, where permitted by law and the Committee, other Awards) having a Fair Market Value on the exercise date equal to the total purchase price, (d) with the consent of the Committee, by withholding Shares otherwise issuable in connection with the exercise of the Option, (e) through any other method specified in an Award Agreement, or (f) any combination of any of the foregoing. The notice of exercise, accompanied by such payment, shall be delivered to the Company at its principal business office or such other office as the Committee may from time to time direct, and shall be in such form, containing such further provisions consistent with the provisions of the Plan, as the Committee may from time to time prescribe. In no event may any Option granted hereunder be exercised for a fraction of a Share. No adjustment shall be made for cash dividends or other rights for which the record date is prior to the date of such issuance. Except under certain circumstances contemplated by Section 11 or as may be set forth in an Award Agreement with respect to death or disability of a Participant, Options will not be exercisable before the expiration of one year from the date the Option is granted.

5.6.	Form of Settlement. In its sole discretion, the Committee may provide, at the time of grant, that the Shares to be issued upon an Option’s exercise shall be in the form of Restricted Stock or other similar securities, or may reserve the right so to provide after the time of grant.

6.	STOCK APPRECIATION RIGHTS

6.1.	Grant and Exercise. The Committee may provide Stock Appreciation Rights (a) in conjunction with all or part of any Option granted under the Plan or at any subsequent time during the term of such Option (“Tandem Stock Appreciation Right”), (b) in conjunction with all or part of any Award (other than an Option) granted under the Plan or at any subsequent time during the term of such Award, or (c) without regard to any Option or other Award (a “Freestanding Stock Appreciation Right”), in each case upon such terms and conditions as the Committee may establish in its sole discretion.

6.2.	Terms and Conditions. Stock Appreciation Rights shall be subject to such terms and conditions, not inconsistent with the provisions of the Plan, as shall be determined from time to time by the Committee, including the following:

(a)	Upon the exercise of a Stock Appreciation Right, the holder shall have the right to receive the excess of (i) the Fair Market Value of one Share on the date of exercise or such other lesser amount as the Committee shall so determine at any time during a specified period before the date of exercise over (ii) the grant price of the right on the date of grant which, except in the case of Substitute Awards or in connection with an adjustment provided in Section 12.2, shall not be less than the Fair Market Value of one Share on such date of grant of the right.

(b)	Upon the exercise of a Stock Appreciation Right, the Committee shall determine in its sole discretion whether payment shall be made in cash, in whole Shares or other property, or any combination thereof.

(c)	Any Tandem Stock Appreciation Right may be granted at the same time as the related Option is granted or at any time thereafter before exercise or expiration of such Option.

(d)	Any Tandem Stock Appreciation Right related to an Option may be exercised only when the related Option would be exercisable and the Fair Market Value of the Shares subject to the related Option exceeds the option price at which Shares can be acquired pursuant to the Option. Any Option related to a Tandem Stock Appreciation Right shall no longer be exercisable to the extent the Tandem Stock Appreciation Right has been exercised and any Tandem Stock Appreciation Right shall no longer be exercisable to the extent the related Option has been exercised; provided, however, that if a Tandem Stock Appreciation Right exists with respect to less than the full number of Shares covered by a related Option, then an exercise or termination of such Option shall not reduce the number of Shares to which the Tandem Stock Appreciation Right applies until the number of Shares then exercisable under such Option equals the number of Shares to which the Tandem Stock Appreciation Right applies,.

(e)	The provisions of Stock Appreciation Rights need not be the same with respect to each recipient.

(f)

The Committee may impose such other conditions or restrictions on the terms of exercise and the exercise price of any Stock Appreciation Right, as it shall deem appropriate. In connection with the foregoing, the Committee shall consider the applicability and effect of Section 162(m) of the Code. Notwithstanding the foregoing provisions of this Section 6.2(f), but subject to Section 12.2 and Section 12.4(a), a Freestanding Stock Appreciation Right shall not have a term of greater than ten years. Except under certain circumstances contemplated by Section 11 or as may be set forth in an Award Agreement with respect to death or disability of a Participant, Freestanding Stock Appreciation Rights will not be exercisable before the expiration of one year from the date the right is granted. In addition to the foregoing, but subject to Section 12.2, the base amount of any Stock Appreciation Right shall not be reduced after the date of grant, without shareholder approval.

(g)	The Committee may impose such terms and conditions on Stock Appreciation Rights granted in conjunction with any Award (other than an Option) as the Committee shall determine in its sole discretion.

7.	RESTRICTED STOCK AWARDS

7.1.	Grants. Awards of Restricted Stock may be issued hereunder to Participants either alone or in addition to other Awards granted under the Plan (a “Restricted Stock Award”). A Restricted Stock Award shall be subject to restrictions imposed by the Committee covering a period of time specified by the Committee (the “Restriction Period”). The provisions of Restricted Stock Awards need not be the same with respect to each recipient. The Committee has absolute discretion to determine whether any consideration (other than services) is to be received by the Company or any Affiliate as a condition precedent to the issuance of Restricted Stock.

7.2.	Award Agreements. The terms of any Restricted Stock Award granted under the Plan shall be set forth in a written Award Agreement which shall contain provisions determined by the Committee and not inconsistent with the Plan.

7.3.	Rights of Holders of Restricted Stock. Beginning on the date of grant of the Restricted Stock Award and subject to execution of the Award Agreement, the Participant shall become a shareholder of the Company with respect to all Shares subject to the Award Agreement and shall have all of the rights of a shareholder, including the right to vote such Shares and the right to receive distributions made with respect to such Shares; provided, however, that any Shares or any other property (other than cash) distributed as a dividend or otherwise with respect to any Restricted Stock as to which the restrictions have not yet lapsed shall be subject to the same restrictions as such Restricted Stock.

7.4.	Minimum Vesting Period. Except for certain limited situations (including the death, disability or retirement of the Participant or a Change in Control referred to in Section 11), Restricted Stock Awards subject solely to continued employment restrictions shall have a Restriction Period of not less than three years from date of grant (but permitting pro-rata vesting over such time); provided, that the provisions of this Section 7.4 shall not be applicable to any Substitute Awards or grants of Restricted Stock in payment of Performance Awards pursuant to Section 9. Subject to the foregoing three-year or one-year minimum vesting requirement, as applicable, the Committee may, in its sole discretion and subject to the limitations imposed under Section 162(m) of the Code and the Treasury Regulations thereunder in the case of a Restricted Stock Award intended to comply with the performance-based compensation exception under Code Section 162(m), waive the forfeiture period and any other conditions set forth in any Award Agreement subject to such terms and conditions as the Committee shall deem appropriate.

8.	OTHER STOCK–BASED AWARDS

8.1.

Stock and Administration. Other Awards of Shares and other Awards that are valued in whole or in part by reference to, or are otherwise based on, Shares or securities convertible into Shares (“Other Stock-Based Awards”) may be granted hereunder to Participants, either alone or in addition to other Awards granted under the Plan, and such Other Stock-Based Awards shall also be available as a form of payment in the settlement of other Awards granted under the Plan. Other Stock-Based Awards shall be paid in Shares, cash or a combination, as determined by the Committee. Subject to the provisions of the Plan, the Committee shall have sole and complete authority to determine the Employees and Directors to whom and the time or times at which such Other Stock-Based Awards shall be made, the number of Shares to be granted pursuant to such Awards, and all other conditions of the Awards. The provisions of Other Stock-Based Awards need not be the same with respect to each recipient. Other Stock-Based Awards may be immediately vested, immediately transferable or both immediately vested and transferable. Except for certain limited situations (including the death, disability or retirement of the Participant or a Change in Control referred to in Section 11), Other Stock-Based Awards subject solely to continued employment restrictions shall be subject to restrictions imposed by the Committee for a period of not less than three years from date of grant (but permitting pro-rata vesting over such time); provided, that such restrictions shall not be applicable to any Substitute Awards, grants of Other Stock-Based Awards in payment of Performance Awards pursuant to Section 9, or grants of Other Stock-Based Awards on a deferred basis. In addition, the Committee may award unrestricted Shares to Participants in lieu of certain cash payments awarded under other compensation plans or programs of the Company.

8.2.	Terms and Conditions. Shares (including securities convertible into Shares) subject to Awards granted under this Section 8 may be issued for no consideration or for such minimum consideration as may be required by applicable law. Shares (including securities convertible into Shares) purchased pursuant to a purchase right awarded under this Section 8 shall be purchased for such consideration as the Committee shall determine in its sole discretion.

9.	PERFORMANCE AWARDS

9.1.	Terms of Performance Awards. Performance Awards may be issued hereunder to Participants, for no consideration or for such minimum consideration as may be required by applicable law, either alone or in addition to other Awards granted under the Plan. The performance criteria to be achieved during any Performance Period and the length of the Performance Period shall be determined by the Committee upon the grant of each Performance Award; provided, however, that a Performance Period shall not be shorter than 12 months nor longer than five years. Except as provided in Section 11 or as may be provided in an Award Agreement, Performance Awards will be distributed only after the end of the relevant Performance Period. Performance Awards may be paid in cash, Shares, other property, or any combination thereof, in the sole discretion of the Committee at the time of payment. The performance goals to be achieved for each Performance Period shall be conclusively determined by the Committee and may be based upon the criteria set forth in Section 10.1. The amount of the Award to be distributed shall be conclusively determined by the Committee. Performance Awards may be paid in a lump sum or in installments following the close of the Performance Period or, in accordance with procedures established by the Committee, on a deferred basis.

10.	CODE SECTION 162(m) PROVISIONS

10.1.

Performance Criteria. If any Award is intended to satisfy the performance-based compensation exception under Code Section 162(m), then the lapsing of restrictions on such an Award and the distribution of cash, Shares or other property pursuant thereto, as applicable, may be subject to the achievement of one or more objective performance goals established by the Committee, which shall be based on the attainment of specified levels of one or any combination of the following: revenues, revenue growth; asset growth; combined net worth; debt to equity ratio; debt to capitalization ratio; earnings before interest, taxes, depreciation and amortization; operating income; operating cash flow; pre- or after-tax net income; cash flow or free cash flow; cash flow or free cash flow per share; net earnings; earnings per share; return on equity; return on investment; return on total capital; return on capital employed; return on assets; return on revenue; economic value added (or an equivalent metric); share price performance; total shareholder return; improvement in or attainment of expense levels; improvement in or attainment of working capital levels of the Company or any Affiliate, division or business unit of the Company for or within which the

Participant is primarily employed. Such performance goals also may be based solely by reference to the Company’s performance or the performance of an Affiliate, division or business unit of the Company, or based upon the relative performance of other companies or upon comparisons of any of the indicators of performance relative to other companies. The Committee may also exclude the impact of an event or occurrence which the Committee determines should appropriately be excluded, including (a) restructurings, discontinued operations, extraordinary items, and other unusual or non-recurring charges, (b) an event either not directly related to the operations of the Company or not within the reasonable control of the Company’s management, or (c) a change in accounting standards required by generally accepted accounting principles. Such performance goals shall be set by the Committee within the time period prescribed by, and shall otherwise comply with the requirements of, Section 162(m) of the Code, or any successor provision thereto, and the regulations thereunder.

10.2.	Adjustments. Notwithstanding any provision of the Plan (other than Section 11), with respect to any Restricted Stock, Performance Award or Other Stock-Based Award that is subject to this Section 10, the Committee may adjust downwards, but not upwards, the amount payable pursuant to such Award, and the Committee may not waive the achievement of the applicable performance goals, except in the case of the death or disability of the Participant.

10.3.	Restrictions. The Committee shall have the power to impose such other restrictions on Awards subject to this Section 10 as it may deem necessary or appropriate to ensure that such Awards satisfy all requirements for “performance-based compensation” within the meaning of Section 162(m)(4)(C) of the Code, or any successor provision thereto.

10.4.	Limitations on Grants to Individual Participant. Subject to adjustment as provided in Section 12.2, no Participant may be granted Options or Stock Appreciation Rights during any calendar year with respect to more than 1,000,000 Shares. Subject to adjustment as provided in Section 12.2, no Participant may be granted in any calendar year Restricted Stock, Performance Awards and/or Other Stock-Based Awards that are intended to satisfy the performance-based compensation exception under Code Section 162(m) and that are denominated in Shares with respect to more than 750,000 Shares (the “Limitations”). In addition to the foregoing, the maximum dollar value payable to any Participant in any calendar year with respect to Performance Awards and/or Other Stock-Based Awards that are intended to satisfy the performance-based compensation exception under Code Section 162(m) and that are valued with reference to property other than Shares is $25,000,000. If an Award is cancelled, the cancelled Award shall continue to be counted toward the applicable Limitations.

11.	CHANGE IN CONTROL PROVISIONS

11.1.	Definition of Change in Control. For purposes of the Plan, a “Change in Control” shall mean the happening of any of the following events:

(a)	acquisition by any individual, entity or group (with the meaning of Section 13(d)(3) or 14(d)(2) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”)) (a “Person”) of beneficial ownership (within the meaning of Rule 13d-3 promulgated under the Exchange Act) of 50% or more of either (A) the then outstanding shares of common stock of the Company (the “Outstanding Company Common Stock”) or (B) the combined voting power of the then outstanding voting securities of the Company entitled to vote generally in the election of directors (the “Outstanding Company Voting Securities”); provided, however, that, for purposes of this subsection (a), the following acquisitions shall not constitute a Change in Control: (1) any acquisition directly from the Company, (2) any acquisition by the Company, (3) any acquisition by any employee benefit plan (or related trust) sponsored or maintained by the Company or any corporation controlled by the Company or (4) any acquisition by any corporation pursuant to a transaction which complies with clauses (A), (B) and (C) of subsection (c) of this Section 11.1; or

(b)	Individuals who, as of the date hereof, constitute the Board (the “Incumbent Board”) cease to constitute at least a majority of the Board; provided, however, that any individual becoming a director subsequent to the date hereof whose election, or nomination for election by the Company’s shareholders, was approved by a vote of at least a majority of the directors then comprising the Incumbent Board shall be considered as though such individual were a member of the Incumbent Board, but excluding, for this purpose, any such individual whose initial assumption of office occurs as a result of an actual or threatened election contest with respect to the election or removal of directors or other actual or threatened solicitation of proxies or consents by or on behalf of a Person other than the Board; or

(c)	Consummation of a reorganization, merger or consolidation or sale or other disposition of all or substantially all of the assets of the Company or the acquisition of assets or stock of another corporation (a “Business Combination”), in each case, unless, following such Business Combination, (A) all or substantially all of the individuals and entities who were the beneficial owners, respectively, of the Outstanding Company Common Stock and Outstanding Company Voting Securities immediately prior to such Business Combination beneficially own, directly or indirectly, more than 60% of, respectively, the then outstanding shares of common stock and the combined voting power of the then outstanding voting securities entitled to vote generally in the election of directors, as the case may be, of the corporation resulting from such Business Combination (including, without limitation, a corporation which as a result of such transaction owns the Company or all or substantially all of the Company’s assets either directly or through one or more subsidiaries) in substantially the same proportions as their ownership, immediately prior to such Business Combination of the Outstanding Company Common Stock and Outstanding Company Voting Securities, as the case may be, (B) no Person (excluding any corporation resulting from such Business Combination or any employee benefit plan (or related trust) of the Company or such corporation resulting from such Business Combination or the Founders or Founder Affiliates) beneficially owns, directly or indirectly, 50% or more of, respectively, the then outstanding shares of common stock of the corporation resulting from such Business Combination or the combined voting power of the then outstanding voting securities of such corporation except to the extent that such ownership existed prior to the Business Combination and (C) at least a majority of the members of the board of directors of the corporation resulting from such Business Combination were members of the Incumbent Board at the time of the execution of the initial agreement, or of the action of the Board, providing for such Business Combination; or

(d)	Approval by the shareholders of the Company of a complete liquidation or dissolution of the Company.

(e)	In no event shall a Change in Control be deemed to have occurred under this Section 11.1 upon an initial public offering or a subsequent public offering of the common stock under the Securities Act.

11.2.

Impact of Change in Control. Unless the Committee determines otherwise in an Award Agreement, upon a Change in Control, (a) Options and Stock Appreciation Rights outstanding as of the date of the Change in Control immediately vest and become fully exercisable, (b) restrictions and deferral limitations on Restricted Stock lapse and the Restricted Stock become free of all restrictions and limitations and become fully vested, (c) all Performance Awards shall be considered to be earned and payable (either in full or pro-rata based on the portion of Performance Period completed as of the date of the Change in Control), and any deferral or other restriction shall lapse and such Performance Awards shall be immediately settled or distributed, (d) the restrictions and deferral limitations and other conditions applicable to any Other Stock-Based Awards or any other Awards shall lapse, and such Other Stock-Based Awards or such other Awards shall become free of all restrictions, limitations or conditions and become fully vested and transferable to the full extent of the original grant, and (e) such other additional benefits as the Committee deems appropriate shall apply, subject in each case to any terms and conditions contained in the Award Agreement evidencing such Award. Notwithstanding any other provision of the Plan, the Committee, in its discretion, may determine that, upon the occurrence of a Change in Control of the Company, each Option and Stock Appreciation Right outstanding shall terminate within a specified number of days after notice to the Participant, and such Participant shall receive, with respect to each Share subject to such Option or Stock Appreciation Right, an amount equal to the excess of the Fair Market Value of such Share immediately prior to the occurrence of such Change in Control over the exercise price per share of such Option and/or Stock Appreciation Right; such amount to be payable in cash, in one or more kinds of stock or property (including the stock or property, if any, payable in the transaction) or in a combination thereof, as the Committee, in its discretion, shall determine.

11.3.	Assumption Upon Change in Control. Notwithstanding the foregoing, if in the event of a Change in Control the successor company assumes or substitutes for an Option, Stock Appreciation Right, Share of Restricted Stock or Other Stock-Based Award, then each outstanding Option, Stock Appreciation Right, Share of Restricted Stock or Other Stock-Based Award shall not be accelerated as described in Sections 11.2(a), (b) and (d). For the purposes of this Section 11.3, an Option, Stock Appreciation Right, Share of Restricted Stock or Other Stock-Based Award shall be considered assumed or substituted for if following the Change in Control the award confers the right to purchase or receive, for each Share subject to the Option, Stock Appreciation Right, Restricted Stock Award or Other Stock-Based Award immediately prior to the Change in Control, the consideration (whether stock, cash or other securities or property) received in the transaction constituting a Change in Control by holders of Shares for each Share held on the effective date of such transaction (and if holders were offered a choice of consideration, the type of consideration chosen by the holders of a majority of the outstanding shares); provided, however, that if such consideration received in the transaction constituting a Change in Control is not solely common stock of the successor company, the Committee may, with the consent of the successor company, provide that the consideration to be received upon the exercise or vesting of an Option, Stock Appreciation Right, Restricted Stock Award or Other Stock-Based Award, for each Share subject thereto, will be solely common stock of the successor company substantially equal in fair market value to the per share consideration received by holders of Shares in the transaction constituting a Change in Control. The determination of such substantial equality of value of consideration shall be made by the Committee in its sole discretion and its determination shall be conclusive and binding. Notwithstanding the foregoing, on such terms and conditions as may be set forth in an Award Agreement, in the event of an involuntary termination without cause or a voluntary termination for good reason of a Participant’s employment in such successor company within a 24-month period following such Change in Control, each Award held by such Participant at the time of the Change in Control shall be accelerated as described in Sections 11.2(a), (b) and (d) above.

11.4.	Limitations on Benefits.

(a)	Subject to Section 11.4(e), but despite any other provision of this Plan, if it is determined that receipt of benefits or payments under this Plan, taking into account other benefits or payments provided under other plans, agreements or arrangements, would subject a Participant to tax under Code Section 4999, it must determine whether some amount of the benefits or payments would meet the definition of a “Reduced Amount.” If it is determined that there is a Reduced Amount, the total benefits and payments must be reduced to such Reduced Amount, but not below zero.

(b)	If it is determined that the total benefits and payments should be reduced to the Reduced Amount, the Company must promptly notify the Participant of that determination, including a copy of the detailed calculations by the independent accounting firm engaged to audit the Company’s financial statements immediately before the Change in Control (the “Accounting Firm”). All determinations made by the Accounting Firm under this section are binding upon the Company and the Participant.

(c)	It is the intention of the Company and the Participant to reduce the total benefits and payments under this Plan and any other plan, agreement or arrangement only if the aggregate Net After Tax Receipts to the Participant would thereby be increased. As a result of the uncertainty in the application of Code section 4999 at the time of the initial determination by the Company’s accounting firm under this section, however, it is possible that amounts will have been paid or distributed under the Plan to or for the benefit of a Participant which should not have been so paid or distributed (“Overpayment”) or that additional amounts which will not have been paid or distributed under the Plan to or for the benefit of a Participant could have been so paid or distributed (“Underpayment”), in each case, consistent with the calculation of the Reduced Amount. If the Accounting Firm, based either upon the assertion of a deficiency by the Internal Revenue Service against the Company or the Participant which the accounting firm believes has a high probability of success or controlling precedent or other substantial authority, determines that an Overpayment has been made, any such Overpayment must be treated (if permitted by applicable law) for all purposes as a loan ab initio for which the Participant must repay the Company together with interest at the applicable federal rate under Code section 7872(f)(2); provided, however, that no such loan may be deemed to have been made and no amount shall be payable by Participant to the Company if and to the extent such deemed loan and payment would not either reduce the amount on which Participant is subject to tax under Code section 1 or 4999 or generate a refund of such taxes. If the Accounting Firm, based upon controlling precedent or other substantial authority, determines that an Underpayment has occurred, the accounting firm must promptly notify the Administrator of the amount of the Underpayment and such amount, together with interest at the applicable federal rate under Code section 7872(f)(2), must be paid to the Participant.

(d)	For purposes of this section, (i) “Net After Tax Receipt” means the Present Value of a payment or benefit under this Plan and all other plans, agreements and arrangements net of all taxes imposed on Participant with respect thereto under Code sections 1 and 4999, determined by applying the highest marginal rate under Code section 1 which applied to the Participant’s taxable income for the immediately preceding taxable year; (ii) “Present Value” means the value determined in accordance with Code section 280G(d)(4); and (iii) “Reduced Amount” means the smallest aggregate amount of all payments or benefit under this Plan which (a) is less than the sum of all payments or benefit under this Plan and (b) results in aggregate Net After Tax Receipts which are equal to or greater than the Net After Tax Receipts which would result if the aggregate payments or benefit under this Plan and all other plans, agreements and arrangements were any other amount less than the sum of all payments or benefit under this Plan and all other plans, agreements and arrangements.

(e)	This section shall not apply to awards made to any Participant if an Award Agreement or other agreement between the Participant and the Company provides that the Company shall indemnify the Participant against any liability that the Participant may incur under Section 4999 of the Code.

12.	GENERALLY APPLICABLE PROVISIONS

12.1.

Amendment and Modification of the Plan. The Board may, from time to time, alter, amend, suspend or terminate the Plan as it shall deem advisable, subject to any requirement for shareholder approval imposed by applicable law, including the rules and regulations of any stock exchange or quotation system on which Shares are listed or quoted; provided that the Board may not amend the Plan in any manner that would result in noncompliance with Rule 16b-3 of the Exchange Act; and further provided that the Board may not, without the approval of the Company’s shareholders, amend the Plan to (a) increase the number of Shares that may be the subject of Awards under the Plan (except for adjustments pursuant to Section 12.2), (b) expand the types of awards available under the Plan, (c) materially expand the class of persons eligible to participate in the Plan, (d) amend any provision of Section 5.3, (e) increase the maximum permissible term of any Option specified by Section 5.4, or (f) amend any provision of Section 10.5. In addition, no amendments to, or termination of, the Plan shall in any way impair the rights of a Participant under any Award previously granted without such Participant’s consent.

12.2.	Adjustments. In the event of any merger, reorganization, consolidation, recapitalization, dividend or distribution (whether in cash, shares or other property, but without regard to the payment of any cash dividends by the Company in the ordinary course), stock split, reverse stock split, spin-off or similar transaction or other change in corporate structure affecting the Shares or the value thereof, the terms of the Plan and Awards shall be adjusted and such adjustments shall be as the Committee, in its sole discretion, deems equitable or appropriate, including such adjustments in the aggregate number, class and kind of securities that may be delivered under the Plan and, in the aggregate or to any one Participant, in the number, class, kind and option or exercise price of securities subject to outstanding Awards granted under the Plan (including, if the Committee deems appropriate, the substitution of similar options to purchase the shares of, or other awards denominated in the shares of, another company) as the Committee may determine to be appropriate in its sole discretion; provided, however, that the number of Shares subject to any Award shall always be a whole number.

12.3.	Transferability of Awards. Except as provided below, and except as otherwise authorized by the Committee in an Award Agreement, no Award and no Shares subject to Awards described in Section 8 that have not been issued or as to which any applicable restriction, performance or deferral period has not lapsed, may be sold, assigned, transferred, pledged or otherwise encumbered, other than by will or the laws of descent and distribution, or pursuant to a qualified domestic relations order, and such Award may be exercised during the life of the Participant only by the Participant or the Participant’s guardian or legal representative. Notwithstanding the foregoing, a Participant may assign or transfer an Award with the consent of the Committee (each transferee thereof, a “Permitted Assignee”); provided that such Permitted Assignee shall be bound by and subject to all of the terms and conditions of the Plan and the Award Agreement relating to the transferred Award and shall execute an agreement satisfactory to the Company evidencing such obligations; and provided further that such Participant shall remain bound by the terms and conditions of the Plan. The Company shall cooperate with any Permitted Assignee and the Company’s transfer agent in effectuating any transfer permitted under this Section 12.3.

12.4.	Termination of Employment. Unless the Committee shall determine otherwise at or after the date of grant, the following termination provisions shall apply:

(a)	Death or Disability. Upon a Participant’s termination due to death or disability, as those terms may be defined in the Award Agreement, (i) Options and Stock Appreciation Rights outstanding as of the date of termination shall immediately vest and become fully exercisable, and remain exercisable for one year, even if one year exceeds the original option term (except for Options that are incentive stock options under Code section 422 and related Tandem Stock Appreciation Rights that shall not be exercisable after the original term), and even if death occurs during a post-termination exercise period; (ii) Performance Awards shall be considered to be earned and payable (either in full or pro-rata based on the portion of Performance Period completed as of the date of termination and performance to such date), and any deferral or other restriction shall lapse and such Performance Awards shall be immediately settled or distributed; (iii) restrictions and deferral limitations on Restricted Stock, Other Stock-Based Awards, and any other Awards shall lapse and the Restricted Stock shall become free of all restrictions, limitations, or conditions and become fully vested and transferable to the full extent of the original grant; and (iv) such other additional benefits as the Committee deems appropriate shall apply, subject in each case to any terms and conditions contained in the Award Agreement evidencing such Award.

(b)	Retirement. Upon a Participant’s retirement, as that term may be defined in the Award Agreement, and conditioned upon the Participant entering into non-compete, non-solicitation, non-disclosure,

and non-disparagement agreements, (i) Options and Stock Appreciation Rights outstanding as of the date of termination and that are not vested shall continue to vest and, once vested, shall remain exercisable for the lesser of three (3) years from vesting date or their original terms; (ii) Options and Stock Appreciation Rights outstanding as of the date of termination and that are vested shall remain exercisable for the lesser of three (3) years from the date of termination or their original terms, (iii) Performance Awards shall continue to vest and shall be payable upon completion of the applicable Performance Period to the extent the associated performance goals are achieved; (iv) Restricted Stock, Other Stock-Based Awards, or any other Awards shall continue to vest, as applicable; and (v) such other additional benefits as the Committee deems appropriate shall apply, subject in each case to any terms and conditions contained in the Award Agreement evidencing such Award.

(c)	Involuntary Termination Without Cause due to a Reduction in Force. Upon a Participant’s involuntary termination without cause due to a reduction in force, as that term may be defined in the Award Agreement, and conditioned upon the Participant entering into non-solicitation, non-disclosure, and non-disparagement agreements, (i) vested Options and Stock Appreciation Rights outstanding as of the date of termination shall remain exercisable for 90 days, and unvested Options and Stock Appreciation Rights shall be forfeited; (ii) Performance Awards shall be payable at the end of the applicable Performance Period, to the extent the associated performance goals are achieved, pro-rata based on the number of months of the Performance Period that have been completed as of the date of termination divided by the total number of months in the Performance Period; (iii) Restricted Stock, Other Stock-Based Awards or any other Awards subject to a cliff vesting or annual pro rata vesting provision shall vest pro-rata based on the number of months of the vesting period completed as of the date of termination divided by the total number of months in the vesting period, and unvested Restricted Stock, unvested Other Stock-Based Awards or any other unvested Awards shall be forfeited; and (iv) such other additional benefits as the Committee deems appropriate shall apply, subject in each case to any terms and conditions contained in the Award Agreement evidencing such Award.

(d)	Termination for Cause. Upon a Participant’s termination for cause, as that term may be defined in the Award Agreement, (i) all Options and Stock Appreciation Rights outstanding as of the date of termination, whether vested or not vested, shall be immediately canceled, and (ii) any unvested awards of Restricted Stock, Performance Awards, Other Stock-Based Awards or other Awards shall be immediately forfeited.

(e)	Other Termination. Upon a Participant’s termination for any other reason, including voluntary resignation and involuntary termination without cause not due to a reduction in force, as those terms may be defined in the Award Agreement, (i) vested Options and Stock Appreciation Rights outstanding on the date of termination shall remain exercisable for 90 days, and unvested Options and Stock Appreciation Rights shall be forfeited, and (ii) unvested Restricted Stock, Performance Awards, Other Stock-Based Awards or other Awards shall be immediately forfeited.

12.5.	Deferral; Dividend Equivalents and Interest Equivalents. The Committee shall be authorized to establish procedures pursuant to which the payment of any Award may be deferred. Subject to the provisions of the Plan and any Award Agreement, the recipient of an Award (including any deferred Award) may, if so determined by the Committee, be entitled to receive, currently or on a deferred basis, cash, stock or other property dividends, or cash payments in amounts equivalent to cash, stock or other property dividends on Shares (“Dividend Equivalents”) with respect to the number of Shares covered by the Award, as determined by the Committee, in its sole discretion, and the Committee may provide that such amounts (if any) shall be deemed to have been reinvested in additional Shares or otherwise reinvested. Any cash-based Award, including deferred Awards or accumulated cash Dividend Equivalents, may be credited with interest (“Interest Equivalents”) on the same basis as provided above.

13.	MISCELLANEOUS

13.1.	Tax Withholding. The Company shall have the right to make all payments or distributions pursuant to the Plan to a Participant (or a Permitted Assignee thereof) (any such person, a “Payee”) net of any applicable Federal, State and local taxes required to be paid or withheld as a result of (a) the grant of any Award, (b) the exercise of an Option or Stock Appreciation Right, (c) the delivery of Shares or cash, (d) the lapse of any restrictions in connection with any Award or (e) any other event occurring pursuant to the Plan. The Company or any Affiliate shall have the right to withhold from wages or other amounts otherwise payable to such Payee such withholding taxes as may be required by law, or to otherwise require the Payee to pay such withholding taxes. If the Payee shall fail to make such tax payments as are required, the Company or its Affiliates shall, to the extent permitted by law, have the right to deduct any such taxes from any payment of any kind otherwise due to such Payee or to take such other action as may be necessary to satisfy such withholding obligations. The Committee shall be authorized to establish procedures for election by Participants to satisfy such obligation for the payment of such taxes by tendering previously acquired Shares (either actually or by attestation, valued at their then Fair Market Value) that have been owned for a period of at least six months (or such other period to avoid accounting charges against the Company’s earnings), or by directing the Company to retain Shares (up to the employee’s minimum required tax withholding rate) otherwise deliverable in connection with the Award.

13.2.	Right of Discharge Reserved; Claims to Awards. Nothing in the Plan nor the grant of an Award hereunder shall confer upon any Employee or Director the right to continue in the employment or service of the Company or any Affiliate or affect any right that the Company or any Affiliate may have to terminate the employment or service of (or to demote or to exclude from future Awards under the Plan) any such Employee or Director at any time for any reason. Except as specifically provided by the Committee, the Company shall not be liable for the loss of existing or potential profit from an Award granted in the event of termination of an employment or other relationship. No Employee or Participant shall have any claim to be granted any Award under the Plan, and there is no obligation for uniformity of treatment of Employees or Participants under the Plan.

13.3.	Prospective Recipient. The prospective recipient of any Award under the Plan shall not, with respect to such Award, be deemed to have become a Participant, or to have any rights with respect to such Award, until and unless such recipient shall have executed an agreement or other instrument evidencing the Award and delivered a copy thereof to the Company, and otherwise complied with the then applicable terms and conditions.

13.4.	Cancellation of Award. Notwithstanding anything to the contrary contained herein, all outstanding Awards granted to any Participant shall be canceled if the Participant, without the consent of the Company, while employed by the Company or any Affiliate or after termination of such employment or service, establishes a relationship with a competitor of the Company or any Affiliate or engages in activity that is in conflict with or adverse to the interest of the Company or any Affiliate, as determined by the Committee in its sole discretion.

13.5.	Stop Transfer Orders. All certificates for Shares delivered under the Plan pursuant to any Award shall be subject to such stop-transfer orders and other restrictions as the Committee may deem advisable under the rules, regulations and other requirements of the Securities and Exchange Commission, any stock exchange upon which the Shares are then listed, and any applicable federal or state securities law, and the Committee may cause a legend or legends to be put on any such certificates to make appropriate reference to such restrictions.

13.6.

Nature of Payments. All Awards made pursuant to the Plan are in consideration of services performed or to be performed for the Company or any Affiliate, division or business unit of the Company. Any income or gain realized pursuant to Awards under the Plan and any Stock Appreciation Rights constitute a special incentive payment to the Participant and shall not be taken into account, to the extent permissible under applicable law, as compensation for purposes of any of the employee benefit plans of the Company or any Affiliate except as may be determined by the Committee or by the Board or board of directors of the applicable Affiliate.

13.7.	Other Plans. Nothing contained in the Plan shall prevent the Board from adopting other or additional compensation arrangements, subject to shareholder approval if such approval is required; and such arrangements may be either generally applicable or applicable only in specific cases.

13.8.	Severability. If any provision of the Plan shall be held unlawful or otherwise invalid or unenforceable in whole or in part by a court of competent jurisdiction, such provision shall (a) be deemed limited to the extent that such court of competent jurisdiction deems it lawful, valid and/or enforceable and as so limited shall remain in full force and effect, and (b) not affect any other provision of the Plan or part thereof, each of which shall remain in full force and effect. If the making of any payment or the provision of any other benefit required under the Plan shall be held unlawful or otherwise invalid or unenforceable by a court of competent jurisdiction, such unlawfulness, invalidity or unenforceability shall not prevent any other payment or benefit from being made or provided under the Plan, and if the making of any payment in full or the provision of any other benefit required under the Plan in full would be unlawful or otherwise invalid or unenforceable, then such unlawfulness, invalidity or unenforceability shall not prevent such payment or benefit from being made or provided in part, to the extent that it would not be unlawful, invalid or unenforceable, and the maximum payment or benefit that would not be unlawful, invalid or unenforceable shall be made or provided under the Plan.

13.9.	Construction. All references in the Plan to “Section or Sections” are intended to refer to the Section or Sections, as the case may be, of the Plan. As used in the Plan, the words “include” and “including,” and variations thereof, shall not be deemed to be terms of limitation, but rather shall be deemed to be followed by the words “without limitation.”

13.10.	Unfunded Status of the Plan. The Plan is intended to constitute an “unfunded” plan for incentive and deferred compensation. With respect to any payments not yet made to a Participant by the Company, nothing contained herein shall give any such Participant any rights that are greater than those of a general creditor of the Company. In its sole discretion, the Committee may authorize the creation of trusts or other arrangements to meet the obligations created under the Plan to deliver the Shares or payments in lieu of or with respect to Awards hereunder; provided, however, that the existence of such trusts or other arrangements is consistent with the unfunded status of the Plan.

13.11.	Governing Law. The Plan and all determinations made and actions taken thereunder, to the extent not otherwise governed by the Code or the laws of the United States, shall be governed by the laws of the State of Virginia and construed accordingly.

13.12.	Effective Date of Plan; Termination of Plan. The Plan, as amended and restated herein, shall be effective on the date of the approval of the Plan by the holders of a majority of the shares entitled to vote at a duly constituted meeting of the shareholders of the Company. The Plan, as amended and restated herein, shall be null and void and of no effect if the foregoing condition is not fulfilled. Awards may be granted under the Plan, as amended and restated herein, at any time and from time to time on or prior to April 20, 2019. Awards outstanding on such date shall remain in effect until they have been exercised or terminated, or have expired.

13.13.	Foreign Employees. Awards may be granted to Participants who are foreign nationals or employed outside the United States, or both, on such terms and conditions different from those applicable to Awards to Employees employed in the United States as may, in the judgment of the Committee, be necessary or desirable in order to recognize differences in local law or tax policy. The Committee also may impose conditions on the exercise or vesting of Awards in order to minimize the Company’s obligation with respect to tax equalization for Employees on assignments outside their home country.

13.14.	Captions. The captions in the Plan are for convenience of reference only, and are not intended to narrow, limit or affect the substance or interpretation of the provisions contained herein.

FBR CAPITAL MARKETS CORPORATION

1001 Nineteenth Street North Arlington, VA 22209

Proxy

ANNUAL MEETING OF SHAREHOLDERS JUNE 4, 2009

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS OF FBR CAPITAL MARKETS CORPORATION FOR USE AT THE ANNUAL MEETING OF SHAREHOLDERS TO BE HELD ON JUNE 4, 2009 AND ANY ADJOURNMENT OR POSTPONEMENT THEREOF.

The undersigned hereby appoints William J. Ginivan, Bradley J. Wright and Ann Marie Pulsch, or any of them, with full power of substitution in each, proxies (and if the undersigned is a proxy, substitute proxies) to vote all common stock of the undersigned in FBR Capital Markets Corporation at the Annual Meeting of Shareholders to be held at the Hotel Palomar, 1121 Nineteenth Street North, Arlington, Virginia, on Thursday, June 4, 2009, at 9:00 a.m., and at any adjournment or postponement thereof, in the manner stated herein as to the following matters and in their discretion on any other matters that may properly come before the meeting or at any adjournment or postponement thereof.

(Continued and to be signed on the reverse side)

14475

ANNUAL MEETING OF SHAREHOLDERS OF

FBR CAPITAL MARKETS CORPORATION

June 4, 2009

NOTICE OF INTERNET AVAILABILITY OF PROXY MATERIALS:

The Notice of Meeting, Proxy Statement and Annual Report to Shareholders are available at www.fbrcapitalmarkets.com under “Investor Relations.”

Please sign, date and mail your proxy card in the envelope provided as soon as possible.

Please detach along perforated line and mail in the envelope provided.

20833000000000000000 1 060409

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” THE ELECTION OF DIRECTORS AND “FOR” PROPOSALS 2 AND 3.

PLEASE SIGN, DATE AND RETURN PROMPTLY IN THE ENCLOSED ENVELOPE. PLEASE MARK YOUR VOTE IN BLUE OR BLACK INK AS SHOWN HERE x

1. To elect eight directors of the Company.

NOMINEES:

FOR ALL NOMINEES O Eric F. Billings O Richard M. DeMartini WITHHOLD AUTHORITY O Richard J. Hendrix FOR ALL NOMINEES O Thomas J. Hynes, Jr.

O Richard A. Kraemer

(See FOR ALL instructions EXCEPT below) O Thomas S. Murphy, Jr.

O Arthur J. Reimers O John T. Wall

INSTRUCTIONS: To withhold authority to vote for any individual nominee(s), mark “FOR ALL EXCEPT” and fill in the circle next to each nominee you wish to withhold, as shown here:

To change the address on your account, please check the box at right and indicate your new address in the address space above. Please note that changes to the registered name(s) on the account may not be submitted via this method.

FOR AGAINST ABSTAIN

2. To approve amendments to the 2006 Long-Term Incentive Plan.

3. To ratify the appointment of PricewaterhouseCoopers, LLP as the Company’s independent registered public accounting firm for 2009.

This proxy, when properly executed, will be voted in the manner directed herein by the undersigned shareholder. Unless otherwise specified, the shares will be voted “FOR” the proposals set forth above. This proxy also delegates discretionary authority to vote with respect to any other business which may properly come before the meeting and any adjournment or postponement thereof.

The signer hereby revokes all previous proxies given by the signer to vote at the annual meeting or any adjournment or postponement thereof.

PLEASE MARK, SIGN, DATE AND RETURN THIS PROXY CARD PROMPTLY, USING THE ENCLOSED ENVELOPE.

Signature of Shareholder Date: Signature of Shareholder Date:

Note: Please sign exactly as your name or names appear on this Proxy. When shares are held jointly, each holder should sign. When signing as executor, administrator, attorney, trustee or guardian, please give full title as such. If the signer is a corporation, please sign full corporate name by duly authorized officer, giving full title as such. If signer is a partnership, please sign in partnership name by authorized person.

ANNUAL MEETING OF SHAREHOLDERS OF

FBR CAPITAL MARKETS CORPORATION

June 4, 2009

PROXY VOTING INSTRUCTIONS

INTERNET - Access “www.voteproxy.com” and follow the on-screen instructions. Have your proxy card available when you access the web page, and use the Company Number and Account Number shown on your proxy card.

TELEPHONE - Call toll-free 1-800-PROXIES (1-800-776-9437) in the United States or 1-718-921-8500 from foreign countries from any COMPANY NUMBER touch-tone telephone and follow the instructions. Have your proxy card available when you call and use the Company Number and Account Number shown on your proxy card.

ACCOUNT NUMBER

Vote online/phone until 11:59 PM EST the day before the meeting.

MAIL - Sign, date and mail your proxy card in the envelope provided as soon as possible.

IN PERSON - You may vote your shares in person by attending

NOTICE OF INTERNET AVAILABILITY OF PROXY MATERIALS: The Notice of Meeting, Proxy Statement and Annual Report to Shareholders are available at www.fbrcapitalmarkets.com under “Investor Relations.”

Please detach along perforated line and mail in the envelope provided IF you are not voting via telephone or the Internet.

20833000000000000000 1 060409

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” THE ELECTION OF DIRECTORS AND “FOR” PROPOSALS 2 AND 3.

PLEASE SIGN, DATE AND RETURN PROMPTLY IN THE ENCLOSED ENVELOPE. PLEASE MARK YOUR VOTE IN BLUE OR BLACK INK AS SHOWN HERE x

1. To elect eight directors of the Company.

NOMINEES:

FOR ALL NOMINEES O Eric F. Billings O Richard M. DeMartini WITHHOLD AUTHORITY O Richard J. Hendrix FOR ALL NOMINEES O Thomas J. Hynes, Jr.

O Richard A. Kraemer

FOR (See ALL instructions EXCEPT below) O Thomas S. Murphy, Jr.

O Arthur J. Reimers O John T. Wall

INSTRUCTIONS: To withhold authority to vote for any individual nominee(s), mark “FOR ALL EXCEPT” and fill in the circle next to each nominee you wish to withhold, as shown here:

JOHN SMITH 1234 MAIN STREET APT. 203 NEW YORK, NY 10038

To change the address on your account, please check the box at right and indicate your new address in the address space above. Please note that changes to the registered name(s) on the account may not be submitted via this method.

FOR AGAINST ABSTAIN

2. To approve amendments to the 2006 Long-Term Incentive Plan.

3. To ratify the appointment of PricewaterhouseCoopers, LLP as the Company’s independent registered public accounting firm for 2009.

This proxy, when properly executed, will be voted in the manner directed herein by the undersigned shareholder. Unless otherwise specified, the shares will be voted “FOR” the proposals set forth above. This proxy also delegates discretionary authority to vote with respect to any other business which may properly come before the meeting and any adjournment or postponement thereof.

The signer hereby revokes all previous proxies given by the signer to vote at the annual meeting or any adjournment or postponement thereof.

PLEASE MARK, SIGN, DATE AND RETURN THIS PROXY CARD PROMPTLY, USING THE ENCLOSED ENVELOPE.

Signature of Shareholder Date: Signature of Shareholder Date:

Note: Please sign exactly as your name or names appear on this Proxy. When shares are held jointly, each holder should sign. When signing as executor, administrator, attorney, trustee or guardian, please give full title as such. If the signer is a corporation, please sign full corporate name by duly authorized officer, giving full title as such. If signer is a partnership, please sign in partnership name by authorized person.